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TABLE OF CONTENTS
INDEX TO FINANCIAL STATEMENTS

As Filed With the Securities and Exchange Commission on October 23, 2003

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

COGENT COMMUNICATIONS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	518111 (Primary Standard Industrial Classification Code Number)	52-2337274 (I.R.S. Employer Identification Number)

David Schaeffer
Chief Executive Officer
Cogent Communications Group, Inc.
1015 31st Street N.W.
Washington, D.C. 20007
Tel: (202) 295-4200
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies To:
 David M. McPherson, Esq.
Latham & Watkins, L.L.P.
555 Eleventh Street, N.W., Suite 1000
Washington, D.C. 20004
(202) 637-2200

Approximate Date of Commencement of Proposed Sale to the Public:  As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.001 par value	365,706	$382,163(1)	$48.42

(1)
The registration fee being paid with respect to the Registration Statement is based on the average of the reported high and low sales price of our common stock on the American Stock Exchange on October 17, 2003.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its Effective Date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not issue these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and we are not soliciting offers to buy these securities in any state or jurisdiction where the offer or sale is not permitted.

Subject to Completion, Dated October 23, 2003

PROSPECTUS

Cogent Communications Group, Inc.

365,706 Shares of Common Stock

        This prospectus relates to the offering of up to 365,706 shares of our common stock issuable as payment-in-kind of interest on the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser Communications Corporation. Allied Riser became our subsidiary by merger on February 4, 2002. As a result of the merger we became a co-obligor with Allied Riser on the notes, and assumed the obligation to pay interest on the notes. Interest on the notes is payable on each June 15 and December 15, and we may pay interest on the notes in shares of our common stock if those shares are registered under the Securities Act. If we elect to pay interest in shares of our common stock, the number of shares to be distributed will be calculated by dividing the amount of the interest otherwise payable in cash by 95% of the average of the closing prices of our common stock for the five trading days preceding the interest payment date.

        Because of the nature of the issuance of common stock registered under this prospectus, we will not receive any cash proceeds from the issuance of these securities.

        Our common stock is listed on the American Stock Exchange under the symbol "COI." On October 17, 2003, the last reported sale price of our common stock was $1.01 per share.

        Investing in our common stock involves substantial risks. See "Risk Factors" beginning on page 2.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

TABLE OF CONTENTS

SUMMARY
RISK FACTORS
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
NOTICE REGARDING ARTHUR ANDERSEN LLP
USE OF PROCEEDS
PRICE RANGE OF COMMON STOCK AND DIVIDENDS
SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATION
General Overview
Recent Developments
Results of Operation
Liquidity and Capital Resources
Quarterly Results of Operations
Recent Accounting Pronouncements
Critical Accounting Policies and Significant Estimates
Quantitative and Qualitative Disclosures About Market Risk
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
DESCRIPTION OF COGENT'S BUSINESS
Overview
Our Solutions
Our Network
Market Opportunity
Our Strategy
Our Competitors
Regulation
Employees
Description of Properties
Legal Proceedings
MANAGEMENT OF COGENT AND OTHER INFORMATION
Board Composition
Audit Committee
Compensation Committee Interlocks and Insider Participation
Director Compensation
Executive Compensation
Employment Agreements
Equity Plans
CERTAIN TRANSACTIONS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DESCRIPTION OF COGENT CAPITAL STOCK
General
Cogent Common Stock
Cogent Preferred Stock
Registration Rights Agreement and Stockholder Agreement
PLAN OF DISTRIBUTION
VALIDITY OF COMMON STOCK
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX OF FINANCIAL STATEMENTS

        WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. YOU SHOULD NOT RELY ON ANY INFORMATION OR REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE COMMON STOCK INTO WHICH THE NOTES OF ALLIED RISER ARE CONVERTIBLE AND THE COMMON STOCK OF THE SELLING STOCKHOLDERS. IT IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SECURITIES IF THE OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE AFFAIRS OF COGENT COMMUNICATIONS GROUP, INC. MAY HAVE CHANGED SINCE THE DATE OF THIS PROSPECTUS. YOU SHOULD NOT ASSUME THAT THE INFORMATION IN THIS PROSPECTUS IS CORRECT AT ANY TIME SUBSEQUENT TO ITS DATE.

SUMMARY

        This brief summary does not contain all of the information that is important to you. You should carefully read this entire document and the other documents to which it refers. See "Where You Can Find More Information."

Cogent Communications Group, Inc.

        We provide high-speed Internet access to businesses, other telecommunications providers, application service providers, and Internet service providers located in large commercial office buildings in key business districts of major metropolitan markets. These services consist of our Cogent on-net high-speed Internet access service, our off-net Internet access service offered under the PSINet name, and our co-location services.

        Our Cogent high-speed on-net Internet access service uses our inter-city and metropolitan all-fiber facilities based network, and typically is offered at speeds of 100 megabits per second (Mbps) and 1 gigabit (or 1,000 megabits) per second (Gbps), although we offer the service at different speeds in selected buildings. We also offer similar data communications products for point-to-point communication (known as "transport") along our network. We currently have major facilities for provision of our Cogent Internet access services in the following cities: Washington D.C., Philadelphia, New York, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco, Houston, Miami, Santa Clara, Atlanta, Orlando, Tampa, San Diego, Sacramento, Jacksonville, Kansas City, Seattle and Toronto.

        We provide our Cogent high-speed on-net Internet access service using a state-of-the-art nationwide network that connects our customers' local area networks, or LANs, to our network and the Internet. We have created our own nationwide inter-city facilities based network by acquiring rights to unlit fiber optic strands, or "dark fiber," connecting large metropolitan areas in the United States and metropolitan dark fiber rings, or metro rings, within the cities we serve. We use equipment from Cisco Systems to "light," or activate, these dark fibers and create our high-speed network. We physically connect our network to our customers by acquiring or constructing a connection between our metro rings and our customers' premises.

        Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations by adding a more traditional Internet service provider business to our high-speed on-net service, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). We call this our "off-net" service. We offer this service to customers in approximately 30 markets, including markets served by our Cogent on-net high-speed Internet access service.

        The PSINet assets acquired also included three data centers, located in New York City, New York; Marina del Rey, California; and Herndon, Virginia. In addition to co-location services, we offer, at a variety of transmission speeds, the Cogent on-net high-speed Internet access service at these locations.

        Our network has been designed and created solely for the purpose of transmitting data packets using Internet protocol. This means that our network does not require elaborate and expensive equipment to route and manage voice traffic and data traffic using other transmission protocols, such as ATM and Frame Relay. In addition, we charge our customers a flat monthly rate without regard to the origination or destination of their data traffic. As a result, we are not required to purchase, install and operate the complex and expensive billing equipment and systems that are used in voice networks. Finally, our on-net optical network interfaces with our Cogent customers using Ethernet technology, a technology widely used within corporate LANs.

        Cogent was founded in August 1999 and commenced construction of its network in February 2000. We began to generate limited revenues in April 2001, and through June 30, 2003 generated $84.7 million in revenues. Cogent's net losses since inception through June 30, 2003 have been $191.5 million.

        For additional information about Cogent and its business, see "Description of Cogent's Business" on page 34, and "Where You Can Find More Information" on page 57.

RISK FACTORS

        Investing in our common stock involves risk. You should carefully consider the risks and uncertainties described below in conjunction with the other information included or incorporated by reference in this prospectus before making an investment decision.

We are an early-stage company in an unproven industry, and if we do not both increase our customer base and obtain additional capital we will not succeed.

        We have a short operating history and therefore the information available to evaluate our prospects is limited. We initiated operations in 2000. Moreover, the market for high-speed Internet service itself has only existed for a short period of time and is unproven. Accordingly, our prospects must be evaluated in light of the risks, expenses, and difficulties frequently encountered by companies in their early stage of development, particularly in a new, unproven market.

        Because the communications industry is capital intensive, rapidly evolving, and subject to significant economies of scale, as a relatively small organization we are at a competitive disadvantage. The growth we must achieve to reduce that disadvantage will put a significant strain on all of our resources. If we fail to grow, we may not be able to compete with larger, well-established companies.

        Our future capital requirements to sustain our current operations and to obtain the necessary growth will depend on a number of factors, including our success in increasing the number of customers and the number of buildings we serve, the expenses associated with the build-out and maintenance of our network, regulatory changes, competition, technological developments, potential merger and acquisition activity, and the economy's ability to recover from the recent downturn.

        Additionally, our future capital requirements likely will increase if we acquire or invest in additional businesses, assets, products, and technologies. Until we can generate sufficient levels of cash from our operations, which we do not expect to achieve this fiscal year, we will continue to rely on our cash reserves and, potentially, equity financing and long-term debt to meet our cash needs. Given the current condition of the financial markets, it has become very difficult to raise capital, especially for telecommunications companies like Cogent. There is no assurance that access to additional capital will become any easier in the future, nor can we assure you that any such financing will be available on terms favorable to us or our stockholders. Additionally, our amended and restated charter contains provisions that require our preferred stockholders to approve most equity issuances by us and that give our preferred stockholders adjusted conversion ratios if we issue equity at a lower price per share than those holders paid. Insufficient funds may require us to delay or scale back the build-out of our network. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result. In addition, if our operations do not produce positive cash flow in sufficient amounts to pay our financing obligations, our future financial results and our ability to implement our business plan will be materially and adversely affected.

We have historically incurred operating losses and we expect our losses to continue for the foreseeable future.

        Since our formation, we have generated losses and we anticipate that we will continue to incur losses for the foreseeable future. In 2000, we had a net loss of $11.8 million on no revenues, we had a net loss of $66.9 million on revenues of $3.0 million in 2001, and a net loss of $91.8 million on revenues of $51.9 million in 2002. Continued losses significantly greater than we anticipate may prevent us from pursuing our strategies for growth or require us to seek unplanned additional capital, and could cause us to be unable to meet our debt service obligations, capital expenditure requirements, or working capital needs.

We are leveraged.

        As of June 30, 2003, we had $262.8 million of outstanding indebtedness that was secured by a security interest in substantially all our assets. Our indebtedness will have consequences on our operations. Among other things, our indebtedness will:

  •
  limit our ability to obtain additional financing;

  •
  limit our flexibility in planning for, or reacting to, changes in our market or business plan; and

  •
  render us more vulnerable to general adverse economic and industry conditions.

Antidilution and conversion-price adjustment provisions could make it more difficult to raise new equity capital in the future.

        Provisions of our amended and restated certificate of incorporation could make it more difficult for us to attract new investment in the future, even if doing so would be beneficial to our stockholders. Under the terms of our certificate of incorporation, for example, the conversion price of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will be subject to adjustment to reduce dilution in the event that the Company issues additional equity securities (other than shares issued pursuant to the Company's equity compensation plan and other customary exclusions) at a purchase price less than the applicable conversion price. In the event of such an issuance of additional securities, the applicable conversion price will be adjusted on a weighted average basis taking into account the price and number of the newly issued shares and the number of shares then outstanding. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like. In addition, the conversion price of the Series F Preferred Stock will be subject to adjustment to prevent the Series F Preferred Stock from becoming convertible into less than 5% of the fully diluted authorized and outstanding shares of Common Stock after completion of an additional issuance of securities at a price less than the current conversion price. The issuance of shares of common stock as a payment-in-kind interest payment as contemplated by the Prospectus will not trigger anti-dilution provision of the preferred stock. In addition, if there is an adjustment to the conversion price of the Series F Preferred Stock, the Series G Preferred Stock, or the Series H Preferred Stock, then all such series of Preferred Stock will receive the same proportional adjustment. In addition, the holders of the preferred stock have liquidation preferences in the event of the sale or liquidation of Cogent. Such provisions may have the effect of inhibiting our ability to raise needed capital.

We may not be able to efficiently manage our growth, which could harm our business.

        Our future largely depends on our ability to implement our business strategy and continue to increase the size of our business in order to create new business and revenue opportunities. Our results of operations will be adversely affected if we cannot fully implement our business strategy. If we are successful in our efforts to expand our business, such expansion will place significant strains on our personnel, financial, and other resources. The failure to efficiently manage our growth could adversely affect the quality of our services, our business, and our financial condition. Our ability to manage our growth will be particularly dependent on our ability to develop and retain an effective sales force and qualified technical and managerial personnel. We may not be able to hire and retain sufficient qualified personnel. We may not be able to maintain the quality of our operations, to control our costs, to maintain compliance with all applicable regulations, and to expand our internal management, technical, information, and accounting systems in order to support our desired growth.

        In addition, we must perform these tasks in a timely manner, at reasonable costs, and on satisfactory terms and conditions. Failure to effectively manage our planned expansion could have a material adverse effect on our business, growth, financial condition, results of operations, and ability to make payments on our obligations. Our expansion may involve acquiring other companies or assets.

These acquisitions could divert resources and management attention and require integration with our existing operations. We cannot assure you that these acquisitions will be successful. In addition, we cannot assure you that we will be successful or timely in developing and marketing service enhancements or new services that respond to technological change, changes in customer requirements, and emerging industry standards. Any acquisitions or investments we make could disrupt our business and be dilutive to our existing stockholders.

        We intend to continue to consider acquisitions of, or investments in, complementary businesses, technologies, services, or products. Acquisitions and investments involve numerous risks, including:

  •
  the diversion of management attention;

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  difficulties in assimilating the acquired business;

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  potential loss of key employees, particularly those of the acquired business;

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  difficulties in transitioning key customer relationships;

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  risks associated with entering markets in which we have no or limited prior experience; and

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  other unanticipated costs.

        These acquisitions or investments may result in dilutive issuances of equity securities; the incurrence of debt and assumption of liabilities; large integration and acquisition expenses; and the creation of intangible assets that may result in significant amortization expense. Any of these factors could materially harm our business or our operating results. We may face challenges in integrating Cogent with the assets we may acquire and, as a result, may not realize the expected benefits of the merger and acquisition. The diversion of the attention of management and any difficulties encountered in the process of integrating operations could cause the disruption of the activities of our business.

We may be unable to successfully complete or expand our network.

        The construction, operation, and any upgrading of our network are significant undertakings. Administrative, technical, operational, and other problems that could arise may be more difficult to address and solve due to the significant size and complexity of our network. In order for our business plan to succeed, it will be necessary to continue to expand and maintain our network and facilities in a manner that is timely and cost efficient. Our ability to do so, however, will be affected by a variety of factors, many of which are difficult or impossible to control, including:

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  cost increases related to metropolitan rings;

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  timely performance by our suppliers;

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  our ability to attract and retain qualified personnel; and

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  shortages of materials or skilled labor, unforeseen engineering, environmental, or geological problems, work stoppages, weather interference, and floods.

        The construction of our metropolitan networks also requires that we or our fiber providers obtain many local rights-of-way and other permits. In some cases, we and our fiber providers must also obtain rights to use underground conduit and other rights-of-way and fiber capacity. The process of obtaining these permits and rights is time consuming and burdensome. If we or our fiber providers are unable to obtain and maintain the permits and rights-of-way needed to build out our network and related facilities on acceptable terms and on a timely basis, or if permits or rights-of-way we or our fiber providers do obtain are cancelled or not renewed, the build-out of our metropolitan networks could be delayed.

        For these reasons, we cannot assure you that the budgeted costs of our current and future projects will not be exceeded or that these projects will commence operations within the contemplated schedules, if at all. Any significant variance from the contemplated schedules or increases in the budgeted cost of our network will materially adversely affect our business and results of operations.

Our rights to the use of the dark fiber that make up our network may be affected by the financial health of our fiber providers.

        We do not have title to the dark fiber that makes up the foundation of our network. Our interests in the dark fiber that makes up our network take the form of long-term leases or indefeasible right of use agreements, known as IRUs. A bankruptcy or financial collapse of one of our fiber providers could result in a loss of our rights under our long-term lease agreements or IRUs with such provider, which in turn could have a negative impact on the integrity of our network and ultimately on our results of operations. If we lose rights under our IRU agreements, we may be required to expend additional funds for maintenance of the fiber, directly fund right of way obligations, or even purchase replacement fiber from another provider if it exists. There may be geographic regions in which alternate providers do not exist. This could require us to suspend operations to some customers or construct our own fiber connections to those customers. There has been increasing financial pressure on some of our fiber providers as part of the overall weakening of the telecommunications market over the past two years. Our largest supplier of our metropolitan fiber networks, AboveNet, recently emerged from bankruptcy. Abovenet's weakened financial health may impact our operations by decreasing our ability to add new metropolitan fiber rings and our ability to add new buildings to existing rings. In addition, WilTel Communications, the primary supplier of our national backbone fiber, has emerged from bankruptcy.

Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them.

        Our business could suffer from a delay, reduction or interruption of deliveries from our equipment suppliers or the termination of relationships with them. We obtain most of our optical-electronic equipment from Cisco Systems. We depend on WilTel Communications for our long-haul fiber network. AboveNet, Inc. (formerly Metromedia Fiber Networks), Level 3, Qwest, Looking Glass Networks and others provide us with metropolitan dark fiber linking our national network to individual buildings. Dark fiber is the term for optical fiber that has been installed, but does not include the optical-electronic terminal equipment needed to transmit or receive data, which we install, and which is provided to us by third-party suppliers. Such third-party suppliers are responsible for additional amounts of conduit, computers, software, switches/routers, and related components that we assemble and integrate into our network. Any reduction in or interruption of deliveries from our equipment suppliers, especially Cisco Systems, AboveNet, Level 3, Looking Glass Networks or WilTel Communications could delay our plans to complete our network and install in-building networks, impair our ability to acquire or retain customers, and harm our business generally. Historically, the metropolitan dark fiber industry has encountered delays in delivering its products. Our suppliers have encountered this and, as a result, we have experienced increasing delays in obtaining metropolitan dark fiber from them. This has resulted in, and could continue to result in, a delay in extending our network to end user locations and our ability to service customers. We work to locate alternative fiber sources and we may construct certain portions ourselves in order to complete our business plan on a timely basis. In addition, the price of the equipment and other supplies we purchase may substantially increase over time, increasing the costs we pay in the future. It could take a significant period of time to establish relationships with alternative suppliers for each of our technologies and substitute their technologies into our networks. If any of these relationships are terminated or a supplier fails to provide reliable services or equipment and we are unable to reach suitable alternative arrangements quickly, we may experience significant delays and additional costs. If that happens, our business could be materially adversely affected.

Our business could suffer delays and problems due to the actions of network providers on whom we are partially dependent

        With the acquisition of PSINet assets we have begun to provide services over networks provided by others, such as local telephone companies. In the past we have acquired dark fiber from providers and installed our own equipment to operate our network. Many former PSINet customers, who are now our customers, are connected to our network by means of communications lines (typically T-1 lines) that are provided as services by local telephone companies and others. In addition, we plan to add new customers to our network using such services. We may experience problems with the installation, maintenance, and pricing of these T-1 and T-3 lines and other communications links.

We often are limited in choices for metropolitan fiber suppliers.

        In some of our target markets there is only one established carrier available to provide the necessary connection. This increases our costs and makes it difficult to obtain sufficient dark fiber. Sufficient dark fiber may not be readily available from third parties at commercially reasonable rates, if at all. Our failure to obtain sufficient dark fiber could result in an inability to provide service in certain buildings and service interruptions, which could in time lead to loss of customers and damage to our reputation.

Our business plan cannot succeed unless we continue to obtain and maintain license agreements with building owners and managers.

        Our business depends upon our ability to install in-building networks. This requires us to enter into access agreements with building owners or managers allowing us to install our in-building networks and provide our services in the buildings. These agreements typically have terms of five to ten years. We expect to need to enter into additional access agreements for the foreseeable future, and may need to amend some of the current agreements to allow us to offer all of the services contemplated by our current business plan. The failure of building owners or managers to grant, amend, or renew access rights on acceptable terms, or any deterioration in our existing relationships with building owners or managers, could harm our marketing efforts and could substantially reduce our potential customer base. Current federal and state regulations do not require building owners to make space available to us, or to do so on terms that are reasonable or nondiscriminatory. While the FCC has adopted regulations that prohibit common carriers under its jurisdiction from entering into exclusive arrangements with owners of multi-tenant commercial office buildings, these regulations do not require building owners to offer us access to their buildings. Building owners or managers may decide not to permit us to install our networks in their buildings or may elect not to renew or amend our access agreements. The failure to obtain or maintain these agreements would reduce our revenues and we might not recover our infrastructure costs.

We will need to obtain or construct additional building laterals to connect buildings to our network.

        In order to connect a building to our network, we must obtain or construct lateral fiber extensions from our metropolitan ring to the building to which we intend to provide our Internet service. To date, we have relied exclusively on third parties for lateral connections. We intend to continue using third parties for lateral connections in the future. We also construct or fund laterals on our own or in ventures with third parties. The availability of such lateral connections from third parties is dependent on many factors, including but not limited to the:

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  financial health of those lateral providers and their willingness to offer laterals to us on acceptable terms and conditions;

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  ability of those lateral providers to construct, deliver, and connect such laterals, which depends, in part, on their ability to obtain and maintain the necessary franchise rights and permits to supply laterals, construct such laterals in a timely and correct manner, and splice such laterals into our network rings to enable optical connections; and

  •
  willingness of the various municipalities in which such laterals are located to allow the construction of fiber laterals.

        Our ability to construct or fund some laterals on our own is also dependent on these factors. If any of these factors are not fulfilled, we may not be able to obtain some of the desired lateral connections to buildings, which could substantially reduce our customer base and our ability to fulfill our business plan.

We must make capital expenditures before generating revenues, which may prove insufficient to justify those expenditures.

        Prior to generating revenues, we must incur significant initial capital expenditures. Our expenditures will vary depending on whether we encounter any construction-related difficulties or difficulties in acquiring rights-of-way or other permits. After initial installation of our network, our capital expenditures continue to grow based on the extent to which we add customers within a building. We may not be able to recoup all of our expenditures.

Our success depends on growth in the use of the Internet, and on the willingness of customers to buy our Internet service.

        Our future success depends in large part on growth in the number of people who use the Internet as well as growth in the number of ways people use the Internet. Specifically, we are dependent on the growth of the demand for high-speed Internet service, which is unproven and may grow less than the demand for communications services generally, or not at all. Furthermore, our own growth rate may not match the growth rate of the high-speed Internet service market as a whole.

        Our success also depends on rapid growth in sales of our particular Internet services offerings. This growth depends, in part, on customers trusting us to deliver the services in a timely and efficient manner, and that we will continue to operate for at least as long as the life of any contract between the two of us. This trust may be difficult to establish because there has been a substantial downturn in the telecommunications industry, leading to many bankruptcies and closures of competing Internet service providers. Some of these closures required the customers of the closing Internet service provider to find alternative providers on very short notice. In light of these developments, there may be an increasing desire on the part of Internet service customers to only do business with telecommunications providers who have a long operating history and are amongst the biggest providers in the industry. Our short operating history and small size could put us at a disadvantage in competing with such established providers.

Impairment of our intellectual property rights and our alleged infringement on other companies' intellectual property rights could harm our business.

        We regard certain aspects of our products, services, and technology as proprietary and attempt to protect them with patents, copyrights, trademarks, trade secret laws, restrictions on disclosure, and other methods. Despite these precautions, it may be possible for a third party to copy or otherwise obtain and use our products, services, or technology without authorization, or to develop similar technology independently.

        We are aware of several other companies in our and other industries that use the word "Cogent" in their corporate names. One company has informed us that it believes our use of the name "Cogent" infringes on their intellectual property rights in that name. If such a challenge is successful, we could be required to change our name and lose the goodwill associated with the Cogent name in our markets.

The sector in which we operate is highly competitive, and we may not be able to compete effectively.

        We face competition from many communications providers with significantly greater financial resources, well-established brand names, larger customer bases, and diverse strategic plans and technologies. Many of these competitors have longer operating histories and more established relationships in the industry than we do. Intense competition has led to declining prices and margins for many communications services. We expect this trend to continue as competition intensifies in the future. We expect significant competition from traditional and new communications companies, including local, long distance, cable modem, Internet, digital subscriber line, fixed and mobile wireless, and satellite data service providers, some of which are described in more detail below.

        If these potential competitors successfully focus on our market, we may face intense competition harmful to our business. This could result in higher sales and marketing expenses and lower profit margins.

        • In-building competitors. Some competitors, such as Cypress Communications, XO Communications, Intellispace and EurekaGGN have gained access to office buildings in our markets. To the extent these competitors are successful, we may face difficulties in marketing our services within some of our target buildings. Because our agreements to use utility shaft space within buildings are, to date, non-exclusive, owners of such buildings can give similar rights to our competitors. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Therefore, it is critical that we build our networks in our target buildings quickly, before our competitors do so. If a competitor installs a network in a building in which we operate, there will likely be substantial price competition.

        • Local telephone companies. Incumbent telephone companies, including regional Bell operating companies such as Verizon, SBC, Qwest and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These competitive strengths include:

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    an established brand name and reputation;

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    significant capital to deploy broadband data network equipment rapidly;

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    ability to offer higher-speed data services through digital subscriber line technology;

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    their own inter-building connections; and

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    ability to bundle digital data services with their voice services to achieve economies of scale in servicing customers.

        • Competitive local telephone companies. Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

        • Long distance companies. We will face strong competition from long distance companies. Many of the leading long distance carriers, including AT&T, MCI WorldCom, and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Level 3, Qwest, and WilTel, have and are equipping high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

        • Fixed wireless service providers. We may lose potential customers to fixed wireless service providers. Fixed wireless service providers are communications companies that can provide high-speed communications services to customers using microwave, laser, or other facilities or satellite earth stations on building rooftops. Some of these providers have targeted small and medium-sized business customers and have a business strategy that is similar to ours. These providers include XO Communications and Sprint.

        • Internet, digital subscriber line, and cable modem service providers. The services provided by Internet service providers, digital subscriber line companies, and cable-based service providers can be used by our potential customers instead of our services. Traditional Internet service providers, such as United Online, MSN, America Online (AOL) and EarthLink, provide Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as AT&T and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Cable-based service providers, such as Comcast, Cox, RCN Telecom Services, and Time Warner and its Road Runner subsidiary, also provide broadband Internet access. These various providers may also offer traditional or Internet-based voice services to compete with us.

        • Other high-speed Internet providers. We may also lose potential customers to other high-speed Internet service providers who offer similar high-speed Internet services. These include Yipes and OnFiber, and are often characterized as Ethernet metropolitan access networks. These providers have targeted a similar customer base.

Our failure to acquire, integrate, and operate new technologies could harm our competitive position.

        The telecommunications industry is characterized by rapid and significant technological advancements and the introduction of new products and services. We do not possess significant intellectual property rights with respect to the technologies we use, and we are dependent on third parties for the development of and access to new technology. In addition, we own the equipment we use to provide our services and we will have long-term leases or indefeasible rights of use attached to the fiber optic networks that will constitute our network. Therefore, technological changes that render our equipment out of date, less efficient, or more expensive to operate than newer equipment could cause us to incur substantial increases in capital expenditures to upgrade or replace such equipment.

        Additionally, there currently are other technologies that provide more capacity and speed than dial-up connections and can be used instead of our broadband data services, including digital subscriber line technology, cable modems, wireless technology, and integrated services digital networks. Furthermore, these technologies may be improved and other new technologies may develop that provide more capacity and speed than the broadband data technology we typically employ.

Our connection to the Internet requires us to obtain and maintain relationships with other providers.

        The Internet is composed of various public and private network providers who operate their own networks and interconnect them at public and private interconnection points. Our network is one such network. In order to obtain Internet connectivity for our network, we must obtain and maintain relationships with other such providers and incur the necessary capital costs to locate our equipment and connect our network at these various interconnection points. Some of these connections are made through the purchasing of transit capacity at negotiated rates, which gives us access to a provider and other networks to which that provider is connected. In addition, in some instances we have minimum and maximum volume commitments to receive the negotiated rates. If we fail to meet the minimum, or exceed the maximum, volume commitments, our rates and costs may rise.

        Another source of connection to the Internet is peering arrangements. By entering into what are known as settlement-free peering arrangements, providers agree to exchange traffic between their respective networks without charging each other. Our establishment and maintenance of peering relationships is necessary to avoid the higher costs of transit capacity and in order to maintain high network performance capacity. Our business plan depends on our ability to avoid transit costs in the future as our network expands. In that regard, we are attempting a number of initiatives to lower our transit costs. We are seeking more settlement-free peering arrangements. We expect that these initiatives will enable us to reduce our transit costs but there is no guarantee that such efforts will be successful. Peering relationships are not subject to regulation, and may change in terms and conditions. If we are not able to maintain and increase our peering relationships, we may not be able to provide our customers with high performance and affordable services which would have a material adverse effect on our business.

Network failure or delays and errors in transmissions expose us to potential liability.

        Our network uses a collection of communications equipment, software, operating protocols, and proprietary applications for the high-speed transportation of large quantities of data among multiple locations. Given the complexity of our network, it may be possible that data will be lost or distorted. Delays in data delivery may cause significant losses to a customer using our network. Our network may also contain undetected design faults and software bugs that, despite our testing, may not be discovered in time to prevent harm to our network. The failure of any equipment or facility on the network could result in the interruption of customer service until we effect necessary repairs or install replacement equipment. Network failures, delays, and errors could also result from natural disasters, power losses, security breaches, and computer viruses. In addition, some of our customers are, at least initially, only served by partial fiber rings, increasing the risk of service interruption. With the acquisition of PSINet assets we have become partially dependent on the network of other providers such as local telephone companies. Network failures, faults, or errors could cause delays or service interruptions, expose us to customer liability, or require expensive modifications that could have a material adverse effect on our business.

As an Internet access provider, we may be vulnerable to unauthorized access or we may incur liability for information disseminated through our network.

        Our networks may be vulnerable to unauthorized access, computer viruses, and other disruptive problems. Addressing the effects of computer viruses and alleviating other security problems may require interruptions, incurrence of costs and delays, or cessation of service to our customers. Unauthorized access could jeopardize the security of confidential information stored in our computer systems or those of our customers, for which we could possibly be held liable.

        The law relating to the liability of Internet access providers and on-line services companies for information carried on or disseminated through their networks is unsettled. As the law in this area develops, the potential imposition of liability upon us for information carried on and disseminated through our network could require us to implement measures to reduce our exposure to such liability, which may require the expenditure of substantial resources or the discontinuation of certain products or service offerings. Any costs that are incurred as a result of such measures or the imposition of liability could harm our business.

Legislation and government regulation could adversely affect us.

        We believe the enhanced services we provide today are not subject to substantial regulation by the FCC or the state public utilities commissions. Federal and state commissions exercise jurisdiction over providers of basic telecommunications services. However, enhanced service providers are currently exempt from federal and state regulations governing providers of basic telecommunications services, including the obligation to pay access charges and contribute to the universal service fund. Changes in regulation or new legislation may increase the regulation of our current enhanced services. Such changes in the regulatory environment are difficult for us to predict and could affect our operating results by increasing competition, decreasing revenue, increasing costs, or impairing our ability to offer services.

        • If we decide to provide voice and other basic telecommunications services in the United States we may be unable to successfully respond to regulatory changes. We will become subject to regulation by the FCC and state agencies in the event we decide to offer non-enhanced voice and other basic telecommunications services and may become subject to regulation if we offer voice services over the Internet. Complying with these regulatory requirements may be costly.

        • Regulation of access to office buildings could negatively affect our business. FCC rules prohibit common carriers from entering into contracts that restrict the right of commercial multi-unit property owners to permit any other common carrier to access and serve the property's commercial tenants. While we believe that this rule does not apply to us, we compete against common carriers in providing some of our services and this rule could make it easier for an increased number of such common carrier competitors to gain access to buildings where we provide service. The FCC declined to adopt rules mandating that commercial multi-unit property owners permit access to all carriers on a nondiscriminatory basis, but it is continuing to consider this and other issues in future phases of this proceeding. Bills have also been introduced in Congress regarding the same topic but Congress has yet to act. Some of the issues being considered in these developments include requiring real estate owners to provide utility shafts access to telecommunications carriers, and requiring some telecommunications providers to provide access to other telecommunications providers. We do not know whether or in what form these proposals will be adopted.

        • Changes in the regulation of the provision of high speed Internet access by incumbent local exchange carriers could result in increased competition and negatively affect our business. While we do not know if or to what extent it will occur, such changes could negatively affect our business by enhancing the competitive position of the incumbent local exchange carriers.

        • One of our subsidiaries, Shared Technologies of Canada, operates in Toronto, Canada. In addition to Internet service, it offers voice services. Generally, the regulation of Internet access services and competitive voice services has been similar in Canada to the regulation in the U.S. in that providers of such services face few or no regulatory requirements. This may change. Also, the Canadian government has requirements limiting foreign ownership of certain telecommunications facilities in Canada. We will have to comply with these to the extent we have facilities that are subject to these regulations.

If our interpretation of regulations applicable to our operations is incorrect, we may incur additional expenses or become subject to more stringent regulation.

        Some of the jurisdictions where we provide services have little, if any, written regulations regarding our operations. In addition, the written regulations and guidelines that do exist in a jurisdiction may not specifically address our operations. If our interpretation of these regulations and guidelines is incorrect, we may incur additional expenses to comply with additional regulations applicable to our operations.

Our affiliates own shares of outstanding voting stock representing more than 72.43% of the total voting power of our voting stock, and thus will control all matters requiring a stockholder vote and, as a result, could prevent or delay any strategic transaction.

        Our existing greater-than-five-percent stockholders and their affiliates, in the aggregate, beneficially own shares of outstanding shares of voting stock, representing more than 72.43% of the total voting power of our voting stock. The largest of these stockholders have entered into a stockholder's agreement under which they agree to vote for one another's nominees to the board of directors. They have the ability to exert significant influence over our board of directors and its policies. For instance, these stockholders areable to control the outcome of many stockholders' votes, including votes concerning director elections, charter and bylaw amendments, and possible mergers, corporate control contests, and other significant corporate transactions including any going private transaction. Although we do not foresee a change of control or going private transaction at the present time, the concentration of our stock ownership could have the effect of preventing or delaying a change of control or otherwise discouraging a potential acquirer from attempting to obtain control of us, which in turn could harm the market price of our common stock or prevent our stockholders from realizing a takeover premium over the market price for their shares of common stock.

Our former principal independent public accountant, Arthur Andersen LLP, has been found guilty of federal obstruction of justice charges and you are unlikelyto be able to exercise effective remedies against them in any legal action.

        On June 15, 2002, a jury in Houston, Texas found our former independent public accountant, Arthur Andersen LLP, guilty of federal obstruction of justice charges arising from the federal government's investigation of Enron Corp. As a result, Arthur Andersen has ceased practicing before the SEC and substantially all of Arthur Andersen's personnel have left the firm, including the individuals responsible for auditing the Cogent and Allied Riser audited financial statements included in this prospectus, and is in the precess of liquidating its assets. The ability of Arthur Andersen to satisfy any judgments obtained against them is in doubt and, therefore, you are unlikely to be able to exercise effective remedies or collect judgments against them.

        Moreover, as a public company, we are required to file with the SEC financial statements audited or reviewed by an independent public accountant. The SEC issued a statement that it will continue to accept financial statements audited by Arthur Andersen on an interim basis if Arthur Andersen is able to make certain representations to its clients concerning audit quality controls. Arthur Andersen has made such representations to us in the past. However, for the reasons noted above, Arthur Andersen will be unable to make these representations in the future or to provide other information or documents that would customarily be received by us in connection with this offering, including consents and "comfort letters." In addition, Arthur Andersen will be unable to perform procedures to assure the continued accuracy of its report on the Cogent and Allied Riser audited financial statements included in this prospectus. Arthur Andersen will be unable to provide such information and documents and perform such procedures in future financings and other transactions. As a result, we may encounter delays, additional expense and other difficulties in this offering, future financings or other transactions.

You may not be able to seek remedies or recover against Arthur Andersen under the federal securities laws.

        In reliance on Rule 437a under the Securities Act, we have not filed a written consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent and Allied Riser. Because we have not filed the written consent of Arthur Andersen with respect to the inclusion of their reports in this prospectus, you may not be able to recover against Arthur Andersen under Section 11 of the Securities Act for any untrue statements of material fact contained in the financial statements audited by Arthur Andersen or any omissions to state a material fact required to be stated therein. Furthermore, for the reasons discussed above, relief in connection with claims that may be available to stockholders under the federal securities laws against auditing firms will likely not be available to stockholders as a practical matter against Arthur Andersen.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

        This prospectus may contain forward-looking statements and certain pro forma information that is presented for illustrative purposes only, within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not statements of historical facts, but rather reflect our current expectations concerning future results and events. You can identify these forward-looking statements by our use of words such as "anticipates," "believes," "continues," "expects," "intends," "likely," "may," "opportunity," "plans," "potential," "project," "will," and similar expressions to identify forward-looking statements, whether in the negative or the affirmative. We cannot guarantee that we actually will achieve these plans, intentions or expectations. These forward-looking statements are subject to risks, uncertainties and other factors, some of which are beyond our control, which could cause actual results to differ materially from those forecast or anticipated in such forward-looking statements.

        You should not place undue reliance on these forward-looking statements, which reflect our view only as of the date of this prospectus. We undertake no obligation to update these statements or publicly release the result of any revisions to these statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events.

NOTICE REGARDING ARTHUR ANDERSEN L.L.P.

        Section 11(a) of the Securities Act provides that if any part of a registration statement at the time it becomes effective contains an untrue statement of a material fact or an omission to state a material fact required to be stated therein or necessary to make the statements therein not misleading, any person acquiring a security pursuant to such registration statement (unless it is proved that at the time of such acquisition such person knew of such untruth or omission) may sue, among others, every accountant who has consented to be named as having prepared or certified any part of the registration statement or as having prepared or certified any report or valuation which is used in connection with the registration statement with respect to the statement in such registration statement, report or valuation which purports to have been prepared or certified by the accountant. Arthur Andersen LLP is Cogent's former principal independent public accountant and, prior to the merger, was the principal independent public accountant for Allied Riser Communications Corporation. Prior to the date of this prospectus, the Arthur Andersen partners who audited the most recent audited financial statements of Cogent and Allied Riser resigned from Arthur Andersen. As a result, after reasonable efforts, we have been unable to obtain Arthur Andersen's written consent to the inclusion in this registration statement of its audit reports with respect to the financial statements of Cogent and Allied Riser. Under these circumstances, Rule 437a under the Securities Act permits us to file this registration statement without written consents from Arthur Andersen. Accordingly, Arthur Andersen may not be liable to you under Section 11(a) of the Securities Act because it has not consented to being named as an expert in the registration statement.

USE OF PROCEEDS

        The shares of our common stock registered hereunder will be issued as payment-in-kind of interest on the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser Communications Corporation. Allied Riser became our subsidiary by merger on February 4, 2002. As a result of the merger we became a co-obligor with Allied Riser on the notes, and assumed, among other things, the obligation to pay interest on the notes. Interest on the notes is payable on each June 15 and December 15, and by the indenture governing the notes permits us to pay interest on the notes in shares of our common stock registered under the Securities Act. Therefore, we will not receive cash proceeds from this issuance.

PRICE RANGE OF COMMON STOCK AND DIVIDENDS

        Our common stock is traded on the American Stock Exchange under the symbol "COI." Prior to February 5, 2002, no established public trading market for our common stock existed.

        On October 20, 2003, the high and low sale prices per share for our common stock were $1.01 and $0.99 respectively.

        We have not paid any dividends on our common stock since inception and do not anticipate paying any dividends in the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will be dependent upon then existing conditions, including our financial condition, results of operations, contractual restrictions, capital requirements, business prospects.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION OF COGENT

        The annual financial information set forth below has been derived from the audited and unaudited interim consolidated financial statements included in this Report. The information should be read in connection with, and is qualified in its entirety by reference to, the financial statements and notes included elsewhere in this Report. We were incorporated on August 9, 1999. Accordingly, no financial information prior to August 9, 1999 is available.

		Years Ended December 31,
	August 9, 1999 to December 31, 1999				Six months June 30, 2003 (unaudited)
		2000	2001	2002
	(dollars in thousands)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Net service revenue	$—	$—	$3,018	$51,913	$29,751
Operating expenses:
Cost of network operations	—	3,040	19,990	49,091	22,913
Amortization of deferred compensation — cost of network operations	—	—	307	233	108
Selling, general, and administrative	82	10,845	27,322	33,495	13,702
Amortization of deferred compensation — SG&A	—	—	2,958	3,098	1,440
Gain on settlement of vendor litigation	—	—	—	(5,721)	—
Depreciation and amortization	—	338	13,535	33,990	23,038
Total operating expenses	82	14,223	64,112	114,186	61,201
Operating loss	(82)	(14,223)	(61,094)	(62,273)	(31,450)
Gain—Allied Riser note exchange	—	—	—	—	24,802
Settlement of note holder litigation	—	—	—	3,468	—
Interest income (expense) and other, net	—	2,462	(5,819)	(34,545)	(14,234)
Loss before extraordinary item	(82)	(11,761)	(66,913)	(100,286)	(20,882)
Extraordinary gain — Allied Riser merger	—	—	—	8,443	—
Net loss	(82)	(11,761)	(66,913)	(91,843)	(20,882)
Beneficial conversion of preferred stock	—	—	(24,168)	—	—
Net loss applicable to common stock	(82)	(11,761)	(91,081)	(91,843)	(20,882)
Net loss per common share—basic and diluted	$(0.06)	$(8.51)	$(64.78)	$(28.22)	$(5.99)
Weighted-average common shares—basic and diluted	1,360,000	1,382,360	1,406,007	3,254,241	3,483,838
CONSOLIDATED BALANCE SHEET DATA (AT PERIOD END):
Cash and cash equivalents	$—	$65,593	$49,017	$39,314	$6,255
Total assets	25	187,740	319,769	407,677	371,827
Preferred stock	—	115,901	177,246	175,246	183,755
Stockholders' equity	18	104,248	110,214	32,626	22,451
OTHER OPERATING DATA:
Net cash used in operating activities	(75)	(16,370)	(46,786)	(41,567)	(18,763)
Net cash used in investing activities	—	(80,989)	(131,652)	(19,786)	(16,258)
Net cash provided by financing activities	75	162,952	161,862	51,694	1,398

        All share and per-share data in the table above reflects the ten-for-one reverse stock split that occurred in February, 2002 in connection with our merger with Allied Riser.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        You should read the following discussion together with the financial statements and related notes included elsewhere in the prospectus. The results below are not necessarily indicative of the results to be expected in any future period. Certain matters discussed below are forward-looking statements. See "Cautionary Statement Concerning Forward-Looking Statements."

General Overview

        Cogent was formed on August 9, 1999 as a Delaware corporation. We began invoicing our customers for our services in April 2001. We provide our high-speed Internet access service to our customers for monthly fees. We recognize service revenue in the month in which the service is provided. Customer cash receipts for service received in advance of revenue earned is recorded as deferred revenue and recognized as revenue over the service period or, in the case of installation charges, over the estimated customer life. Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations in that in addition to our current high-speed Internet access business, we began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

        As Cogent began to serve customers, we began to incur additional elements of network operations costs, including building access agreement fees, network maintenance costs and circuit and transit costs. Transit costs include the costs of transporting our customers' Internet traffic to and from networks that compose the Internet and with which we do not have a direct settlement-free peering agreement. Circuit costs include the costs of connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies).

Recent Developments

        Resolution of Default Under Cisco Credit Facility and Sale of Series F and Series G Preferred Stock. Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. We violated certain of these financial covenants and from December 31, 2002 to July 31, 2003 we were in default and Cisco Capital could have accelerated the due date of our indebtedness. These developments are discussed in greater detail below under "Liquidity and Capital Resources" on page 24.

        On June 12, 2003, the Board of Directors unanimously adopted a resolution authorizing us to consummate a transaction with Cisco Capital and Cisco Systems, Inc. ("Cisco") that would restructure our indebtedness to Cisco Capital as well as to offer and sell a new series of preferred stock to certain of our existing stockholders in order to acquire the cash needed to complete the restructuring. On June 26, 2003, our stockholders approved these transactions.

        In order to complete the restructuring we entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of indebtedness plus accrued interest and return warrants exercisable for the purchase of 0.8 million shares of our common stock (the "Cisco Warrants") in exchange for our cash payment of $20.0 million, the issuance of 11,000 shares of our series F participating convertible preferred stock, and the issuance of an amended and restated promissory note for the aggregate principal amount of $17.0 million. At June 30, 2003 we were indebted to Cisco Capital for a total of $267.5 million ($262.8 million of principal and $4.7 million of accrued interest). At the closing of the restructuring on July 31, 2003, we were indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        In order to complete the restructuring we also entered into an agreement (the "Purchase Agreement") with certain of our existing preferred stockholders (the "Investors"), pursuant to which we agreed to issue and sell to the Investors in several sub-series, 41,030 shares of our series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, we closed the transactions contemplated by the Exchange Agreement and the Purchase Agreement.

Results of Operation

Six months ended June 30, 2003 compared to the six months ended June 30, 2002

        Net Service Revenue.    Net service revenue for the six months ended June 30, 2003 was $29.8 million compared to $22.1 million for the six months ending June 30, 2002. The increase in net service revenue is attributable to the increase in revenue from customers purchasing our on-net Internet access service offerings and the increase in revenue from the customers acquired in the FNSI acquisition being greater than the revenue reduction from the reduction in the number of customers acquired in the PSINet acquisition purchasing the Company's services. Revenue related to the acquired assets of PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        Network Operations Costs.    Network operations costs are primarily comprised of the following elements:

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $23.0 million for the six months ended June 30, 2003 compared to $22.9 million for the six months ended June 30, 2002. Beginning with the April 2, 2002 PSINet acquisition, we incurred transitional circuit and maintenance fees that were required to be paid for a seventy-five day period under the PSINet asset purchase agreement and recurring circuit fees for providing this off-net Internet access service. Recurring circuit fees decreased in the six months ended June 30, 2003 compared to the six months ended June 30, 2002 due to a reduction in the number of customers acquired in the PSINet acquisition purchasing the Company's services partly offset from circuit fees associated with the February 28, 2003 FNSI acquisition. Fees associated with tenant license agreements acquired in the Allied Riser acquisition decreased in the six months ended June 30, 2003 compared to the six months ended June 30, 2002 due to the termination of many of these agreements.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A decreased to $15.1 million for the six months ended June 30, 2003 from $16.4 million for the six months ended June 30, 2002. SG&A for the six months ended June 30, 2003 and June 30, 2002 includes approximately $1.4 million and $1.5 million, respectively, of amortization of deferred compensation. SG&A for the six months ended June 30, 2003 and June 30, 2002 includes approximately $2.2 million and $0.8 million, respectively, of expense for the valuation allowance for doubtful accounts. SG&A expenses decreased primarily from a decrease in transitional activities associated with the PSINet and Allied Riser acquisitions partially offset by an increase in the expense for the valuation allowance for doubtful accounts. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We capitalized $1.7 million of these costs for the six months ended June 30, 2003 and $2.7 million for the six months ended June 30, 2002. The decline in capitalized costs is due to a decline in the percentage of time dedicated to construction activities and a decline in headcount in these areas.

        Depreciation and Amortization.    Depreciation and amortization expenses include the depreciation of our property and equipment and the amortization of our intangible assets. Depreciation and amortization expense increased to $23.0 million for the six months ended June 30, 2003 from $15.0 million for the six months ended June 30, 2002. Depreciation expense related to property and equipment was approximately $18.3 million and $11.9 million, for the six months ended June 30, 2003 and June 30, 2002 respectively. Depreciation expense increased because we had more capital equipment and IRUs in service in 2003 than in the same period in 2002. Amortization expense related to intangible assets for the six months ended June 30, 2003 and June 30, 2002 was approximately $4.8 million and $3.1 million, respectively. Amortization expense increased because we had more intangible assets in 2003 than in the same period in 2002. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase primarily due to additional equipment being placed in service and an increase in IRUs as we expand our network.

        Interest Income and Expense.    Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. Interest income decreased to $0.7 million for the six months ended June 30, 2003 from $1.9 million for the six months ended June 30, 2002. The reduction in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense includes interest charged on our credit facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. Interest expense decreased to $14.9 million for the six months ended June 30, 2003 from $16.8 million for the six months ended June 30, 2002. The decrease in interest expense resulted from a decrease in interest expense from the Allied Riser convertible subordinated notes under the March 2003 settlement and exchange discussed below which eliminated approximately $107 million of the $117 million in face value of these notes and to a lesser extent, a reduction in interest rates. We began borrowing under our credit facility in August 2000 and had borrowed $262.8 million at June 30, 2003. We capitalized $0.1 million of interest expense for the six months ended June 30, 2003 and $0.4 million for the six months ended June 30, 2002. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings under the credit facility accrued interest at the six-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. We believe that future interest expense will decrease due to the July 31, 2003 cancellation of debt outstanding under our credit facility as discussed above.

        Income Taxes.    We recorded no income tax expense or benefit for the six months ended June 30, 2003 or the six months ended June 30, 2002. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Settlement of Note holder Litigation and Gain on Note Exchange.    In January 2003, we entered into an exchange agreement and a settlement agreement with the holders of approximately $107 million in face value of convertible subordinated notes of our subsidiary, Allied Riser. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest thereon, in exchange for a cash payment of approximately $5.0 million, 3.4 million shares of our series D preferred stock and 3.4 million shares of our series E preferred stock. Pursuant to the settlement agreement, the note holders dismissed with prejudice litigation filed by the note holders in Delaware Chancery Court against Allied Riser in exchange for a cash payment of approximately $4.9 million and a general release from us. These transactions closed in March 2003 when the agreed amounts were paid and the series D and series E preferred shares were issued. This settlement and exchange eliminated the approximately $107 million principal payment obligation due in June 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation in exchange for the total cash payments of approximately $9.9 million and the issuance of preferred stock. At issuance, this preferred stock was convertible into approximately 4.2% of our fully diluted common stock.

        As of December 31, 2002, we had accrued the amount payable under the settlement agreement, net of the recovery of $1.5 million under our insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment under the settlement agreement was made in March 2003. We received the $1.5 million recovered under our insurance policy in April 2003.

        The exchange agreement resulted in a gain of approximately $24.8 million recorded during the six months ended June 30, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related unamortized discount of $70.2 million) and $2.0 million of accrued interest and the consideration of approximately $5.0 million in cash and the $8.5 million estimated fair market value for the series D and series E preferred stock less approximately $0.2 million of transaction costs.

        Earnings Per Share.    Basic and diluted net (loss) per common share applicable to common stock was $(5.99) for the six months ended June 30, 2003 and $(14.02) for the six months ended June 30, 2002. The weighted-average shares of common stock outstanding increased to 3.5 million shares for the six months ended June 30, 2003 from 3.0 million shares for the six months ended June 30, 2002 due primarily to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. The Allied Riser merger resulted in an extraordinary gain of $4.5 million, or $1.49 per common share for the six months ended June 30, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($15.52) for the six months ended June 30, 2002.

        For the six months ended June 30, 2002, the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1.2 million shares of common stock at weighted-average exercise prices of $4.80 per share, 95.6 million shares of preferred stock, which were convertible into 10.1 million shares of common stock, warrants for 0.9 million shares of common stock and 0.2 million shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the six months ended June 30, 2003 the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1.1 million shares of common stock at a weighted-average exercise price of $3.68 per share, 102.0 million shares of preferred stock, which were convertible into 10.8 million shares of common stock, warrants for 0.8 million shares of common stock and 0.1 million weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes.

Year Ended December 31, 2002 Compared to the Year Ended December 31, 2001

        Net Service Revenue.    Net service revenue for the year ended December 31, 2002 was $51.9 million compared to $3.0 million for the year ending December 31, 2001. The increase in net service revenue is attributable to the increase in customers purchasing our service offerings including the customers acquired in the PSINet, Allied Riser and NetRail acquisitions.

        Net revenue for the three months December 31, 2002 was $13.8 million compared to $16.0 million for the three months ending September 30, 2002. This decline primarily resulted from service cancellations from customers acquired in the PSINet acquisition more than offsetting the increase in net service revenues from new installations of the Company's on net product offerings.

        Network Operations Costs.    Network operations costs are primarily comprised of the following elements:

  •
  for the year ended December 30, 2001, temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service—there were no such costs in 2002;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers as compensation for connecting to the Internet;

  •
  leased circuits obtained from telecommunications carriers (primarily local telephone companies);

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $49.3 million for the year ended December 31, 2002 compared to $20.3 million for the year ended December 31, 2001. The increase was primarily due to an increase in the number of leased network facilities, circuit fees commencing in April 2002 related to the PSINet customers acquired, an increase in maintenance fees on our IRUs and network equipment, an increase in transit charges associated with an increase in network traffic, an increase in headcount, and an increase in the number of building access agreements and the related fees, including the building access agreements acquired in the February 2002 Allied Riser merger. These increases are partially offset by the elimination of temporary leased transmission capacity charges in 2002. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001. There were no such costs for the year ended December 31, 2002. Leased transmission capacity costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. The cost of network operations for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.3 million and $0.2 million, respectively, of amortization of deferred compensation. We believe that the cost of network operations will increase as we continue to, acquire additional office building access agreements and service an increasing number of customers.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and related administrative costs. SG&A increased to $36.6 million for the year ended December 31, 2002 from $30.3 million for the year ended December 31, 2001. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $3.0 million and $3.1 million, respectively, of amortization of deferred compensation. SG&A for the years ended December 31, 2001 and December 31, 2002 includes approximately $0.5 million and $3.2 million, respectively, of bad debt expense. SG&A expenses increased primarily from an increase in activities required to support the increase in customers and expanding operations. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and will continue to capitalize these costs while our network is under construction. We capitalized $7.0 million of these costs for the year ended December 31, 2001 and $4.7 million for the year ended December 31, 2002.We believe that SG&A expenses will continue to increase primarily due to costs required to support our expanded operations and increase in customers.

        Gain on Settlement of Vendor Litigation.    In December 2002 we reached an agreement with one of Allied Riser's vendors to settle the litigation brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million in 2003. In exchange, the vendor dismissed the litigation and accepted that cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. In 2003,we have paid $1.2 million of the $1.6 million settlement. The remaining $0.4 million will be paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million that was recorded in December 2002.

        Settlement of Noteholder Litigation.    In January 2003, Cogent Communications Group, Allied Riser and the holders of approximately $107 million in face value of Allied Riser subordinated convertible notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, the Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of approximately $5.0 million and 3,426,293 shares of Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock. Under the agreement the Series D and Series E shares have been valued at the Series C per share valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice and delivered to us, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by Allied Riser of approximately $4.9 million.

        As of December 31, 2002, we have accrued the amount payable under the settlement agreement, net of the recovery under our insurance policy. This resulted in a net expense of approximately $3.5 million recorded in 2002. The transaction under the exchange agreement will result in a 2003 financial statement gain of approximately $25 million.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $34.0 million for the year ended December 31, 2002 from $13.5 million for the year ended December 30, 2001. These expenses include the depreciation of the capital equipment required to support our network, and the amortization of our IRUs and intangible assets. Amortization expense related to intangible assets for the years ended December 31, 2001 and December 31, 2002 was approximately $1.3 million and $7.4 million, respectively. There were no intangible assets in 2001 until the September 7, 2001 acquisition of certain assets of NetRail. Depreciation expense increased because we had more capital equipment and IRUs in service in 2002 than in the same period in 2001. We begin to depreciate our capital assets once the related assets are placed in service. We believe that future depreciation and amortization expense will continue to increase due to the acquisition of additional network equipment, existing equipment being placed in service, and the amortization of our capital lease IRUs.

        Interest Income and Expense.    Interest income decreased to $1.7 million for the year ended December 31, 2002 from $2.1 million for the year ended December 31, 2001. Interest income relates to interest earned on our marketable securities including money market accounts, certificates of deposit and commercial paper. The change in interest income resulted from a decrease in marketable securities and a reduction in interest rates.

        Interest expense increased to $36.3 million for the year ended December 31, 2002 from $7.9 million for the year ended December 31, 2001. The increase in interest expense resulted from an increase in borrowings under our credit facility, an increase in the number of capital leases and the interest expense associated with the Allied Riser convertible subordinated notes and was partially offset by a reduction in interest rates. Interest expense includes interest charged on our vendor financing facility, capital lease agreements, the Allied Riser convertible subordinated notes and the amortization of deferred financing costs. Cogent began borrowing under its credit facility with Cisco Capital in August 2000 and had borrowed $250.3 million at December 31, 2002 and $181.3 million at December 31, 2001. We capitalized $0.8 million of interest expense for the year ended December 31, 2002 and $4.4 million for the year ended December 31, 2001. The reduction in capitalized interest resulted from a reduction in the dollar value of our network under construction during the period and a reduction in interest rates. We began capitalizing interest in July 2000 and will continue to capitalize interest expense while our network is under construction. Borrowings under the credit facility accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2002 or the year ended December 31, 2001. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. For federal and state tax purposes, our net operating loss carry-forwards acquired in the Allied Riser merger will be subject to certain limitations on annual utilization due to the change in ownership as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax assets may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock decreased to $(28.22) for the year ended December 31, 2002 from $(64.78) for the year ended December 31, 2001. The weighted-average shares of common stock outstanding increased to 3,254,241 shares for the year ended December 31, 2002 from 1,406,007 shares for the year ended December 31, 2001, due primarily to the issuance of approximately 2.0 million shares of common stock to the Allied Riser shareholders on February 4, 2002. The Allied Riser merger resulted in an extraordinary gain of $8.4 million, or $2.59 per common share for the year ended December 31, 2002. The loss per common share, excluding the impact of the extraordinary gain, was ($30.82) for the year ended December 31, 2002.

        For the years ended December 31, 2001 and 2002, options to purchase 1,157,919 and 1,033,286 shares of common stock at weighted-average exercise prices of $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2001 and 2002, 95,583,185 and 95,143,625 shares of preferred stock, which were convertible into 10,148,309 and 10,091,401 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 710,216 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Year Ended December 31, 2001 Compared to the Year Ended December 31, 2000

        Net Service Revenue.    Net service revenue for the year ending December 31, 2001 was $3.0 million compared to no revenue for the year ending December 31, 2000. We began invoicing our customers in April 2001. Revenue related to the customer contracts acquired in the NetRail acquisition was $1.2 million for the period from September 7, 2001 to December 31, 2001.

        Network Operations.    Network operations costs for the year ended December 31, 2001 were primarily comprised of six elements:

  •
  temporary leased transmission capacity incurred for certain network segments until the nationwide fiber-optic intercity network was placed in service;

  •
  the cost of leased network equipment sites and facilities;

  •
  salaries and related expenses of employees directly involved with our network activities;

  •
  transit charges—amounts paid to service providers for connecting to the Internet;

  •
  building access agreement fees paid to landlords; and

  •
  maintenance charges related to our nationwide fiber-optic intercity network and metro rings.

        The cost of network operations was $20.3 million for the year ended December 31, 2001 compared to $3.0 million for the year ended December 31, 2000. The cost of network operations for the year ended December 31, 2001 includes approximately $0.3 million of amortization of deferred compensation. The cost of temporary leased transmission capacity was $3.9 million for the year ended December 31, 2001 compared to $0.9 million in the year ended December 31, 2000. These costs were incurred until the remaining segments of our nationwide fiber-optic intercity network were placed in service. We cancelled the final remaining leased-line segment in December 2001. As this leased capacity of the network was replaced with our dark fiber IRUs, the related cost of network operations decreased and depreciation and amortization expense increased. As of December 31, 2001, all of the approximately 12,500 route miles of the nationwide fiber-optic intercity network had been delivered and placed in service.

        Selling, General, and Administrative Expenses.    Selling, general and administrative expenses, or SG&A, primarily include salaries and the related administrative costs associated with an increase in the number of employees. SG&A increased to $30.3 million for the year ended December 31, 2001 from $10.8 million for the year ended December 31, 2000. SG&A for the year ended December 31, 2001 includes approximately $3.0 million of amortization of deferred compensation. SG&A expenses increased primarily from an increase in employees and related expenses required to support our growth. We had 133 employees at December 31, 2001 versus 186 employees at December 31, 2000. On October 9, 2001, we reduced our staff by approximately 50 employees and re-aligned portions of our organizational structure to streamline our operations and better focus our activities. We capitalize the salaries and related benefits of employees directly involved with our construction activities. We began capitalizing these costs in July 2000 and have continued to capitalize these costs while our network is under construction. We capitalized $2.4 million of these costs for the year ended December 31, 2000 and $7.0 million for the year ended December 31, 2001.

        Depreciation and Amortization.    Depreciation and amortization expense increased to $13.5 million for the year ended December 31, 2001 from $0.3 million for the year ended December 31, 2000. These expenses represent the depreciation of the capital equipment required to support our network and the amortization of our IRUs. These amounts increased because we had more capital equipment and IRUs in service in 2001 than in the same period in 2000. We begin the depreciation and amortization of our capital assets once the related assets are placed in service.

        Interest Income and Expense.    Interest income decreased to $2.1 million for the year ended December 31, 2001 from $3.6 million for the year ended December 31, 2000. Interest income relates to interest earned on our marketable securities. Our marketable securities consisted of money market accounts and commercial paper. The reduction in interest income was primarily due to a reduction in interest rates for 2001 compared to 2000.

        Interest expense increased to $7.9 million for the year ended December 31, 2001 from $1.1 million for the year ended December 31, 2000. The increase in interest expense resulted from an increase in borrowings in 2001 partially offset by a reduction in interest rates and an increase in capitalized interest. Interest expense relates to interest charged on our borrowing on our vendor financing facility and our capital lease agreements. We began borrowing under our credit facility with Cisco Capital in August 2000 and had borrowed $181.3 million at December 31, 2001 and $67.2 million at December 31, 2000. We incurred $24.0 million and $47.9 million of capital lease obligations related to IRUs for the years ended December 31, 2001 and December 31, 2000, respectively. We capitalized $4.4 million of interest for the year ended December 31, 2001 and $3.0 million for the year ended December 31, 2000. We began capitalizing interest in July 2000 and have continued to capitalize interest expense while our network is under construction. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin.

        Income Taxes.    We recorded no income tax expense or benefit for the year ended December 31, 2001 or the year ended December 31, 2000. The federal and state net operating loss carry-forwards of approximately $71.0 million at December 31, 2001 expire between 2019 and 2021. Due to the uncertainty surrounding the realization of our net operating losses and our other deferred tax assets, we have recorded a valuation allowance for the full amount of our net deferred tax asset. For federal and state tax purposes, our net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. Should we achieve profitability, our net deferred tax asset may be available to offset future income tax liabilities.

        Earnings Per Share.    Basic and diluted net loss per common share applicable to common stock increased to $(64.78) for the year ended December 31, 2001 from $(8.51) for the year ended December 31, 2000. The net loss applicable to common stock for the year ended December 31, 2001 includes a $24.2 million non-cash beneficial conversion charge related to our Series B preferred stock. The weighted-average shares of common stock outstanding increased to 1,406,007 shares at December 31, 2001 from 1,382,360 shares at December 31, 2000, due to exercises of options for our common stock.

        For the years ended December 31, 2000 and 2001, options to purchase 608,136 and 1,157,919 shares of common stock at weighted-average exercise prices of $9.90 and $5.30 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000 and 2001, 45,809,783, and 95,583,185 shares of preferred stock, which were convertible into 4,580,978, and 10,148,309 shares of common stock respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2001, warrants for 710,216 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Liquidity and Capital Resources

        Since our inception, we have primarily funded our operations and capital expenditures through private equity financing, capital lease obligations and equipment financing arrangements.

        Resolution of Default Under Cisco Credit Facility and Sale of Series F and Series G Preferred Stock.    Prior to July 31, 2003 we were party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility required compliance with certain financial and operational covenants. We violated certain of these financial covenants and from December 31, 2002 to July 31, 2003 we were in default and Cisco Capital could have accelerated the due date of our indebtedness.

        On June 12, 2003, the Board of Directors unanimously adopted a resolution authorizing us to consummate a transaction with Cisco Capital and Cisco Systems, Inc. ("Cisco") that would restructure our indebtedness to Cisco Capital as well as to offer and sell a new series of preferred stock to certain of our existing stockholders in order to acquire the cash needed to complete the restructuring. On June 26, 2003, our stockholders approved these transactions.

        In order to complete the restructuring we entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of indebtedness plus accrued interest and return warrants exercisable for the purchase of 0.8 million shares of our common stock (the "Cisco Warrants") in exchange for our cash payment of $20.0 million, the issuance of 11,000 shares of our series F participating convertible preferred stock, and the issuance of an amended and restated promissory note for the aggregate principal amount of $17.0 million. At June 30, 2003 we were indebted to Cisco Capital for a total of $267.5 million ($262.8 million of principal and $4.7 million of accrued interest). At the closing of the restructuring on July 31, 2003, we were indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        In order to complete the restructuring we also entered into an agreement (the "Purchase Agreement") with certain of our existing preferred stockholders (the "Investors"), pursuant to which we agreed to issue and sell to the Investors in several sub-series, 41,030 shares of our series G participating convertible preferred stock for $41.0 million in cash.

        On July 31, 2003, we closed the transactions contemplated by the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  we issued 41,030 shares of series G preferred stock in several sub-series for gross proceeds of $41.0 million;

  •
  our outstanding Series A, B, C, D and E participating convertible preferred stock was converted into approximately 10.8 million shares of common stock.

        Under the Exchange Agreement:

  •
  we paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of series F participating convertible preferred stock;

  •
  amended and restated the credit facility as described below;

  •
  we issued to Cisco Capital a $17.0 million promissory note payable under the terms described below;

  •
  our default under the credit facility was eliminated;

  •
  the amount outstanding under the credit facility including accrued interest was cancelled;

  •
  our service provider agreement with Cisco was amended; and the Cisco Warrants were cancelled.

        Settlement with Allied Riser Note Holders.    In January 2003, we entered into settlement and exchange agreements with the holders of approximately $107 million of face value of Allied Riser's

$117 million convertible subordinated notes. Pursuant to the exchange agreement, the note holders agreed to surrender their notes including accrued and unpaid interest in exchange for a cash payment of approximately $5.0 million and the issuance of 3.4 million shares of our series D preferred stock and 3.4 million shares of our series E preferred stock. Pursuant to the settlement agreement, the note holders agreed to dismiss with prejudice their litigation against Allied Riser, in exchange for a cash payment of approximately $4.9 million and a general release from us. These transactions closed in March 2003 when the approximately $9.9 million was paid and the preferred shares were issued. These settlement and exchange agreements eliminated the approximately $107 million principal payment obligation due in June 2007 interest accrued at a 7.5 percent annual rate since the last interest payment made on December 15, 2002, the future semi-annual interest payment obligations on these notes, and the note holder litigation in exchange for cash payments totaling $9.9 million and the issuance of preferred stock convertible at the time of its issuance into approximately 4.2% of our fully diluted common stock. After the exchange, approximately $10.2 million of Allied Riser notes remain outstanding.

        Net Cash Used in Operating Activities.    Net cash used in operating activities was $18.8 million for the six months ended June 30, 2003 as compared to $17.0 million for the six months ended June 30, 2002. The net loss was $20.9 million for the six months ended June 30, 2003 and $42.5 million for the six months ended June 30, 2002. Net income for the six months ended June 30, 2003 includes a gain of $24.8 million related to the exchange of approximately $107 million face value Allied Riser subordinated convertible notes for cash and preferred stock discussed above. Net loss for the six months ended June 30, 2002 includes an extraordinary gain of $4.5 million related to the Allied Riser merger. Depreciation and amortization including amortization of debt discount and deferred compensation was of $27.2 million for the six months ended June 30, 2003, and $21.1 million for the six months ended June 30, 2002. Changes in current assets and liabilities resulted in a decrease to operating cash of $0.3 million for the six months ended June 30, 2003 and a decrease in operating cash of $8.9 million for the six months ended June 30, 2002.

        Net Cash Used in Investing Activities.    Net cash from investing activities was a negative $16.3 million for the six months ended June 30, 2003 as compared to a positive $21.3 million for the six months ended June 30, 2002. Purchases of property and equipment were $18.3 million for the six months ended June 30, 2003 and $35.0 million for the six months ended June 30, 2002. Sales of short-term investments were $2.7 million for the six months ended June 30, 2003. Investing activities for the six months ended June 30, 2002 included purchases of short-term investments of $1.1 million, the payment of $9.5 million related to the April 2002 acquisition of certain assets of PSINet, the payment of $3.6 million to acquire the minority interests of STOC, and $70.4 million of cash and cash equivalents acquired in the February 4, 2002 Allied Riser merger.

        Net Cash Provided by Financing Activities.    Financing activities provided net cash of $1.4 million for the six months ended June 30, 2003 and $17.8 million for the six months ended June 30, 2002. We received proceeds from borrowing under our credit facility of $8.0 million for the six months ended June 30, 2003 and $18.7 million for the six months ended June 30, 2002. For the six months ended June 30, 2003 and June 30, 2002, we also borrowed $4.5 million and $6.8 million, respectively, to fund interest and fees related to our credit facility. The liquidation preference at June 30, 2003, of all classes of our preferred stock, was approximately $242.9 million. In connection with the Purchase Agreement, our outstanding Series A, B, C, D and E participating convertible preferred stock was converted into approximately 10.8 million shares of common stock. The liquidation preferences on our preferred stock issued under the Purchase Agreement and the Exchange Agreement discussed above require that at least $29.1 million will be paid to the holders of the series F preferred stock, at least $123.0 million will be paid to the holders of the series G preferred stock and at least $9.1 million will be paid to the holders of the series H preferred stock, after it is issued, before any payment is made to the holders of the our common stock. Principal repayments of capital lease obligations were $1.6 million and

$1.1 million for the three months ended June 30, 2003 and June 30, 2002, respectively. Financing activities for the six months ended June 30, 2003 included a $5.0 million payment related to the exchange of certain Allied Riser subordinated convertible notes discussed above.

        Credit Facility.    In connection with the Exchange Agreement and the restructuring of our indebtedness to Cisco Capital we amended our credit facility with Cisco Capital (the "Amended and Restated Credit Agreement"). We closed our restructuring transaction and the Amended and Restated Credit Agreement became effective on July 31, 2003.

        Under the Amended and Restated Credit Agreement our approximately $269.1 million ($262.8 million of principal and $6.3 million of accrued interest in indebtedness to Cisco Capital, was reduced to $17 million and Cisco Capital's obligation to make additional loans to us was terminated. Additionally the Amended and Restated Credit Agreement eliminated the covenants related to our financial performance. Cisco Capital retained its senior security interest in substantially all of our assets except that we will be permitted to subordinate Cisco Capital's security interest in our accounts receivable.

        The restructured debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note was issued under the amended and restated credit agreement that is to be repaid in three installments. No interest is accrued or payable on the New Note for the first 30 months unless we default under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The New Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds above $30.0 million, our achievement of four consecutive quarters of operating cash flow of at least $5.0 million, or our merger resulting in a combined entity with an equity value greater than $100 million, each of these events as defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2 million or the amount raised if we raise less than $30 million in a future equity financing.

        Product and Service Agreement with Cisco Systems.    As part of our restructuring of our credit facility with Cisco Capital our product and services agreement with Cisco Systems was amended. The amended agreement has no minimum purchase commitment but does have a requirement that we purchase Cisco equipment for its network equipment needs. No financing is provided and we are required to pay Cisco in advance for any purchases.

        As of June 30, 2003, our contractual cash obligations are as follows:

	Payments due by period
	Total	Less than 1 year	1-3 years	4-5 years	After 5 years
	(in thousands)
Contractual Cash Obligations
Long term debt (1)	$27,191	$—	$7,000	$20,191	$—
Capital lease obligations	110,617	8,254	12,888	11,512	77,963
Operating leases	170,825	20,263	37,954	30,603	82,005
Unconditional purchase obligations	29,551	1,757	3,146	3,146	21,502

Total contractual cash obligations	$338,184	$30,274	$60,988	$65,452	$181,470

(1)
reflects the amount due under the New Note

        Future Capital Requirements.    Our future capital requirements will depend on a number of factors, including our success in increasing the number of customers using our services, our level of network expansion activities, regulatory changes, competition, technological developments, potential merger and acquisition activity and the economy's ability to recover from the recent downturn. Management believes that if we are able to increase the number of customers using our services as planned, our current cash position would be sufficient to fund our operations until we generate more cash than we consume ("cash flow positive"). If we are unable to achieve revenue growth or if we have significant unplanned costs or cash requirements, we may need to raise additional funds through the issuance of debt or equity. We cannot assure you that this financing will be available on terms favorable to us or our stockholders, or at all. Insufficient funds may require us to delay or scale back the number of buildings that we serve or require us to restructure our business. If additional funds are raised by issuing equity securities, substantial dilution to existing stockholders may result.

        We may elect to purchase or otherwise retire the remaining $10.2 million face value of Allied Riser notes with cash, stock or assets from time to time in open market or privately negotiated transactions, either directly or through intermediaries where we believe that market conditions are favorable to do so. Such purchases may have a material effect on our liquidity, financial condition and results of operations.

Quarterly Results of Operations

        The following table presents our unaudited quarterly results of operations for the ten quarters in the period ended June 30, 2003. You should read the following table in conjunction with the consolidated financial statements and related notes contained elsewhere in this prospectus. We have prepared the unaudited information on the same basis as our audited consolidated financial statements. This table includes all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. Operating results for any quarter are not necessarily indicative of results for any future quarters or for a full year.

	Three months ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except share and per share amounts)
Net service revenue	$—	$90	$657	$2,271
Gross margin	(4,699)	(5,651)	(4,377)	(2,245)
Operating loss	(12,975)	(14,527)	(14,935)	(18,657)
Net loss (1)	(12,794)	(15,188)	(17,448)	(21,483)
Net loss applicable to common stock	(12,794)	(15,188)	(17,448)	(45,651)
Net loss per common share	(9.12)	(10.81)	(12.39)	(32.20)
Weighted-average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522
	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Gross margin	(3,306)	2,635	1,773	1,720
Operating loss	(16,684)	(15,523)	(16,875)	(13,192)
Net loss before extraordinary gain	(22,487)	(24,562)	(25,409)	(27,828)
Net loss	(17,959)	(24,562)	(25,409)	(23,913)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,913)
Net loss per common share	(6.81)	(7.18)	(7.34)	(6.86)
Weighted-average number of shares outstanding	2,637,951	3,419,582	3,463,995	3,483,838
	Three months ended
	March 31, 2003	June 30, 2003
	(in thousands, except share and per share amounts)
Net service revenue	$14,233	$15,519
Gross margin	3,551	3,288
Operating loss	(14,880)	(16,568)
Net (loss) income	1,914	(22,796)
Net (loss) income applicable to common stock	1,914	(22,796)
Net (loss) income per common share	0.55	(6.54)
Weighted-average number of shares outstanding	3,483,838	3,483,838

(1)
The net loss applicable to common stock for the fourth quarter of 2001 includes a non-cash beneficial conversion charge of $24.2 million. The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser.

Recent Accounting Pronouncements

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 is not expected to have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company does not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 is not expected to have an impact on the Company's results of operations or financial position.

Critical Accounting Policies and Significant Estimates

        The preparation of consolidated financial statements requires management to make judgments based upon estimates and assumptions that are inherently uncertain. Such judgments affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of contingent assets and liabilities. Management continuously evaluates its estimates and assumptions, including those related to allowances for doubtful accounts, revenue allowances, long-lived assets, contingencies and litigation, and the carrying values of assets and liabilities. Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions.

        The following is a summary of our most critical accounting policies used in the preparation of our consolidated financial statements.

  •
  We recognize service revenue when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives related to telecommunications services are recorded as a reduction of revenue when granted or ratably over a contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life. Direct costs incurred for provisioning and installing a customer and sales and commission costs associated with acquiring the new customer are expensed as incurred.

  •
  We establish a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. We assess the adequacy of these reserves monthly by evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of our customers. As considered necessary, we also assess the ability of specific customers to meet their financial obligations to us and establish specific valuation allowances based on the amount we expect to collect from these customers. We believe that our established valuation allowances were adequate as of December 31, 2002 and June 30, 2003. If circumstances relating to specific customers change or economic conditions worsen such that our past collection experience and assessment of the economic environment are no longer valid, our estimate of the recoverability of our trade receivables could be changed. If this occurs, we adjust our valuation allowance in the period the new information is known.

  •
  We invoice certain customers for amounts contractually due for unfulfilled minimum contractual obligations. We recognize a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. We recognize net revenue as these billings are collected in cash. We vigorously seek payment for these amounts.

  •
  We record assets and liabilities under capital leases at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease.

  •
  We capitalize the direct costs incurred prior to an asset being ready for service as construction-in-progress. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities.

  •
  We capitalize interest during the construction period based upon rates applicable to borrowings outstanding during the period.

  •
  We record deferred compensation for options issued with exercise prices less than the estimated fair market value of our common stock at grant date. Prior to becoming a public company, we estimated the fair market value of our common stock based upon our most recent equity transaction.

  •
  We estimate the fair market value of our equity securities which do not trade publicly based upon our most recent equity transaction for cash.

  •
  We record a valuation allowance to reduce our deferred tax assets to the amount that is more likely than not to be realized. In the event we were to determine that we would be able to realize our deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax valuation allowance would increase income in the period such determination is made.

  •
  We review our long-lived assets, including property and equipment, and intangible assets with definite useful lives to be held and used for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," ("SFAS No. 144"). Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to our best estimate of future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. We believe that no impairment existed under SFAS No. 144 as of December 31, 2002 and June 30, 2003. In the event that there are changes in the planned use of our long-lived assets or our expected future undiscounted cash flows are reduced significantly, our assessment of our ability to recover the carrying value of these assets under SFAS No. 144 could change.

  Because management's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that currently the fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts we originally paid for them.

  •
  We account for our business combinations pursuant to SFAS No. 141, "Business Combinations" ("SFAS No. 141"). Under SFAS No. 141 we allocate the cost of an acquired entity to the assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. Intangible assets are recognized when they arise from contractual or other legal rights or if they are separable as defined by SFAS No. 141. We determine estimated fair values using quoted market prices, when available, or the using present values determined at appropriate current interest rates. Consideration not in the form of cash is measured based upon the fair value of the consideration given.

  •
  We account for our intangible assets pursuant to SFAS No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142"). Under SFAS No. 142 we determine the useful lives of our intangible assets based upon the expected use of the intangible asset, contractual provisions, obsolescence and other factors. We amortized our intangible assets on a straight-line basis. We presently have no intangible assets that are not subject to amortization.

Quantitative and Qualitative Disclosures About Market Risk

        All of our financial interests that are sensitive to market risk are entered into for purposes other than trading. Our primary market risk exposure is related to our marketable securities and our credit facility. We place our marketable securities investments in instruments that meet high credit quality standards as specified in our investment policy guidelines. Marketable securities were approximately $7.0 million at June 30, 2003, $6.3 million of which are considered cash equivalents and mature in 90 days or less and $0.7 million are short-term investments consisting of certificates of deposit. Approximately $0.7 million of these investments are restricted for collateral against letters of credit totaling $0.7 million.

        We also own approximately $2.4 million of commercial paper investments ($ 0.7 million) and a Canadian treasury bill ($ 1.7 million) that are classified as other long-term assets. These investments are restricted for collateral against letters of credit totaling approximately $2.4 million.

        Prior to its amendment and restatement, our credit facility provided for secured borrowings at the 90-day LIBOR rate plus a specified margin based upon our leverage ratio, as defined in the agreement. The interest rate reset on a quarterly basis and was a weighted-average of 6.4% as of June 30, 2003. Borrowings were secured by a pledge of all of our assets. The credit facility was scheduled to mature on December 31, 2008. As described elsewhere in this report, we violated certain debt covenants under the credit facility. Accordingly, as of June 30, 2003 we were in default under the credit facility and the outstanding principal balance of approximately $267.5 million ($262.8 million of principal and $4.7 million of accrued interest) at June 30, 2003, may have been accelerated by Cisco Capital and made immediately due and payable. However, as described in Item 2 effective on July 31, 2003 we restructured our debt with Cisco Capital and reduced the principal amount outstanding to $17.0 million.

        The restructured debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note was issued under the current credit agreement that is to be repaid in three installments. No interest is payable on the New Note for the first 30 months unless we default under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        If market rates were to increase immediately and uniformly by 10% from the level at June 30, 2003, the change to our interest sensitive assets and liabilities would have an immaterial effect on our financial position, results of operations and cash flows over the next fiscal year. A 10% increase in the weighted-average interest rate for the six months ended June 30, 2003 would have increased our interest expense for the period by approximately $0.4 million.

Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

        On July 10, 2002, we dismissed our independent auditors, Arthur Andersen LLP, and appointed Ernst & Young LLP to serve as our new independent auditors for the year ending December 31, 2002. Our Board of Directors approved this decision. We filed a current report on Form 8-K with the SEC on July 10, 2002, which included a notification of this change.

        Arthur Andersen's report on our financial statements for the fiscal years ending December 31, 2000 and December 31, 2001 did not contain an adverse opinion or disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope or accounting principles.

        During each of the two fiscal years ending December 31, 2000 and 2001, there were: (i) no disagreements with Arthur Andersen on any matter of accounting principle or practice, financial statement disclosure or auditing scope or procedure which, if not resolved to Arthur Andersen's satisfaction, would have caused them to make reference to the subject matter in connection with their report on our financial statements for such years; and (ii) there were no reportable events as defined in Item 304(a)(1)(v) of Regulation S-K.

        During each of our two fiscal years ending December 31, 2000 and 2001 and through the date of their appointment, we did not consult Ernst & Young with respect to the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, or any other matters or reportable events as set forth in Items 304(a)(2)(i) and (ii) of Regulation S-K.

DESCRIPTION OF COGENT'S BUSINESS

Overview

        We provide high-speed Internet access to businesses, other telecommunications providers, application service providers, and Internet service providers located in large commercial office buildings in key business districts of major metropolitan markets. These services consist of our Cogent on-net high-speed Internet access service, our more traditional off-net Internet access service offered under the PSINet name, and our co-location services.

        Our Cogent high-speed on-net Internet access service uses our inter-city and metropolitan all-fiber facilities based network, and typically is offered at speeds of 100 megabits per second (Mbps) and 1 gigabit (or 1,000 megabits) per second (Gbps), although we offer the service at different speeds in selected buildings. We also offer similar data communications products for point-to-point communication (known as "transport") along our network. We currently have major facilities for provision of our Cogent Internet access services in the following cities: Washington D.C., Philadelphia, New York, Boston, Chicago, Dallas, Denver, Los Angeles, San Francisco, Houston, Miami, Santa Clara, Atlanta, Orlando, Tampa, San Diego, Sacramento, Jacksonville, Kansas City, Seattle and Toronto.

        We provide our Cogent high-speed on-net Internet access service using a state-of-the-art nationwide network that connects our customers' local area networks, or LANs, to our network and the Internet. We have created our own nationwide inter-city facilities based network by acquiring rights to unlit fiber optic strands, or "dark fiber," connecting large metropolitan areas in the United States and metropolitan dark fiber rings, or metro rings, within the cities we serve. We use equipment from Cisco Systems to "light," or activate, these dark fibers and create our high-speed network. We physically connect our network to our customers by acquiring or constructing a connection between our metro rings and our customers' premises.

        Our April 2, 2002 acquisition of certain assets of PSINet, Inc. added a new element to our operations by adding a more traditional Internet service provider business to our high-speed on-net service, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). We call this our "off-net" service. We offer this service to customers in approximately 30 markets, including markets served by our Cogent on-net high-speed Internet access service.

        The PSINet assets acquired also included three data centers, located in New York City, New York; Marina del Rey, California; and Herndon, Virginia. In addition to co-location services, we offer, at a variety of transmission speeds, the Cogent on-net high-speed Internet access service at these locations. We also offer co-location services at four other locations.

        Our network has been designed and created solely for the purpose of transmitting data packets using Internet protocol. This means that our network does not require elaborate and expensive equipment to route and manage voice traffic and data traffic using other transmission protocols, such as ATM and Frame Relay. In addition, we charge our customers a flat monthly rate without regard to the origination or destination of their data traffic. As a result, we are not required to purchase, install and operate the complex and expensive billing equipment and systems that are used in voice networks. Finally, our on-net optical network interfaces with our Cogent customers using Ethernet technology, a technology widely used within corporate LANs.

Our Solutions

        We believe that our network solutions effectively address many of the unmet data communications needs of small- and medium-sized business customers by offering them quality, performance, attractive pricing and service. These solutions consist of our high-speed on-net Internet access service, our more traditional off-net Internet access service offered under the PSINet name, and our co-location services.

Cogent Internet Access Service

        Our Cogent on-net Internet access service allows customers to connect their corporate LANs to the public Internet at the same speeds and with the same Ethernet interface that they use within their LANs. Our solution is differentiated by:

        Attractive price and performance:    Our network architecture allows us to offer on-net Internet access to our customers in Cogent-served buildings at attractive prices. Our service provides customers with substantially more bandwidth at a lower cost than traditional high-speed Internet access.

        Reliable service:    We believe our network provides reliability at all levels through the use of highly reliable optical technology. We use a ring structure in the majority of our network that enables us to route customer traffic simultaneously in both directions around the network rings both at the metro and national level. The availability of two data transmission paths around each ring acts as a backup that minimizes loss of service in the event of equipment failure or damage.

        Direct customer interface:    Our high-speed on-net Internet access service does not rely on existing local infrastructure controlled by the local incumbent telephone companies. This gives us more control over our services and pricing, and reduces both our costs and the amount of time that it takes to connect customers to our network.

        Deployment of cost effective and flexible technology:    Because Ethernet is the lowest cost interface available for data connectivity, the 100 Mbps and 1 Gbps Cogent on-net Internet access services can be deployed at comparatively lower incremental cost than other available technologies. We believe that our network infrastructure also provides us with a competitive advantage over operators of existing networks because such networks need to be upgraded to provide similar interactive bandwidth-intensive services.

        PSINet Internet Access:    Our acquisition of the PSINet assets has allowed us to expand both our customer base and our product line. Since the date of the acquisition, we have migrated PSINet's customers to our network and have used the PSINet facilities that we acquired to provide additional services to a broader market. We primarily offer our customers three types of fixed-price off-net Internet access products under the PSINet brand, namely, T1 and T3. These products are offered in buildings that are typically within a ten-mile radius of a Cogent point of presence and are not currently targeted for our high-speed on-net Internet access service.

        Co-Location Services:    We also provide co-location services in three data centers acquired from PSINet. In these data centers, we offer both full rack and half rack co-location. We also support, but do not continue to sell, existing PSINet products in the data centers, such as hosted e-mail, shared web and managed hosting. We also offer co-location services in four other locations.

Our Network

        Our network consists of both Cogent-operated on-net facilities and off-net leased circuits, depending upon which service is being utilized. Customers of Cogent on-net Internet access service are served solely on Cogent-operated facilities. The inter-city backbone portion of the Cogent network consists of two strands of optical fiber that we have acquired from WilTel Communications and 360networks under pre-paid indefeasible rights of use (IRUs). The WilTel fiber route is approximately 12,500 miles in length and runs through all of the metropolitan areas that we serve with the exception of Toronto, Ontario. We have the right to use the WilTel fiber for 20 years and may extend the term for two five-year periods without additional payment. To serve the Toronto market, our Canadian affiliate, Fiber Services of Canada, Inc, and Cogent leased two strands of optical fiber under pre-paid IRUs from affiliates of 360networks. This fiber runs from Buffalo, New York to our hubsite in Toronto. The 360networks IRUs run for 20 years, after which title to the fiber is to be transferred to Cogent and

Fiber Services of Canada. Service in Toronto is offered through our subsidiary, Shared Technologies of Canada, Inc. While the IRUs are pre-paid, we pay WilTel and affiliates of 360networks to maintain their respective fibers during the period of the IRUs.

        In each metropolitan area in which we provide Cogent high-speed on-net Internet access service, the backbone network is connected to a Cisco Systems router that provides a connection to one or more metropolitan networks. The metropolitan networks also consist of optical fiber that runs from the backbone router into buildings that we serve. The on-net metropolitan fiber in most cases runs in a ring. The ring provides redundancy so that if the fiber is cut, data can still be transmitted to the backbone router by directing traffic in the opposite direction around the ring. Each on-net building is served by a Cisco router that is connected to the metropolitan fiber. The router provides the connection to each customer in the building. In addition to connecting customers to our network, the metropolitan networks are used to connect our network to the networks of other Internet service providers.

        Inside our on-net buildings, we install and manage a broadband data infrastructure that typically runs from the basement of the building to the customer location using the building's vertical utility shaft. Service for customers is initiated by connecting a fiber optic cable from a customer's local area network to the infrastructure in the vertical utility shaft. The customer then has dedicated and secure access to our network using Ethernet connections.

        The PSINet off-net Internet access service we offer is provided over both Cogent-operated facilities and leased facilities. The backbone for this service primarily consists of the Cogent-operated backbone, but for those cities not connected to the Cogent-operated network, the backbone partly consists of leased inter-city connections linking those cities to Cogent-connected cities. These leased inter-city connections are of varying capacities depending upon the needs of the PSINet market such connections serve.

        Within the cities where we offer the PSINet off-net Internet access service, we lease circuits (typically T-1 lines) from telecommunications carriers (primarily local telephone companies) to provide the "last-mile" connection to the customer's premises off-net. Typically, these circuits are aggregated at various locations in those cities onto higher-capacity (T-3) leased circuits that ultimately connect the local aggregation route to our network backbone.

Market Opportunity

        Increasing Internet usage is radically changing the way people obtain information, communicate, and conduct business. We expect the demand for data and Internet services to grow at a substantially greater pace than the voice market.

        According to Dun & Bradstreet, there are approximately 1.8 million small and medium-sized businesses in the United States, which typically employ between 10 and 500 employees. While most large enterprises build or lease dedicated high-speed networks and complex communications equipment, most small-and medium-sized businesses, due to cost and network infrastructure constraints, are not able to enjoy the levels of service and functionality that such facilities and equipment can provide. For example, the majority of small and medium-sized businesses access the Internet through relatively slow dial-up connections, often at speeds of 56,000 bits per second or less, or they may access the Internet through a dedicated private line typically transmitting data at 1.5 megabits per second. We believe that dedicated high speed connections to the Internet for small and medium-sized businesses will grow significantly over the next few years.

        We are targeting this growing market segment by constructing our on-net fiber-optic broadband networks in the office buildings in which many small and medium-sized businesses are located. We estimate that there are more than 3,000 office buildings that contain more than 100,000 square feet, serve at least 20 unique tenants and average more than 40 tenants, and that are located within servable distance (a quarter of a mile) from a potential Cogent intra-city fiber ring. In addition, with the PSINet off-net Internet access service, we are able to offer a more traditional Internet access service to a much larger universe of buildings, allowing us to add more traffic to our Cogent-operated backbone.

Our Strategy

        We intend to become a leading provider of high-capacity broadband access to customers in large multi-tenanted office buildings in commercial business districts of the 20 largest markets in the U.S. and Toronto, Canada, and to leverage our fully-lit Cogent-operated backbone by offering traditional Internet access service in those cities and elsewhere. We currently serve 33 cities with our traditional (off-net) Internet access service. To achieve this objective, we intend to:

        Focus on most attractive markets and customers:    We intend to build our customer base rapidly in our target markets. For the Cogent on-net Internet access service, we target buildings that have high tenant count in dense commercial areas. We believe this approach will accelerate the return on our investments. The value of our Cogent network, and its ability to function both as a LAN-to-Internet and as a LAN-to-LAN network, is enhanced by the number of cities and customers connected to our network. However, we must select markets in which network construction cost and customer acquisition costs provide for an attractive return based upon our product offering and pricing. Our Cogent solution will not be available to all customers throughout the U.S. but rather will be offered on a selected basis. For the PSINet off-net Internet access service, we have contracts with numerous telecommunications providers allowing us to order last-mile connections at competitive rates. We can quickly determine if a customer can be served by us in a cost-effective manner, and by owning our own backbone, we can handle increased volumes of Internet traffic with very little added cost.

        Maintain a simple pricing model:    We offer our Cogent services at prices that are competitive with traditional Internet service providers. Pricing for T1 Internet access today is comprised of two components: (1) the local loop, which is purchased generally from the incumbent local exchange carrier (ILEC), or a competitive local exchange carrier (CLEC), and (2) the Internet port connection, which is typically provided by the Internet service provider. We offer this type of service under our PSINet brand. Our Cogent on-net 100 megabits per second service is substantially faster than typical services offered by existing cable and telecommunications operators and it is offered at flat rate prices.

        Target small and medium-sized businesses with direct sales channel:    For our Cogent on-net Internet access services, we use a direct sales force comprised of individuals who are geographically dispersed throughout most of our targeted markets. The retail sales effort is supported by an active program of direct mail and tele-marketing, which is used to qualify potential leads for the field sales force. Our PSINet off-net Internet access service is marketed through a telesales sales force based in our Herndon, Virginia co-location facility.

Our Competitors

        We face competition from many established competitors with significantly greater financial resources, well-established brand names and large, existing installed customer bases. We also face competition from more recent entrants to the communications services market. Many of these companies offer products and services that are similar to our products and services, and we expect the level of competition to intensify in the future. We believe that competition is based on many factors, including price, transmission speed, ease of access and use, breadth of service availability, reliability of service, customer support and brand recognition.

        Incumbent Carriers.    In each market we serve, we face, and expect to continue to face, significant competition from the incumbent carriers, which currently dominate the local telecommunications markets. We compete with the incumbent carriers on the basis of product offerings, quality, capacity and reliability of network facilities, state-of-the-art technology, price, route diversity, ease of ordering and customer service. However, the incumbent carriers have long-standing relationships with their customers and provide those customers with various transmission and switching services that we do not currently offer. Because our fiber optic networks have been recently installed compared to those of the incumbent carriers, our state-of-the-art technology may provide us with cost, capacity, and service quality advantages over some existing incumbent carrier networks.

        In-Building Competitors.    Some competitors, such as Cypress Communications, XO Communications, Yipes, Time Warner, Intellispace, and EurekaGGN have gained access to office buildings in our markets. To the extent these competitors are successful, we may face difficulties in marketing our services within some buildings in our target markets. Our agreements to use utility shaft space (riser facilities) within buildings are generally not exclusive. Certain competitors already have rights to install networks in some of the buildings in which we have rights to install our networks. It is not clear whether it will be profitable for two or more different companies to operate networks within the same building. Where a competitor has a network in the same building, there is substantial price competition.

        Local Telephone Companies.    Incumbent local telephone companies, including regional Bell operating companies such as Verizon, SBC, Qwest and BellSouth, have several competitive strengths which may place us at a competitive disadvantage. These strengths include an established brand name and reputation and significant capital that allows them to rapidly deploy or leverage existing communications equipment and broadband networks. Competitive local telephone companies often market their services to tenants of buildings within our target markets and selectively construct in-building facilities. Historically, incumbent local telephone companies have not been required to compensate building owners for access and distribution rights within a targeted building.

        Long Distance Companies.    Many of the leading long distance companies, such as AT&T, MCI WorldCom and Sprint, could begin to build their own in-building voice and data networks. The newer national long distance carriers, such as Qwest, Leve13, WilTel and Broadwing are building and managing high speed fiber-based national voice and data networks, partnering with Internet service providers, and may extend their networks by installing in-building facilities and equipment.

        Competitive Local Telephone Companies.    Competitive local telephone companies often have broadband inter-building connections, market their services to tenants of large and medium-sized buildings, and selectively build in-building facilities.

        Fixed Wireless Service Providers.    Fixed wireless service providers, such as XO Communications, First Avenue Networks, AT&T, Sprint, Teligent and Winstar Communications (IDT), provide high-speed communications services to customers using microwave or other facilities or satellite earth stations on building rooftops.

        Internet Service Providers.    Internet service providers, such as AT&T WorldNet, EarthLink, SBC's Prodigy, the UUNET subsidiary of MCI WorldCom, Level 3, Sprint and Verio, provide traditional and high speed Internet access to residential and business customers, generally using the existing communications infrastructure. Digital subscriber line companies and/or their Internet service provider customers, such as MCI Worldcom, AT&T, SBC, Verizon and Covad, typically provide broadband Internet access using digital subscriber line technology, which enables data traffic to be transmitted over standard copper telephone lines at much higher speeds than these lines would normally allow. Providers, such as America Online, Microsoft Network, United Online, and Earthlink, generally target the residential market and provide Internet connectivity, ease-of-use and a stable environment for dialup modem connections.

        Cable-Based Service Providers.    Cable-based service providers, such as Roadrunner, RCN Communications, Comcast, Cox, AOL Time Warner and Charter Communications use cable television distribution systems to provide high-speed Internet access.

        Other High-Speed Internet Service Providers.    We may also lose potential customers to other high-speed Internet service. These providers, such as Yipes, XO Communications, Time Warner Telecom and OnFiber, are often characterized as Ethernet metropolitan access networks. They have targeted a similar customer base and have business strategies with elements that parallel ours. The incumbent local telephone companies, including Bell South, Verizon and SBC have begun to offer similar services.

Regulation

        Cogent is subject to numerous local regulations such as building and electrical codes, licensing requirements, and construction requirements. These regulations vary amongst the states, counties and cities in which we operate.

        The Federal Communications Commission (FCC) regulates common carriers' interstate services and state public utilities commissions exercise jurisdiction over intrastate basic telecommunications services. The FCC and most state public utility commissions do not regulate Internet service providers. The offerings of many of our competitors and vendors, especially incumbent local telephone companies, are subject to direct federal and state regulations. These regulations change from time to time in ways that are difficult for us to predict.

        There is no current legal requirement that owners or managers of commercial office buildings give access to competitive providers of telecommunications services, although the FCC does prohibit carriers from entering contracts that restrict the right of commercial multiunit property owners to permit any other common carrier to access and serve the property's commercial tenants.

        One of our subsidiaries, Shared Technologies of Canada, operates in Toronto, Canada. In addition to Internet service it offers voice services. Generally, the regulation of Internet access services and competitive voice services has been similar in Canada to that in the U.S. in that providers of such services face fewer regulatory requirements than the incumbent local telephone company. This may change. Also, the Canadian government has requirements limiting foreign ownership of certain telecommunications facilities in Canada. We will have to comply with these to the extent we have facilities that are subject to these regulations.

        There have been various statutes, regulations, and court cases relating to liability of Internet service providers and other on-line service providers for information carried on or through their services or equipment, including in the areas of copyright, indecency/obscenity, defamation, and fraud.

        The laws in this area are unsettled and there may be new legislation and court decisions that may affect our services and expose us to liability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Risk Factors—Legislation and government regulation could adversely affect us."

Employees

        On October 13, 2003, we had approximately 184 employees.

Description of Properties

        We own no material real property. We are headquartered in facilities consisting of approximately 15,350 square feet in Washington, D.C., which we occupy under a lease with an entity controlled by our Chief Executive Officer, that expires on August 31, 2004. We and our subsidiaries also lease approximately 319,046 square feet of space to house our hosting centers, offices and the equipment that provides the connection between our backbone network and our metropolitan networks. Approximately 79,000 square feet of the total are metropolitan hub sites which average 3,000 square feet in size. The terms of their leases generally are for ten years with two five-year renewal options, at annual rents ranging from $10.29 to $75.00 per square foot. Much of the general office space has been sublet to third parties. We believe that our facilities are generally in good condition and suitable for our operations.

Legal Proceedings

        Vendor Claims and Disputes.    One of our subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. We believe, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, we estimate, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $2.5 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The vendor has initiated an arbitration proceeding related to this dispute. The Company intends to vigorously defend its position related to these charges.

        PSINet Liquidating, LLC.    On March 19, 2003 PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing us to return certain equipment and to cease using certain equipment. The motion relates to the asset purchase agreement under which we purchased through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate is alleging that we failed to make available for pick-up and failed to return all of the equipment that we were obligated to return under the terms of the asset purchase agreement and that we were in some cases making use of that equipment in violation of the agreement. On May 7, 2003 we agreed with the PSINet estate on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement and we have funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. We are in the process of identifying and returning equipment that still must be returned, and determining what, if any, amount will need to be released from the escrow account to the PSINet estate.

        We are involved in other legal proceedings in the normal course of our business.

MANAGEMENT OF COGENT AND OTHER INFORMATION

        Our directors, executive officers, and other key employees of Cogent and their ages as of October 21, 2003 were as follows:

Name	Age	Titles
David Schaeffer	47	Chairman, President and Chief Executive Officer
H. Helen Lee	31	Chief Financial Officer and Director
Robert N. Beury, Jr.	50	General Counsel
R. Brad Kummer	54	Chief Technology Officer and Vice President Optical Transport
Timothy O'Neill	47	Vice President of Engineering Construction
Mark Schleifer	34	Vice President of IP Engineering
Bruce Wagner	52	Vice President Sales
Thaddeus Weed	42	Vice President, Controller
Edward Glassmeyer	62	Director
Erel Margalit	41	Director
Timothy Weingarten	28	Director
Steven Brooks	52	Director
Michael Carus	37	Director

        We have listed below biographical information for each person who is a director, executive officer, or key employee.

        David Schaeffer, age 47, founded the Company in August 1999 and is the Chairman, President and Chief Executive Officer. Prior to founding the Company, Mr. Schaeffer was the founder of Pathnet, Inc., a broadband telecommunications provider, where he served as Chief Executive Officer from 1995 until 1997 and as Chairman from 1997 until 1999. Mr. Schaeffer has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors and other affiliates of the Company have agreed to vote for such designees. Mr. Schaeffer has been a director of the Company since 1999.

        H. Helen Lee, age 31, the Company's Chief Financial Officer and a director, joined the Company in November 2000. Prior to joining the Company, Ms. Lee worked in the LBO group of the Audax Group, a private equity firm in Boston, MA in 2000. From 1997 to 1998 Ms. Lee worked at Pathnet Inc., directing financing and corporate development activities. From 1995 to 1997, Ms. Lee worked in the Telecom M&A/Advisory Group at J.P. Morgan, where she participated in merger and acquisition transactions and advised on equity and high-yield offerings. Ms. Lee has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors and other affiliates of the Company have agreed to vote for such designees. Ms. Lee has been a director of the Company since 2000.

        Robert Beury, age 50, joined the Company in September 2000 as Vice President and General Counsel. Prior to joining the Company, Mr. Beury served as Deputy General Counsel of Iridium LLC from 1994 to 2000. From 1987 to 1994 Mr. Beury was General Counsel of Virginia's Center for Innovative Technology, a non-profit corporation set up to develop the high tech industry in Virginia.

        Bruce Wagner, age 52, joined Cogent in June 2002 as Vice President of Sales. Mr. Wagner has over 15 years of sales and sales management experience in the telecom industry. Most recently, he ran his own consulting business in sales and operations. From 1997 to 2000 he held various sales and operations senior management positions with Teligent, Inc. in Vienna, Virginia, including Senior Vice

President, Field Operations. In this position, Mr. Wagner had responsibility for leading all field operations including sales and site acquisition as well as network operations and provisioning. From 1996 to 1997 Mr. Wagner was Senior Vice President, Direct Sales for Snyder Communications, Inc. in Bethesda, Maryland. From 1990 to 1996, he held senior sales management positions with Oncor Communications, Inc. in Bethesda and with ITT Communication in Secaucus, New Jersey from 1987 to 1990.

        R. Brad Kummer, age 54, joined the Company in February 2000 as Vice President and Chief Technology Officer. Mr. Kummer spent the 25 years prior to joining the Company at Lucent Technologies (formerly Bell Laboratories), where he served in a variety of research and development and business development roles relating to optical fibers and systems. In his most recent work at Lucent, he was responsible for optical fiber systems engineering for long haul and metropolitan dense wavelength division multiplexing systems.

        Timothy O'Neill, age 47, joined the Company in January 2001 as the Vice President of Engineering Construction. He is responsible for the network build-out and provisioning. From 1999 to 2001, Mr. O'Neill was employed at @Link Networks, Inc. where he served as Chief Network Officer. While at @Link Networks, Inc., Mr. O'Neill was responsible for engineering, implementing, and operating an integrated communications network. From 1998 to 1999, Mr. O'Neill was the Vice President of National Operations for Nextlink Communications (subsequently XO Communications Inc.). His responsibilities included the NOC, network assurance, central office construction, provisioning, and engineering. Mr. O'Neill has also held senior management positions with Time Warner Communications and Internet Communications from 1994 to 1998.

        Mark Schleifer, age 34, joined the Company in October 2000 and currently serves as Vice President, IP Engineering. From 1994 to 2000, Mr. Schleifer served as Senior Director, Network Engineering at DIGEX/Intermedia, Incorporated, a provider of high-end managed Web and application hosting services. At DIGEX/Intermedia, Incorporated, Mr. Schleifer managed the Network Engineering group, Capacity Planning group, and Research and Development group. He was responsible for all technical aspects of customer turn up, network troubleshooting, field installations, and new equipment testing for the leased line business. Mr. Schleifer also coordinated peering and backbone circuit deployment to maintain network throughput and availability.

        Thaddeus Weed, age 42, joined the Company in February 2000 and serves as Vice President and Controller. From 1997 to 1999, Mr. Weed served as Senior Vice President of Finance and Treasurer at Transaction Network Services where Mr. Weed undertook a broad range of financial management responsibilities. These responsibilities included financial planning, forecasting, budgeting, financial modeling, acquisition, and international expansion strategies and pro-forma analyses. In 1999 he negotiated and completed the sale of Transaction Network Services to PSINet, Inc. From 1987 to 1997, Mr. Weed was employed at Arthur Andersen LLP where he served as Senior Audit Manager, consulting on due diligence and operational improvement issues and performing audits of public and private entities.

        Edward Glassmeyer, age 62, has served on the Company's board of directors since 2000. Mr. Glassmeyer was with Citicorp Venture Capital from 1968 to 1970, and The Sprout Capital Group where he was Managing Partner from 1971 to 1974. He co-founded Charter Oak Enterprises, a merchant bank, in 1974. In 1978, he co-founded Oak Investment Partners, a venture capital firm. Since July 1996, he has been an Overseer of The Tuck School at Dartmouth College. Mr. Glassmeyer has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Oak Investment Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Oak Investment Partners, and other affiliates of the Company have agreed to vote for such designees.

        Erel Margalit, age 41, has served on the Company's board of directors since 2000. Mr. Margalit has been Managing General Partner of Jerusalem Venture Partners since August 1997. He was a general partner of Jerusalem Pacific Ventures from December 1993 to August 1997. From 1990 to 1993, Mr. Margalit was Director of Business Development of the City of Jerusalem. Mr. Margalit is a director of Bridgewave Communications, Inc., CyOptics, Inc. SANGate Systems, Inc., MagniFire Websystems, Inc., Native Networks, Ltd. and Cyber-Ark Software, Inc. Mr. Margalit has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Jerusalem Venture Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Jerusalem Venture Partners, and affiliates of the Company have agreed to vote for such designees.

        Timothy Weingarten, age 28, became a director in October 2003. Mr. Weingarten graduated in the Spring of 1997 from the University of Pennsylvania with a degree in Electrical Engineering. From May of 1996 to February of 2000, he worked for Robertson Stephens & Co. in California. From February 2000 to present, Mr. Weingarten has worked for Worldview Technology Partners. Mr. Weingarten has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, Worldview Technology Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Worldview Technology Partners, and affiliates of the Company have agreed to vote for such designees.

        Steven Brooks, age 52, became a director in October 2003. Mr. Brooks currently serves as Managing Partner of Broadview Capital Partners, which he co-founded in 1999. From 1997 until 1999, Mr. Brooks headed the technology industry mergers and acquisition practice at Donaldson, Lufkin & Jenrette. Previously, Mr. Brooks has held a variety of positions in the investment banking and private equity fields, including: Head of Global Technology Banking at Union Bank of Switzerland, Managing Partner of Corporate Finance at Robertson Stephens, founder and Managing Partner of West Coast technology investment banking at Alex. Brown & Sons, and Principal at Rainwater, Inc., a private equity firm in Fort Worth, Texas. Mr. Brooks is a member of the Board of Directors of VERITAS Software Corpoation, Pharsight Corporation and Proxim Corporation, as well as a number of private companies. Mr. Brooks has been elected as a member of the board of directors of Cogent pursuant to an agreement among the Company, certain of its Preferred Stock investors, Broadview Capital Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Broadview Capital Partners, and affiliates of the Company have agreed to vote for such designees.

        Michael Carus, age 37, became a director in October 2003. Mr. Carus has been a general partner and Chief Financial Officer of Jerusalem Venture Partners since July 2001. Prior to joining Jerusalem Venture Partners, Mr. Carus has served as the Executive Vice President, Chief Operating Officer and Chief Financial Officer at Fundtech, Inc. from May 1997 to July 2001. Prior to that, Mr. Carus had held various senior management positions at Geotek Communications, Inc., from May 1995 to May 1997, and he was a CPA and Manager of Business Assurance at Coopers and Lybrand from August 1988 to May 1995. Mr. Carus has been elected as a member of the board of directors pursuant to an agreement among the Company, certain of its Preferred Stock investors, including Jerusalem Venture Partners, and other affiliates of the Company whereby the Company has agreed to nominate certain designees to the board of directors and such Preferred Stock investors, Jerusalem Venture Partners, and affiliates of the Company have agreed to vote for such designees.

Board Composition

        Our board of directors currently consists of seven directors. Our directors may be removed either with or without cause at any meeting of Cogent's stockholders by a majority vote of those stockholders represented and entitled to vote at such meeting, however, certain of the Preferred Stock investors and other affiliates of the Company that currently have the voting power to determine the outcome of such a vote have agreed not to vote to remove any member of the board of directors unless the party that designated that member for nomination to the board of directors also votes to remove that member, and in the case that such nominating party votes to remove its designee, such other Preferred Stock investors and other affiliates of the Company have agreed to vote to remove the designee. James Wei resigned from our board of directors on September 1, 2003.

Audit Committee

        Our board of directors has established an audit committee. The audit committee consists of Messrs. Carus, Glassmeyer and Margalit, each of whom is independent as the term is defined in Section 121(A) of the listing standards of the American Stock Exchange. The audit committee meets periodically with management and our independent accountants to review their work and confirm that they are properly discharging their respective responsibilities. The audit committee also:

  •
  appoints the independent accountants to audit our financial statements and perform services related to the audit;

  •
  pre-approves any permitted non-audit services performed by our independent accountants;

  •
  reviews the scope and results of the audit with the independent accountants;

  •
  reviews with management and the independent accountants our annual operating results;

  •
  considers the adequacy of the internal accounting control procedures; and

  •
  considers the independence of our accountants.

Compensation Committee Interlocks and Insider Participation

        The compensation committee, established by our board of directors, currently consists of Messrs. Margalit, Glassmeyer and Brooks. The directors serving on Cogent's compensation committee are all non-employee directors for purposes of Rule 16b-3 under the Exchange Act and are outside directors under Section 162(m) of the Internal Revenue Code.

        The compensation committee determines the salary and incentive compensation of our officers and provides recommendations for the salaries and incentive compensation of our other employees. The compensation committee also administers our 2003 Equity Incentive Award Plan.

Director Compensation

        We generally do not compensate our board members for their participation on our board of directors. However, as compensation for Ms. Lee's service as a director, on February 8, 2000 she received options to purchase 2,400 shares of Cogent common stock at an exercise price of $0.10 per share, which vested in equal amounts quarterly over three years. Ms. Lee became Chief Financial Officer in November, 2000. Ms. Lee exchanged these options for Series H Preferred Stock in October, 2003.

Executive Compensation

        Summary Compensation Table.    The following table sets forth summary information concerning the compensation we paid during the fiscal years ended December 31, 2000, December 31, 2001 and December 31, 2002 to our Chief Executive Officer and each of our other four most highly compensated executive officers who were serving as executive officers at the end of fiscal year 2002 and whose compensation exceeded $100,000 for fiscal year 2002. We refer to these individuals as our named executive officers.

Summary Compensation Table

		Annual Compensation					Long-Term Compensation Awards
Name and Principal Position	Year	Salary ($)			Bonus ($)		Securities Underlying Options/SARs (#)	All Other Compensation
David Schaeffer Chairman, President and Chief Executive Officer	2002 2001 2000	$ $ $	250,000 250,000 218,827		$ $ $	— — —	— 478,700 —	$ $ $	— — —
Helen Lee Chief Financial Officer	2002 2001 2000	$ $ $	248,750 220,000 25,949	(1)	$ $ $	— — —	— 100,000 47,400	$ $ $	— — 31,304	(2)
Mark Schleifer Vice President, IP Engineering	2002 2001 2000	$ $ $	208,000 208,000 50,533	(1)	$ $ $	— — 20,800	— 3,796 17,500	$ $ $	— — —
Neale D'Rozario Chief Information Officer(3)	2002 2001 2000	$ $ $	202,333 180,400 84,791	(1)	$ $ $	— — —	— — —	$ $ $	17,318 13,700 —	(2) (2)
Robert Beury Vice President and General Counsel	2002 2001 2000	$ $ $	197,333 196,000 63,197	(1)	$ $ $	— — —	— 4,555 17,500	$ $ $	— — —

(1)
Reflects partial-year employment.

(2)
Relocation costs and expenses.

(3)
Mr. D'Rozario, Chief Information Officer, resigned from his position with the Company in January, 2003.

        Option grants during Fiscal Year 2002.    The Company did not grant any options to its named executive officers during the fiscal year ended December 31, 2002. See "2000 Equity Incentive Plan" under "Employment Agreements" for a description of the 2000 Equity Incentive Plan of Cogent Communications Group, Inc.

        Aggregate Option Exercises in Fiscal Year 2002 and Year-End Option Values.    The following table provides information about options held by named executive officers as of December 31, 2002. The value realized and the value of unexercised in-the-money options at year-end is based on the year-end closing market price of $0.38, less the exercise price per share, multiplied by the number of shares underlying the options. See "2000 Equity Incentive Plan" under "Employment Agreements" for a description of the 2000 Equity Incentive Plan of Cogent Communications Group, Inc.

			Number of Securities Underlying Unexercised Options At Fiscal Year End
					Value of Unexercised In the Money Options At Year End
Name	Shares Acquired On Exercise	Value Realized
			Exercisable	Unexercisable	Exercisable	Unexercisable
David Schaeffer	—	$—	264,880	213,820	$—	$—
Helen Lee	—	$—	87,150	56,117	$392	$56
Mark Schleifer	—	$—	10,563	10,733	$—	$—
Neale D'Rozario(1)	—	$—	12,070	10,175	$—	$—
Robert Beury	—	$—	12,501	9,554	$—	$—

(1)
Mr. D'Rozario, Chief Information Officer, resigned from his position with the Company in January, 2003.

Employment Agreements

        David Schaeffer Employment Agreement.    David Schaeffer has an employment agreement that provides for a minimum annual salary of $250,000 for his services as Chief Executive Officer. He also receives all of the Company's standard employee benefits and a life insurance policy with a death benefit of $2 million. The initial term of his employment is through December 31, 2003. If he is discharged without cause or resigns for good reason, he is entitled to a lump sum amount equal to his annual salary at the time and continuation of his benefits for one year. If he is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, he is entitled to additional payment to reimburse him for all taxes, up to a maximum additional payment of 20% of the amount subject to tax. The agreement also provides that failure to elect Mr. Schaeffer's designees to the board of directors, as provided in the Stockholder Agreement, constitutes a material breach of his employment agreement. In the event of a change of control, 100% of his then unvested restricted stock will vest immediately.

        Helen Lee Employment Agreement.    Helen Lee's employment agreement provides for a minimum annual salary of $220,000 for her services as Chief Financial Officer. In the event that her employment with the Company is terminated without cause or constructively terminated, the agreement entitles her to six months of salary and continuation of benefits for six months and all stock options to be vested in the quarter of termination will vest immediately. In the event of a change of control, 100% of her then unvested restricted stock will vest immediately.

        Mark Schleifer Employment Agreement.    Mark Schleifer's employment agreement provides for a minimum annual salary of $208,000 for his services as Vice President, IP Engineering. In the event that his employment with the Company is terminated without cause or constructively terminated without cause, the agreement entitles him to three months of salary and continuation of benefits for six months. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control.    In the event of a change of control resulting in his termination without cause or constructive termination, 100% of his then unvested stock options will vest immediately.

        Robert Beury Employment Agreement.    Robert Beury's employment agreement provides for a minimum annual salary of $196,000 for his services as Vice President and General Counsel. The agreement entitles him to six months of salary and six months of benefits in the event that his employment with the Company is terminated without cause or constructively terminated. In the event of a change of control the vesting of his restricted stock accelerates so that he will be 100% vested in not less than 12 months following the change of control. In the event of a change of control resulting in his termination without cause or constructive termination, 100% of his then unvested stock options will vest immediately.

Equity Plans

        In 1999 the board of directors adopted the Amended and Restated Cogent Communications Group, Inc. 2000 Equity Incentive Plan. The principal purpose for the adoption of the 2000 Equity Incentive Plan was to attract, retain, and motivate selected officers, employees, consultants, and directors through the granting of stock-based compensation awards. The 2000 Equity Incentive Plan provides for a variety of compensation awards, including stock options, stock purchase rights and direct stock grants. Our board of directors, through the Compensation Committee, administers the equity plan with respect to all awards. The full board administers the equity plan with respect to options granted to independent directors, if any. No options were granted to the named executive officers under the equity plan in 2002.

        On June 12, 2003, the Compensation Committee of the board of directors adopted, subject to stockholder approval, the 2003 Incentive Award Plan. The Company believed that adoption of the Award Plan was necessary to permit the Company to continue to incentivize its employees, consultants, and directors by granting restricted stock awards as part of their overall compensation. On June 26, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the 2003 Incentive Award Plan and the reservation of 54,001 shares of Series H Preferred Stock for issuance thereunder approved the 2003 Incentive Award Plan. The decision to grant shares of restricted preferred stock under the 2003 Incentive Award Plan was made in order to allow management and the employees of the Company to share in the proceeds of any potential sale or other liquidation of the Company when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of the Common Stock. The Company expects that structure will incentivize management and the Company's employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the 2003 Incentive Award Plan provided only for Common Stock grants.

        The Compensation Committee determined that each of the Company's approximately 195 employees would be eligible to receive grants of Series H Preferred Stock under the 2003 Incentive Award Plan. The number of shares granted to each employee on October 10, 2003 was based on the number of options to purchase Common Stock granted to that employee under the Company's 2000 Equity Incentive Plan, and in the case of the Company's Chief Executive Officer, Chief Financial Officer and Controller, the number of options and shares of certain Common Stock held by such individuals. As a condition to receiving grants under the 2003 Incentive Award Plan, employees were required to relinquish all options to purchase Common Stock, and in the case of the Company's Chief Executive Officer, Chief Financial Officer and Controller, certain Common Stock previously issued to them. Restrictions on transfer of shares of Series H Preferred Stock granted under the 2003 Incentive Award Plan will be removed with respect to 27.083% of the shares granted upon receipt of the shares and then in equal monthly installments over the next 35 months.

        The Shares of Series H Participating Convertible Preferred Stock issued pursuant to the 2003 Award Plan are set forth in the following table:

2003 Incentive Award Plan Officer and Director Issuances

Name and Position	Dollar Value ($)(1)	Number of Shares of Series H Preferred Stock
David Schaeffer Chairman, President and Chief Executive Officer	6,388,369	37,801
Helen Lee Chief Financial Officer	912,769	5,401
Mark Schleifer Vice President, IP Engineering	105,287	623
Robert Beury Vice President and General Counsel	105,287	623
Executive Group	7,979,673	47,217
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	1,146,496	6,784

(1)
The Dollar Value assumes a per share value of the Series H Preferred Stock equal to its liquidation value of approximately $169 per share. The value actually realized with respect to these awards may be greater or less than this amount.

        Additionally, in connection with the restructuring, on June 12, 2003, the Compensation Committee (the "Committee") of the board of directors adopted, subject to stockholder approval, the 2003 Incentive Award Plan (the "Award Plan"). The Company believed that adoption of the Award Plan was necessary to permit the Company to continue to incentivize its employees, consultants, and directors by granting restricted stock awards as part of their overall compensation. On June 26, 2003, stockholders holding capital stock of the Company representing a number of votes sufficient to approve the 2003 Incentive Award Plan and the reservation of 54,001 shares of Series H Preferred Stock for issuance thereunder approved the 2003 Incentive Award Plan.

        The Award Plan was agreed to in negotiations with Cisco Capital and the Investors. The decision to grant shares of restricted preferred stock under the Award Plan was made in order to allow management and the employees of the Company to share in the proceeds of any potential sale or other liquidation of the Company when the amount of the proceeds resulted in a distribution to preferred stockholders under the liquidation provisions of the preferred stock, but were not sufficient to result in distributions to holders of the Common Stock. The Company expects that structure will incentivize management and the Company's employees by providing them with the possibility of reaping an economic benefit in a greater number of scenarios than would be the case if the Award Plan provided only for Common Stock grants. Certain terms of the Award Plan are discussed in greater detail in "Equity Plans" on page 47 of this prospectus.

CERTAIN TRANSACTIONS

Cogent Headquarters Lease

        We lease office space in Washington, D.C. from a partnership of which our Chairman and Chief Executive Officer, Dave Schaeffer, is the general partner. The annual rent for this space is approximately $369,000 and the lease expires August 31, 2004. We believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

Restructuring

        In connection with the restructuring that is described in greater detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments," on July 31, 2003, the Company issued 41,030 shares of our Series G Preferred Stock for $41.0 million in cash. As described in greater detail in "Security Ownership of Certain Beneficial Owners and Management," certain of the members of our board of directors may be deemed to have beneficial ownership of the shares of Series G Preferred Stock issued in the Series C Preferred Stock Financing.

Stockholder's Agreement

        In connection with the restructuring described above, the holders of Series G Preferred Stock, entered into a Second Amended and Restated Stockholders Agreement with the Company and the holders of the Company's Series F Preferred Stock, which provides for, among other things, an agreement by the parties to vote shares of Common Stock held by them for directors of the Company so as to elect as directors of the Company persons designated by certain of the parties to such agreement as well as the right to participate on a proportional basis in any future equity offerings by the Company.

Registration Rights Agreement

        In connection with the restructuring, the holders of the Series F Preferred Stock and Series G Preferred Stock entered into a Third Amended and Restated Registration Rights Agreement with the Company and certain other holders of our prior classes of preferred stock, which provides for, among other things, registration rights with respect to common stock issued to the parties to the agreement.

Restricted Stock Agreement

        In connection with restructuring and the issuance of Series H Preferred Stock in exchange for previously issued options to purchase our common stock and certain common stock held by our officers that is described in greater detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations—Recent Developments," each of our executive officers and certain of our directors, entered into a Restricted Stock Agreement with the Company that governs certain of the terms of, and places restrictions on, the Series H Preferred Stock.

Employment Agreements

        We have employment agreements with certain of our named executive officers as described in "Executive Compensation—Employment Agreements."

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information with respect to the beneficial ownership of shares of the Company's capital stock as of October 21, 2003, assuming conversion of all of the outstanding Preferred Stock of the Company into Common Stock at their then effective conversion rates, by:

  •
  each stockholder known to us to be a beneficial owner of more than 5% of any class of voting capital stock;

  •
  each of our directors;

  •
  each of our named executive officers; and

  •
  all of our executive officers and directors as a group.

        Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares subject to options, warrants and securities convertible into common stock held by that person that are exercisable as of October 21, 2003 or exercisable within 60 days thereof are deemed beneficially owned. Except as indicated in the footnotes to this table, we believe that each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name, except to the extent shared by a spouse under applicable law. This table is based on filings under the Securities Exchange Act by officers, directors and principal stockholders. As of October 21, 2003, assuming conversion of all of the outstanding preferred stock of the Company into common stock at their then effective conversion rates, there would have been 378,946,218 shares of common stock outstanding.

        Unless otherwise noted, the address for each stockholder below is: c/o Cogent Communications Group, Inc., 1015 31st Street, N.W., Washington D.C. 20007.

Name and Address	Number of Shares of Common Stock Beneficially Held		Percent Ownership as of October 21, 2003
Entities affiliated with Jerusalem Venture Partners Building One Mahla, Jerusalem 91487	80,091,322	(1)	21.14%
Entities affiliated with Worldview Technology Partners 435 Tasso Street, #120 Palo Alto, CA 94301	59,963,366	(2)	15.82
Entities affiliated with Oak Investment Partners IX, LP One Gorham Island Westport, CT 06880	60,762,677	(3)	16.03
Entities affiliated with Broadview Capital Partners One Bridge Plaza Fort Lee, NJ 07024	33,094,332	(4)	8.73
Cisco Systems Capital Corporation	68,199,901	(5)	18.00
David Schaeffer	33,300,623	(6)	8.79
H. Helen Lee	4,154,618	(7)	1.10
Erel Margalit	80,091,322	(1)	21.14
Michael Carus	80,091,322	(1)	21.14
Edward Glassmeyer	60,762,677	(3)	16.03
Timothy Weingarten	59,963,366	(2)	15.82
Steven Brooks	33,094,332	(4)	8.73
Mark Schleifer	479,231	(8)	*
Robert Beury	479,231	(9)	*
Directors and executive officers as a group (9 persons) (10)	274,456,257	(10)	72.43

*
Less than 1%

(1)
Includes 80,091,322 shares held by entities affiliated with Jerusalem Venture Partners, of which Mr. Margalit is Managing General Partner and Mr. Carus is a General Partner and CFO, including: (a) JVP III, LP, (b) JVP III (Israel) LP, (c) JVP Entrepreneurs Fund LP, (d) JVP IV, LP, (e) JVP-IV-A LP, and (f) JVP IV (Israel) LP. Messrs. Margalit and Carus disclaim beneficial ownership of such shares.

(2)
Includes 59,963,366 shares held by entities affiliated with Worldview Technology Partners, including: (a) Worldview Technology Partners III, LP, (b) Worldview Technology International III, LP, (c) Worldview Strategy III, LP, (d) Worldview III Carrier Fund, LP, (e) Worldview Technology Partners IV, LP, (f) Worldview Technology International IV, LP, and (g) Worldview Strategic Partners IV, LP. Mr. Weingarten disclaims beneficial ownership of such shares.

(3)
Includes 60,762,677 shares of preferred stock held by: Oak Investment Partners IX, LP, Oak IX Affiliates Fund, LP, and Oak IX Affiliates (Annex), LP. Mr. Glassmeyer disclaims beneficial ownership of such shares.

(4)
Includes 33,094,332 shares held by entities affiliated with Broadview Capital Partners, including: (a) BCI Holdings LP, (b) Broadview Holdings LLP, (c) Broadview BCPSBS Fund, (d) Broadview Capital Partners Affiliates Fund, (e) Broadview Capital Partners Management and (f) Broadview Capital Partners Qualified Purchaser Fund.

(5)
Includes 11,000 shares of Series F Participating Convertible Preferred Stock, convertible into 68,199,901 shares of common stock.

(6)
Includes 295,424 shares of common stock, 160,424 of which are owned directly by Mr. Schaeffer and 135,000 shares of which are held by the Schaeffer Descendant's Trust. Mr. Schaeffer disclaims beneficial ownership of such shares. Also includes 37,801 shares of Series H Participating Convertible Preferred Stock, convertible into 29,077,708 shares of common stock.

(7)
Includes 5,401 shares of Series H Participating Convertible Preferred Stock, convertible into 4,154,618 shares of common stock.

(8)
Includes 623 shares of Series H Participating Convertible Preferred Stock, convertible into 479,231 shares of common stock.

(9)
Includes 623 shares of Series H Participating Convertible Preferred Stock, convertible into 479,231 shares of common stock.

(10)
See footnotes (1) through (9) above. Consists of David Schaeffer, H. Helen Lee, Mark Schleifer, Robert Beury, Erel Margalit, Edward Glassmeyer, Timothy Weingarten, Steven Brooks, Michael Carus, R. Brad Kummer, Timothy O'Neill, Bruce Wagner and Thaddeus Weed.

DESCRIPTION OF COGENT CAPITAL STOCK

        Your rights as a Cogent stockholder will be governed by Delaware law, Cogent's Fourth Amended and Restated Certificate of Incorporation, and our bylaws. The following is a description of our capital stock, including the common stock that may be issued as payment-in-kind of interest on Allied Riser's 7.5% convertible subordinated notes.

        The description summarizes the material terms of our capital stock but does not purport to be complete, and is qualified in its entirety by reference to the applicable provisions of Delaware law, our certificate of incorporation, and bylaws.

General

        Our authorized capital stock consists of 395,120,000 shares of stock. We have 395,000,000 shares of common stock, par value $0.001 per share authorized. Of the 120,000 shares of preferred stock, par value $0.001 per share, 11,000 shares are designated as Series F participating convertible preferred stock, 41,030 shares are designated as Series G participating convertible preferred stock, and 54,001 are designated as Series H participating convertible preferred stock; 13,969 shares of preferred stock are undesignated. The Series F preferred stock is convertible into an aggregate of 68,199,901 shares of common stock, the Series G preferred stock is convertible into an aggregate of 254,947,501 shares of common stock, and the Series H preferred stock is convertible into an aggregate of 41,539,253 shares of common stock.

Cogent Common Stock

        Our common stock is traded on the American Stock Exchange under the symbol "COI." Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution, or winding up of Cogent, the holders of common stock are entitled to receive ratably the net assets of Cogent available after the payment of all debts and liabilities and subject to the prior rights of any outstanding preferred stock including the Series F, G, and H preferred stock. Holders of the common stock have no preemptive, subscription, redemption, or conversion rights.

Cogent Preferred Stock

        Terms of the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock.    The complete terms of our Series F Participating Convertible Preferred Stock (the "Series F Preferred Stock"), Series G Participating Convertible Preferred Stock (the "Series G Preferred Stock") and Series H Participating Convertible Preferred Stock (the "Series H Preferred Stock"), each with a par value of $0.001 per share (collectively, the "Preferred Stock"), are contained in certificates of designation and in our Amended and Restated Charter filed with the Secretary of State of Delaware. A summary of certain of the rights and preferences of the Preferred Stock is set forth below. The rights and preferences of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock are independent from and not related to one another except as described below under "Antidilution".

        Dividends.    The holders of the Preferred Stock will be entitled to receive out of legally available funds, dividends (on an as-converted-to-Common-Stock basis) payable when and if dividends are declared by the Board of Directors with respect to the Common Stock. The Company has no current plan, proposal or arrangement, written or otherwise, to pay dividends with respect to the Common Stock or the Preferred Stock.

        Conversion.    Each share of the Preferred Stock may be converted into shares of Common Stock at the election of its holder at any time. Each share of Series F Preferred Stock will be automatically converted into approximately 6,200 shares of Common Stock upon the affirmative election of the holders of at least one half of the outstanding shares of the Series F Preferred Stock. Each share of Series G Preferred Stock will (depending on the specific terms of the sub-series of Series G Preferred Stock) be automatically converted into between approximately 5,765 and 19,637 shares of Common Stock upon the affirmative election of the holders of at least two thirds of the outstanding shares of the Series G Preferred Stock. Each share of Series G Preferred Stock converts into a weighted average of 6,218 shares of Common Stock. Each share of Series H Preferred Stock will be automatically converted into approximately 769 shares of Common Stock upon the affirmative election of the holders of at least two thirds of the outstanding shares of the Series H Preferred Stock. The Series F Preferred Stock will be convertible into 68,199,901 shares of Common Stock representing 18.06% of the fully diluted authorized and outstanding shares of Common Stock (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The Series G Preferred Stock will be convertible into 254,947,501 shares of Common Stock representing 67.51% of the fully diluted authorized and outstanding shares of Common Stock after the completion of the restructuring (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The Series H Preferred Stock will be convertible into 41,539,253 shares of Common Stock representing 11.00% of the fully diluted authorized and outstanding shares of Common Stock after completion of the transaction (assuming conversion of all of the Company's issued and outstanding securities that are convertible into Common Stock and exercise of all outstanding options and warrants or any other rights to purchase or acquire other equity interests in the Company). The conversion price will be subject to adjustment as provided in the paragraph below (relating to antidilution). The Series F Preferred Stock, the Series G Preferred Stock and Series H Preferred Stock will be automatically converted into Common Stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying PO").

        Sinking Fund Provisions.    The Preferred Stock is not subject to sinking fund provisions.

        Restrictions on Alienability.    The Series F Preferred Stock and the Series G Preferred Stock are not subject to restrictions on alienability. The Series H Preferred Stock will be subject to restrictions on transfer related to vesting schedules, employment status and other restrictions as may be determined by the Compensation Committee of the Company's Board of Directors from time to time.

        Antidilution.    The conversion price of the Preferred Stock will be subject to adjustment to reduce dilution in the event that the Company issues additional equity securities (other than shares issued pursuant to the Company's equity compensation plan and other customary exclusions) at a purchase price less than the applicable conversion price. In the event of such an issuance of additional securities, the applicable conversion price will be adjusted on a weighted average basis taking into account the price and number of the newly issued shares and the number of shares then outstanding. The conversion price will also be subject to proportional adjustment for stock splits, stock dividends, recapitalizations and the like. In addition, the conversion price of the Series F Preferred Stock will be subject to adjustment to prevent the Series F Preferred Stock from becoming convertible into less than 5% of the fully diluted authorized and outstanding shares of Common Stock after completion of an additional issuance of securities at a price less than the current conversion price. In addition, if there is an adjustment to the conversion price of the Series F Preferred Stock, the Series G Preferred Stock or the Series H Preferred Stock, then all such series of Preferred Stock will receive the same proportional adjustment.

        Voting Rights and Protective Provisions.    The Series F Preferred Stock, the Series G Preferred Stock and Series H Preferred Stock will vote together with the Common Stock and not as a separate class, except as required by law with respect to any amendment or waiver of any provisions of the Company's Amended and Restated Charter or Bylaws that adversely affects the rights, preferences and privileges of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, on all matters except the election of directors on which the holders of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will have no vote with respect to their shares of Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock. Each share of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock. In addition and subject to customary exceptions, the consent of holders of a majority of the outstanding Series F Preferred Stock will be required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the Series G Preferred Stock will be required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50,000,000.

        Liquidation Preference; Participation.    Upon any dissolution, liquidation, or winding up of the Company, the holders of outstanding shares of the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will be entitled to receive, out of the assets of the Company remaining after all of the Company's debts and liabilities have been paid or otherwise provided for but before any payments have been made to the holders of Common Stock, an amount payable in cash equal to and with the preferences as follows: (1) the holders of the Series F Preferred Stock will be entitled to $11 million and the holders of the Investors Preferred will be entitled to a return of their $41 million investment in the Investors Preferred, which will result in aggregate return to the holders of the Series F Preferred Stock and the Series G Preferred Stock of $52 million; (2) the holders of the Series G Preferred Stock will be entitled to an additional two-fold return of their investment or $82 million and Series H Preferred Stock will be entitled to 10% of the total amount distributed in this tranche of the liquidation or $9.11 million which will result in an aggregate return in this tranche to the holders of the Series G Preferred Stock and the Series H Preferred Stock of $91.11 million; and (3) the holders of the Series F Preferred Stock will then be distributed $18.12 million so that in the aggregate they will have received through the first three tranches of liquidation payments an amount equal to 18.06% of the total amounts distributed to the Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock, or $29.12 million. If the assets available for distribution are other than cash, for example, the stock of an acquiring company paid in an acquisition of the Company, such other assets will be distributed instead of cash. After payment of all the amounts above, the Series F Preferred Stock, Series G Preferred Stock, and Series H Preferred Stock will participate on an as-converted-to-Common-Stock basis with the holders of Common Stock. A merger, reorganization or other acquisition-type transaction in which control of the Company or all or substantially all of its assets is transferred will be treated as a liquidation.

        Redemption.    The Series F Preferred Stock, Series G Preferred Stock and Series H Preferred Stock will not be redeemable.

Registration Rights Agreement and Stockholder Agreement

        The holders of the Series F Preferred Stock and Series G Preferred Stock will enter into a Third Amended and Restated Registration Rights Agreement with the Company and certain other holders of our prior classes of preferred stock, which will provide for, among other things, registration rights with respect to common stock issued to the parties to the agreement. The holders of the Series F Preferred Stock and Series G Preferred Stock will enter into a Second Amended and Restated Stockholders Agreement, which will provide for, among other things, an agreement by these parties to vote shares of Common Stock held by them for directors of the Company so as to elect as directors of the Company persons designated by certain of the parties to such agreement as well as the right to participate on a proportional basis in any future equity offerings by the Company.

PLAN OF DISTRIBUTION

        The shares of our common stock registered hereunder will be issued as payment-in-kind of interest on the 7.50% convertible subordinated notes due 2007 of our subsidiary, Allied Riser Communications Corporation. Allied Riser became our subsidiary by merger on February 4, 2002. As a result of the merger we became a co-obligor with Allied Riser on the notes, and assumed, among other things, the obligation to pay interest on the notes. Interest on the notes is payable on each June 15 and December 15, and the indenture governing the notes permits us to pay interest on the notes in shares of our common stock registered under the Securities Act.

        The number of shares to be distributed will be calculated by dividing the amount of the interest otherwise payable in cash by 95% of the average of the closing prices of our common stock for the five trading days preceding the interest payment date. Because the calculation will depend on the performance of our common stock in the future, we are currently unable to determine the number of shares that will be distributed to the noteholders. However, if the payment-in-kind interest payment were made on the date hereof, based on the average of the closing price of our common stock for October 16, 17, 20, 21, and 22, 2003, 378,080 shares of common stock would be issued to the noteholders.

        The common stock registered hereunder will be delivered to the Trustee of the notes on December 15, 2003, and will thereafter be distributed by the Trustee to the noteholders pursuant to the indenture.

        We expect that we will incur approximately $55,000 in expenses in connection with the registration of these shares of common stock.

VALIDITY OF COMMON STOCK

        Certain legal matters in connection with the offering of Cogent's common stock will be passed upon for Cogent by Latham & Watkins, L.L.P., Washington, D.C.

EXPERTS

        The consolidated financial statements of Cogent Communications Group, Inc. at December 31, 2002, and for the year then ended, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, and at December 31, 2001, and for each of the two years in the period ended December 31, 2001, by Arthur Andersen LLP, independent public accountants, as set forth in their respective reports thereon appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firms as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement on Form S-1 to register with the SEC the Cogent common stock with which to make pay-in-kind dividend interest payments on the Allied Riser's notes. This prospectus is a part of that registration statement. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Cogent and the common stock into which the notes are convertible. As allowed by SEC rules, this prospectus does not contain all the information you can find in the registration statement or the exhibits to the registration statement. Summaries contained in this prospectus of the contents of any agreement or other document referred to in this prospectus are not necessarily complete and we refer you to the complete copy of that agreement or other document for its precise legal terms and other information that may be important to you.

        We file annual, quarterly and current reports, information statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 1-31227. You may read any document we file at the SEC's Public reference rooms at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also inspect our filings at a regional public reference facility maintained by the SEC located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 or at 233 Broadway, New York, New York 10279. Please call the SEC toll free at 1-800-SEC-0330 for information about its public reference rooms. We file electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov.

        We have not authorized anyone to give any information or make any representation about our companies that is different from, or in addition to, that contained in this prospectus or in any of the materials that we have incorporated by reference into this prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus does not extend to you. The information contained in this prospectus speaks only as of the date of this document unless the information specifically indicates that another date applies.

Report of Ernst and Young, LLP, Independent Auditors

To the Board of Directors of Cogent Communications Group, Inc.:

        We have audited the accompanying consolidated balance sheet of Cogent Communications Group, Inc. and subsidiaries (the "Company") as of December 31, 2002, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year ended December 31, 2002. Our audit also included the financial statement schedules listed in the index at Item 15(a)2. These financial statements and schedules are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements and schedules based on our audit. The consolidated financial statements and schedules of the Company for each of the two years in the period ended December 31, 2001, were audited by other auditors who have ceased operations, and whose report dated March 1, 2002 (except with respect to the matters discussed in Note 14, as to which the date is March 27, 2002) expressed an unqualified opinion on those consolidated financial statements and schedules.

        We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

        In our opinion, the 2002 financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cogent Communications Group, Inc. and subsidiaries at December 31, 2002, and the consolidated results of their operations and their cash flows for the year ended December 31, 2002, in conformity with accounting principles generally accepted in the United States. Also, in our opinion, the related financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the consolidated financial statements, the Company has incurred recurring operating losses and negative cash flows from operating activities and has a working capital deficiency. In addition, the Company has not complied with a covenant of a loan agreement with a lender. These conditions raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The accompanying consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that may result from the outcome of this uncertainty.

                      /s/ Ernst & Young, LLP

McLean, VA
March 5, 2003

        The following report is a copy of a report previously issued by Arthur Andersen LLP and has not been reissued by Arthur Andersen LLP. Certain financial information for each of the years in the periods ended December 31, 2000 and December 31, 2001, was not reviewed by Arthur Andersen LLP and includes additional disclosures to conform with new accounting pronouncements and SEC rules and regulations issued during such fiscal year. See Item 7, "Management's Discussion and Analysis of Financial Condition and Results of Operations" for discussion of related risks.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Cogent Communications Group, Inc., and Subsidiaries:

        We have audited the accompanying consolidated balance sheets of Cogent Communications Group, Inc. (a Delaware corporation), and Subsidiaries (together the Company) as of December 31, 2000 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cogent Communications Group, Inc., and Subsidiaries as of December 31, 2000 and 2001, and the results of their operations and their cash flows for the period from inception (August 9, 1999) to December 31, 1999, and for the years ended December 31, 2000 and 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Vienna, Virginia
March 1, 2002 (except with respect to the matters discussed in
Note 14, as to which the date is March 27, 2002)

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2001 AND 2002
(IN THOUSANDS, EXCEPT SHARE DATA)

	2001	2002
Assets
Current assets:
Cash and cash equivalents	$49,017	$39,314
Short term investments ($851 restricted in 2002)	1,746	3,515
Accounts receivable, net of allowance for doubtful accounts of $112 and $2,023, respectively	1,156	5,516
Prepaid expenses and other current assets	2,171	2,781

Total current assets	54,090	51,126
Property and equipment:
Property and equipment	249,057	365,831
Accumulated depreciation and amortization	(13,275)	(43,051)

Total property and equipment, net	235,782	322,780
Intangible assets:
Intangible assets	11,740	23,373
Accumulated amortization	(1,304)	(8,718)

Total intangible assets, net	10,436	14,655
Other assets	19,461	19,116

Total assets	$319,769	$407,677

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$3,623	$7,830
Accrued liabilities	3,462	18,542
Cisco credit facility, in default (Note 1)	—	250,305
Current maturities, capital lease obligations	426	3,505

Total current liabilities	7,511	280,182
Cisco credit facility (Note 1)	181,312	—
Capital lease obligations, net of current	20,732	55,280
Convertible subordinated notes, net of discount of $78,140	—	38,840
Other long term liabilities	—	749

Total liabilities	209,555	375,051

Commitments and contingencies:
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $30,301	25,892	25,892
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,809,783 and 19,370,223 shares issued and outstanding, respectively; liquidation preference of $100,000	90,009	88,009
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000	61,345	61,345
Common stock, $0.001 par value; 21,100,000 shares authorized; 1,409,814 and 3,483,838 shares issued and outstanding, respectively	1	4
Additional paid-in capital	38,724	49,199
Deferred compensation	(11,081)	(6,024)
Stock purchase warrants	8,248	9,012
Accumulated other comprehensive loss	—	(44)
Accumulated deficit	(102,924)	(194,767)

Total stockholders' equity	110,214	32,626

Total liabilities and stockholders' equity	$319,769	$407,677

The accompanying notes are an integral part of these consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	2000	2001	2002
Net service revenue (Note 1)	$—	$3,018	$51,913
Operating expenses:
Network operations (including $0, $307 and $233 of amortization of deferred compensation, respectively)	3,040	20,297	49,324
Selling, general, and administrative (including $0, $2,958 and $3,098 of amortization of deferred compensation, and $0, $479 and $3,209 of bad debt expense, respectively)	10,845	30,280	36,593
Gain on settlement of vendor litigation (Note 9)	—	—	(5,721)
Depreciation and amortization	338	13,535	33,990

Total operating expenses	14,223	64,112	114,186

Operating loss	(14,223)	(61,094)	(62,273)
Settlement of note holder litigation (Note 9)	—	—	3,468
Interest income and other	3,567	2,126	1,739
Interest expense	(1,105)	(7,945)	(36,284)

Loss before extraordinary item	$(11,761)	$(66,913)	$(100,286)

Extraordinary gain—Allied Riser merger	—	—	8,443

Net Loss	$(11,761)	$(66,913)	$(91,843)

Beneficial conversion of preferred stock	—	(24,168)	—

Net loss applicable to common stock	$(11,761)	$(91,081)	$(91,843)

Net loss per common share:
Loss before extraordinary gain	$(8.51)	$(64.78)	$(30.82)
Extraordinary gain	—	—	2.59

Basic and diluted net loss per common share	$(8.51)	$(64.78)	$(28.22)

Weighted-average common shares (basic and diluted)	1,382,360	1,406,007	3,254,241

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

						Convertible preferred stock— Series A		Convertible preferred stock— Series B		Convertible preferred stock— Series C
	Common stock
			Additional paid-in capital	Deferred Compensation	Stock purchase warrants							Accumulated deficit	Currency translation	Total stockholders' equity
	Shares	Amount				Shares	Amount	Shares	Amount	Shares	Amount
Balance, December 31, 1999	1,360,000	$1	$99	$—	$—	—	$—	—	$—	—	$—	$(82)	$—	$18
Exercises of stock options	40,698	—	90	—	—	—	—	—	—	—	—	—	—	90
Issuance of Series A convertible preferred stock, net	—	—	—	—	—	26,000,000	25,892	—	—	—	—	—	—	25,892
Issuance of Series B convertible preferred stock, net	—	—	—	—	—	—	—	19,809,783	90,009	—	—	—	—	90,009
Net loss	—	—	—	—	—	—	—	—	—	—	—	(11,761)	—	(11,761)

Balance, December 31, 2000	1,400,698	1	189	—	—	26,000,000	25,892	19,809,783	90,009	—	—	(11,843)	—	104,248
Exercises of stock options	9,116	—	21	—	—	—	—	—	—	—	—	—	—	21
Issuance of stock purchase warrants	—	—	—	—	8,248	—	—	—	—	—	—	—	—	8,248
Issuance of Series C convertible preferred stock, net	—	—	—	—	—	—	—	—	—	49,773,402	61,345	—	—	61,345
Deferred compensation	—	—	14,346	(14,346)	—	—	—	—	—	—	—	—	—	—
Beneficial conversion—Series B convertible preferred stock	—	—	24,168	—	—	—	—	—	—	—	—	(24,168)	—	—
Amortization of deferred compensation	—	—	—	3,265	—	—	—	—	—	—	—	—	—	3,265
Net loss	—	—	—	—	—	—	—	—	—	—	—	(66,913)	—	(66,913)

Balance at December 31, 2001	1,409,814	1	38,724	(11,081)	8,248	26,000,000	25,892	19,809,783	90,009	49,773,402	61,345	(102,924)	—	110,214
Exercises of stock options	7,296	—	1	—	—	—	—	—	—	—	—	—	—	1
Issuance of common stock, options and warrants—Allied Riser merger	2,009,678	3	10,230	—	764	—	—	—	—	—	—	—	—	10,998
Deferred compensation adjustments	—	—	(1,756)	1,726	—	—	—	—	—	—	—	—	—	(30)
Conversion of Series B convertible preferred stock	57,050	—	2,000	—	—	—	—	(439,560)	(2,000)	—	—	—	—	—
Foreign currency translation	—	—	—	—	—	—	—	—	—	—	—	—	(44)	(44)
Amortization of deferred compensation	—	—	—	3,331	—	—	—	—	—	—	—	—	—	3,331
Net loss	—	—	—	—	—	—	—	—	—	—	—	(91,843)	—	(91,843)

Balance at December 31, 2002	3,483,838	$4	$49,199	$(6,024)	$9,012	26,000,000	$25,892	19,370,223	$88,009	49,773,402	$61,345	$(194,767)	$(44)	$32,626

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2000, DECEMBER 31, 2001 AND DECEMBER 31, 2002
(IN THOUSANDS)

	2000	2001	2002
Cash flows from operating activities:
Net loss	$(11,761)	$(66,913)	$(91,843)
Adjustments to reconcile net loss to net cash used in operating activities—
Depreciation and amortization, including debt costs	338	13,594	36,490
Amortization of debt discount—convertible notes	—	—	6,086
Amortization of deferred compensation	—	3,265	3,331
Extraordinary gain—Allied Riser merger	—	—	(8,443)
Gain on settlement of vendor litigation	—	—	(5,721)
Changes in assets and liabilities:
Accounts receivable	—	(1,156)	(2,894)
Prepaid expenses and other current assets	(3,281)	1,107	1,189
Other assets	(7,213)	(2,660)	1,134
Accounts payable and accrued liabilities	5,547	5,977	19,104

Net cash used in operating activities	(16,370)	(46,786)	(41,567)

Cash flows from investing activities:
Purchases of property and equipment	(80,989)	(118,020)	(75,214)
Cash acquired in Allied Riser merger	—	—	70,431
Purchase of minority interests in Shared Technologies of Canada, Inc.	—	—	(3,617)
Purchases of short term investments	—	(1,746)	(1,769)
Purchases of intangible assets	—	(11,886)	(9,617)

Net cash used in investing activities	(80,989)	(131,652)	(19,786)

Cash flows from financing activities:
Borrowings under Cisco credit facility	67,239	107,632	54,395
Collection of note from stockholder	25	—	—
Proceeds from option exercises	90	21	1
Repayment of capital lease obligations	(37,156)	(12,754)	(2,702)
Deferred equipment discount	16,853	5,618	—
Issuances of preferred stock, net of issuance costs	115,901	61,345	—

Net cash provided by financing activities	162,952	161,862	51,694

Effect of exchange rate changes on cash	—	—	(44)

Net increase (decrease) in cash and cash equivalents	65,593	(16,576)	(9,703)
Cash and cash equivalents, beginning of year	—	65,593	49,017

Cash and cash equivalents, end of year	$65,593	$49,017	$39,314

Supplemental disclosures of cash flow information:
Cash paid for interest	$1,736	$8,943	$12,440
Cash paid for income taxes	—	—	—
Non-cash financing activities—
Capital lease obligations incurred	47,855	23,990	33,027
Warrants issued in connection with credit facility	—	8,248	—
Borrowing under credit facility for payment of loan costs and interest	—	6,441	14,820
Allied Riser Merger
Fair value of assets acquired			$74,791
Less: valuation of common stock, options & warrants issued			(10,967)
Less: extraordinary gain			(8,443)

Fair value of liabilities assumed			$55,381

NetRail Acquisition
Fair value of assets acquired		12,090
Less: cash paid		(11,740)

Fair value of liabilities assumed		350

PSINet Acquisition
Fair value of assets acquired			16,602
Less: cash paid			(9,450)

Fair value of liabilities assumed			7,152

The accompanying notes are an integral part of these consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2000, 2001, and 2002

1.     Description of the business and summary of significant accounting policies:

Description of business

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Williams Communications Group, Inc ("Williams"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from several providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Asset Purchase Agreement—PSINet, Inc.

        In January 2002, the Company entered into a due diligence agreement with PSINet. This agreement allowed the Company to undertake due diligence related to certain of PSINet's network operations in the United States. The Company paid a $3.0 million fee in January 2002 to PSINet in connection with this arrangement. In February 2002, the Company and PSINet entered into an Asset Purchase Agreement ("APA"). Pursuant to the APA, approved on March 27, 2002 by the bankruptcy court overseeing the PSINet bankruptcy, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash. The acquisition closed on April 2, 2002. The $3.0 million payment under the due diligence agreement was applied toward this amount resulting in a $6.5 million cash payment at closing. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

        The PSINet acquisition enabled the Company to immediately incorporate a revenue stream from a set of products that the Company believes complement its core offering of 100 Mbps Internet connectivity for $1,000 per month and reduced its costs of network operations from the acquisition of settlement-free peering rights. The Company plans to support and build on the PSINet brand name that, the Company believes, is one of the most recognizable ISPs in the country. Under the PSINet label, Cogent is offering PSINet services, including Internet connectivity.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with necessary in-building networks as well as pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada. Prior to the merger, Allied Riser had ceased providing its services to its customers In the United States. The Company is utilizing the Allied Riser in building network and building access rights to provide its high speed Internet access service. The acquisition enabled the Company to accelerate its business plan and increase its footprint in the markets it serves.

NetRail Inc.

        On September 6, 2001, the Company paid approximately $11.7 million in cash for certain assets of NetRail, Inc, ("NetRail") a Tier-1 Internet service provider, in a sale conducted under Chapter 11 of the United States Bankruptcy Code. The purchased assets included certain customer contracts and the related accounts receivable, network equipment, and settlement-free peering arrangements.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There is only one reporting segment.

Business risk and liquidity

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the availability of additional capital, the ability to meet the financial and operating covenants under its credit facility, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to successfully market its products and services, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

        The Company has obtained $177 million in venture-backed funding through the issuance of preferred stock. The Company has secured a $409 million credit facility (the "Facility") from Cisco Systems Capital Corporation ("Cisco Capital").

        In connection with the Allied Riser merger, the Company acquired approximately $70 million of cash and cash equivalents and assumed the obligations of Allied Riser including its convertible subordinated notes due in June 2007 totaling $117 million. In January 2003, the Company entered into settlement and exchange agreements with the holders of approximately $107 million of par value of Allied Riser's convertible subordinated notes. Pursuant to the exchange agreement, the note holders agreed to surrender their notes including accrued and unpaid interest in exchange for a cash payment of $5.0 million and the Company's issuance of 3,426,293 shares of Series D preferred stock and 3,426,293 shares of Series E preferred stock. Pursuant to the settlement agreement, the note holders agreed to dismiss with prejudice its litigation against Allied Riser, in exchange for a cash payment of approximately $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors. These transactions closed in March 2003 when the agreed amounts were paid and the preferred shares were issued. This settlement and exchange eliminated the June 2007 principal payment obligation of approximately $107 million, interest accrued at a 7.5 percent annual rate since the last interest payment made on December 15, 2002, the future semi-annual interest payment obligations on these notes and the note holder litigation in exchange for total cash payments of approximately $9.9 million and the issuance of preferred stock. This preferred stock is convertible into approximately 4.8% of the Company's fully diluted common stock.

Going Concern, Covenant Violation and Managements Plans

        The Facility requires compliance with certain financial and operational covenants. The Company violated the debt covenant related to minimum net revenues for the fourth quarter of 2002. Accordingly, since December 31, 2002, the Company was in default under the Facility and the payment of the outstanding balance of approximately $250.3 million at December 31, 2002, can be accelerated by Cisco Capital and made immediately due and payable. As a result, the obligation is recorded as a current liability in the accompanying consolidated balance sheet. The Company's fiscal 2003 business plan contemplated borrowing an additional $25 million of working capital under the Facility that was to become available in $5.0 million monthly increments from May 2003 until September 2003. Because of the default, Cisco Capital is no longer required to fund future borrowing requests. The Company's cash and short-term investments were approximately $42.8 million at December 31, 2002 that is substantially less than the amount outstanding under the Facility.

        The Company is currently in negotiations with Cisco Capital. Discussions include a possible purchase by the Company of the obligation or a renegotiation of the covenants and repayment terms. A purchase of the Facility will require the Company to raise additional capital, which may not be available on terms acceptable to the Company. The Company is also in discussions with its current shareholders and other potential investors to raise additional capital. The outcome of these discussions is dependent upon the outcome of the Company's ability to reach a settlement with Cisco Capital. There can be no assurance that the negotiations with Cisco Capital will result in a settlement on terms acceptable to the Company and its current and potential future investors or that we would be able to secure additional capital from our existing or new investors. Should these negotiations fail, the Company will be required to pursue alternative strategies likely to include reductions in operating costs, a reduction in the Company's expansion plans, and potentially, the filing for bankruptcy protection.

        The Company has entered into account control agreements with Cisco Capital on its cash and investment accounts. These agreements provide Cisco Capital with a security interest in these funds and the right to assume exclusive control over all of the Company's cash and short-term investments. Cisco Capital has not acted on these agreements. However, should Cisco Capital enforce its rights under these arrangements, the Company's ability to fund operations will become immediately dependent upon Cisco Capital's willingness to release these funds.

        The Company's consolidated financial statements have been prepared assuming it will continue as a going concern. As described in these consolidated financial statements, the Company has defaulted on its debt obligation to Cisco Capital and has incurred recurring operating losses and negative cash flows from operating activities, which raise substantial doubt about its ability to continue as a going concern. Although the Company is in current discussions with Cisco Capital in an effort to potentially restructure or repurchase this debt, there can be no assurance that these negotiations will be successful. The Company's ability to continue as a going concern is dependent upon a number of factors including, but not limited to, successful completion of negotiations with Cisco Capital and an infusion of a significant amount of capital, customer and employee retention, and its continued ability to provide high quality services. These consolidated financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classification of liabilities that might result from the outcome of this uncertainty.

Principles of consolidation

        The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States and include the accounts of the Company and its subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collectibility is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over a contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2001 and 2002. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

        In September 2002, the Company began invoicing certain customers for amounts contractually due for unfulfilled minimum contractual obligations. The Company recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. The Company recognizes net revenue as these billings are collected in cash. The Company intends to vigorously seek payment for these amounts. The Company invoiced for approximately $2.0 million of unfulfilled minimum contractual obligations in 2002, none of which was paid in 2002.

Network operations

        Network operations include costs associated with service delivery, network management, and customer support. This includes the costs of personnel and related operating expenses associated with these activities, network facilities costs, fiber maintenance fees, leased circuit costs, and access fees paid to office building owners.

International Operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4, 2002 to December 31, 2002 was approximately $4.3 million. ARC Canada's total assets were approximately $7.5 million at December 31, 2002.

Financial instruments

        The Company considers all highly liquid investments with an original maturity of three months or less at purchase to be cash equivalents. The Company determines the appropriate classification of its investments at the time of purchase and reevaluates such designation at each balance sheet date. At December 31, 2001 and 2002, the Company's marketable securities consisted of money market accounts and commercial paper.

        The Company is party to letters of credit totaling $5.5 million as of December 31, 2002. These letters of credit are secured by certificates of deposit and commercial paper investments of $5.3 million that are restricted and included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2001 and 2002, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The interest rate on the Company's credit facility resets on a quarterly basis; accordingly, as of December 31, 2002, the fair value of the Company's credit facility approximated its carrying amount. The Allied Riser convertible subordinated notes due in June 2007 have a face value of $117.0 million. The notes were recorded at their fair value of approximately $32.7 million at the merger date. The resulting discount is being accreted to interest expense through the maturity date. The fair value of the notes at December 31, 2002, was approximately $11.1 million based upon their quoted market price.

Credit risk

        The Company's assets that are exposed to credit risk consist of its cash equivalents, short-term investments and accounts receivable. The Company places its cash equivalents and short-term investments in instruments that meet high-quality credit standards as specified in the Company's investment policy guidelines. Accounts receivable are due from customers located in major metropolitan areas in the United States and in Ontario Canada. Revenues from the Company's wholesale and customers obtained through business combinations are subject to a higher degree of credit risk than customers who purchase its retail service.

Reclassifications

        Certain amounts in the December 31, 2001 financial statements have been reclassified in order to conform to the 2002 financial statement presentation. Such reclassifications had no impact on previously reported net loss or net stockholders' equity.

Comprehensive Income (Loss)

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto. The Company did not have any significant components of "other comprehensive income," until the year ended December 31, 2002. Accordingly, reported net loss is the same as "comprehensive loss" for all periods presented prior to 2002 (amounts in thousands).

Year ended December 31, 2002
Net loss	$(91,843)
Currency translation	(44)

Comprehensive loss	$(91,887)

Property and equipment

        Property and equipment are recorded at cost and depreciated once deployed using the straight-line method over the estimated useful lives of the assets. Useful lives are determined based on historical usage with consideration given to technological changes and trends in the industry that could impact the network architecture and asset utilization. The direct costs incurred prior to an asset being ready for service are reflected as construction in progress. Interest is capitalized during the construction period based upon the rates applicable to borrowings outstanding during the period. Construction in progress includes costs incurred under the construction contract, interest, and the salaries and benefits of employees directly involved with construction activities. Expenditures for maintenance and repairs are expensed as incurred. Assets and liabilities under capital leases are recorded at the lesser of the present value of the aggregate future minimum lease payments or the fair value of the assets under lease. Leasehold improvements include costs associated with building improvements.

        Depreciation and amortization periods are as follows:

Type of asset	Depreciation or amortization period
Indefeasible rights of use (IRUs)	Shorter of useful life or IRU lease agreement; generally 15 to 20 years, beginning when the IRU is ready for use
Network equipment	Five to seven years
Leasehold improvements	Shorter of lease term or useful life; generally 10 to 15 years
Software	Five years
Office and other equipment	Three to five years
System infrastructure	Ten years

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2001 or 2002. In the event that there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because managements best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, management believes that currently the fair value of our long-lived assets including our network assets and IRU's are significantly below the amounts the Company originally paid for them.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Income taxes

        The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." Under SFAS No. 109, deferred tax assets or liabilities are computed based upon the differences between financial statement and income tax bases of assets and liabilities using the enacted marginal tax rate. Deferred income tax expense or benefits are based upon the changes in the assets or liability from period to period.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price. The Company has adopted the disclosure only requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," which allows entities to continue to apply the provisions of APB Opinion No. 25 for transactions with employees and to provide pro forma net income disclosures as if the fair value based method of accounting, or minimum value method for private companies, described in SFAS No. 123 had been applied to employee stock option grants. The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123 (in thousands except share and per share amounts):

	Year Ended December 31, 2000	Year Ended December 31, 2001	Year Ended December 31, 2002
Net loss, as reported	$(11,761)	$(66,913)	$(91,843)
Add: stock-based employee compensation expense included in reported net loss, net of related tax effects	—	3,265	3,331
Deduct: total stock-based employee compensation expense determined under fair value based method, net of related tax effects	(192)	(3,159)	(4,721)

Pro forma—net loss	$(11,953)	$(66,807)	$(93,233)

Loss per share as reported—basic and diluted	$(8.51)	$(47.59)	$(28.22)

Pro forma loss per share—basic and diluted	$(8.65)	$(47.52)	$(28.65)

        Pro forma information regarding net loss required by SFAS No.123 has been determined as if the Company had accounted for its stock options under the minimum value method while the Company was a private company. The weighted-average per share grant date fair value of options granted was $4.00 in 2000. The fair value of these options was estimated at the date of grant using the minimum value method with the following weighted-average assumptions for the year ended December 31, 2000—an average risk-free rate of 5.25 percent, a dividend yield of 0 percent, and an expected life of 10 years. The weighted-average per share grant date fair value of options granted was $14.85 in 2001 and $2.44 in 2002. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions for 2001—an average risk-free rate of 5.0 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 128% and for 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years, and expected volatility of 162%.

Basic and Diluted Net Loss Per Common Share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation because their effect would be anti-dilutive.

        For the years ended December 31, 2000, 2001 and 2002, options to purchase 608,136, 1,157,919 and 1,033,286 shares of common stock at weighted-average exercise prices of $9.90, $5.30 and $4.41 per share, respectively, are not included in the computation of diluted earnings per share as they are anti-dilutive. For the years ended December 31, 2000, 2001 and 2002, 45,809,783, 95,583,185 and 95,143,625 shares of preferred stock, which were convertible into 4,580,978, 10,148,309 and 10,091,401 shares of common stock, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the years ended December 31, 2001 and 2002, warrants for 710,216 and 854,941 shares of common stock, respectively, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect. For the year ended December 31, 2002, approximately 245,000 shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes, were not included in the computation of diluted earnings per share as a result of their anti-dilutive effect.

Recent Accounting Pronouncements

        In June 2001, the Financial Accounting Standards Board ("FASB") issued SFAS No. 143, "Accounting for Asset Retirement Obligations," which is effective for fiscal years beginning after June 15, 2002. The statement provides accounting and reporting standards for recognizing obligations related to asset retirement costs associated with the retirement of tangible long-lived assets. Under this statement, legal obligations associated with the retirement of long-lived assets are to be recognized at their fair value in the period in which they are incurred if a reasonable estimate of fair value can be made. The fair value of the asset retirement costs is capitalized as part of the carrying amount of the long-lived asset and expensed using a systematic and rational method over the assets' useful life. Any subsequent changes to the fair value of the liability will be expensed. The Company is in the process of evaluating the impact of adopting this standard.

        In August 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." SFAS No. 144 supersedes FASB No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," but retains that statement's fundamental provisions for recognition and measurement of impairment of long-lived assets to be held and used and measurement of long-lived assets to be disposed of by sale. SFAS No. 144 also supersedes the accounting/reporting provisions of APB Opinion No. 30 for segments of a business to be disposed of, but retains APB 30's requirement to report discontinued operations separately from continuing operations and extends that reporting to a component of an entity that either has been disposed of or is classified as held for sale. The adoption of this statement on January 1, 2002 did not have a material impact on the Company's operations or financial position.

        In May 2002, the FASB issued SFAS No. 145, "Recission of FASB Statements Nos. 4, 44 and 64, Amendment of FASB Statement No. 13 and Technical Corrections." The statement provides reporting standards for debt extinguishments and provides accounting standards for certain lease modifications that have economic effects similar to sale-leaseback transactions. The statement is effective for certain lease transactions occurring after May 15, 2002 and all other provisions of the statement shall be effective for financial statements issued on or after May 15, 2002. Adoption of this standard did not have any impact on the Company's financial position or the presentation of any transactions.

        On July 29, 2002, the FASB issued SFAS No. 146, "Accounting for Costs Associated with Exit or Disposal Activities". The standard requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. Examples of costs covered by the standard include lease termination costs and certain employee severance costs that are associated with a restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by Emerging Issues Task Force ("EITF") Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." SFAS 146 replaces Issue 94-3. SFAS 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002.

        In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation-Transition and Disclosure," or SFAS No. 148. SFAS No. 148 amends SFAS No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition to SFAS No. 123's fair value method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No. 123 and APB No. 28, "Interim Financial Reporting," to require disclosure in the summary of significant accounting policies of the effects of an entity's accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB No. 28. The provisions of SFAS No. 148 are effective for fiscal years beginning after December 15, 2002 with respect to the amendments of SFAS No. 123 and effective for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002 with respect to the amendments of APB No. 28. We have adopted SFAS No. 148 by including the required additional disclosures.

2.     Acquisitions:

        The acquisition of the assets of NetRail, Inc., PSINet and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The purchase price allocations are preliminary and further refinements may be made. The operating results related to the acquired assets of NetRail, Inc., PSINet and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The NetRail acquisition closed on September 6, 2001. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002.

        The purchase price of Allied Riser was approximately $12.5 million and included the issuance of 13.4% of the Company's common stock, or approximately 2.0 million shares of common stock valued at approximately $10.2 million, the issuance of warrants and options for the Company's common stock valued at approximately $814,000 and transaction expenses of approximately $1.5 million. The fair value of the common stock was determined by using the average closing price of Allied Risers common stock in accordance with SFAS No. 141. Allied Riser's subordinated convertible notes were recorded at their fair value using their quoted market price at the merger date. The fair value of net assets acquired was approximately $55.5 million resulting in negative goodwill of approximately $43.0 million. Negative goodwill was allocated to long-lived assets of approximately $34.6 million with the remaining $8.4 million recorded as an extraordinary gain.

        The following table summarized the estimated fair values of the assets acquired and the liabilities assumed (in thousands).

	NetRail	Allied Riser	PSINet
Current assets	$200	$71,502	$4,842
Property, plant & equipment	150	—	294
Intangible assets	11,740	—	11,466
Other assets	—	3,289	—

Total assets acquired	$12,090	$74,791	$16,602

Current liabilities	—	20,621	7,152
Long term debt	—	34,760	—

Total liabilities assumed	—	55,381	7,152

Net assets acquired	$12,090	$19,410	$9,450

        The intangible assets acquired in the NetRail acquisition were allocated to customer contracts ($0.7 million) and peering rights ($11 million) and are being amortized over a weighted average useful life of 36 months. The intangible assets acquired in the PSINet acquisition were allocated to customer contracts ($4.7 million), peering rights ($4.7 million), trade name ($1.8 million), and a non-compete agreement ($0.3 million). These intangible assets are being amortized in periods ranging from two to five years with a weighted average useful life of 32 months.

        If the NetRail, Allied Riser and PSINet acquisitions had taken place at the beginning of 2001 and 2002 the unaudited pro forma combined results of the Company for the years ended December 31, 2001 and 2002 would have been as follows (amounts in thousands, except per share amounts).

	Year Ended December 31, 2001	Year Ended December 31, 2002
Revenue	$86,122	$66,408
Net loss before extraordinary items	(403,970)	(106,651)
Net loss	(392,296)	(98,208)
Loss per share before extraordinary items—basic and diluted	$(114.90)	$(30.85)
Loss per share—basic and diluted	$(111.58)	$(28.41)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined results of operations might have been if the NetRail, Allied Riser and PSINet acquisitions had been effective at the beginning of 2001 and 2002.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31,
	2001	2002
Owned assets:
Network equipment	$126,796	$173,126
Software	4,756	6,998
Office and other equipment	2,274	2,600
Leasehold improvements	16,690	35,016
System infrastructure	21,288	29,996
Construction in progress	5,230	5,866

	177,034	253,602
Less—Accumulated depreciation and amortization	(11,726)	(36,114)

	165,308	217,488
Assets under capital leases:
IRUs	72,023	112,229
Less—Accumulated depreciation and amortization	(1,549)	(6,937)

	70,474	105,292

Property and equipment, net	$235,782	$322,780

        Depreciation and amortization expense related to property and equipment was $0.3 million, $12.2 million, and $26.6 million, for the years ended December 31, 2000, 2001 and 2002, respectively.

Capitalized interest, labor and related costs

        In 2000, 2001 and 2002, the Company capitalized interest of $3.0 million, $4.4 million and $0.8 million, respectively. In 2000, 2001 and 2002, the Company capitalized salaries and related benefits of $2.4 million, $7.0 million and $4.8 million, respectively.

Indefeasible rights of use agreements (IRUs)

        In April 2000, the Company entered into a dark fiber IRU contract with Williams for approximately 12,500 route miles (25,000 fiber miles) of dark fiber at a cost of approximately $27.5 million. Under this agreement, the Company paid $11.0 million in April 2000, $9.6 million in October 2000, $5.5 million in April 2001 and $1.4 million in October 2001. In June 2000, the Company exercised its right to lease an additional 12,500 route miles (the "Second IRU") for approximately $22.5 million. Under the Second IRU agreement the Company paid $9.0 million in June 2000, $9.0 million in December 2000, and $4.5 million in June 2001. These IRUs are for initial 20-year periods, with, under certain conditions, two renewal terms of five years each. Under these agreements, Williams also provides co-location services and maintenance on both fibers for additional monthly fees.

        In June 2000, the Company amended its product purchase agreement with Cisco Systems, Inc ("Cisco"). In connection with the amendment, Cisco agreed to pay the Company a total of $22.5 million, with $16.9 million paid in 2000 and $5.6 million paid in 2001. These payments are recorded as a reduction of network equipment in the accompanying consolidated balance sheets. The deferred equipment discount is being amortized as a reduction to depreciation expense over a seven-year period as the related equipment is placed in service.

4.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following (in thousands):

	2001	2002
General operating expenditures	$1,911	$8,315
Litigation settlement accruals	—	5,168
Deferred revenue	190	1,250
Payroll and benefits	1,206	543
Taxes	102	1,937
Interest	53	1,329

Total	$3,462	$18,542

5.     Intangible Assets:

        Intangible assets as of December 31 consist of the following (in thousands):

	2001	2002
Peering arrangements	$11,036	$15,740
Customer contracts	704	5,575
Trade name	—	1,764
Non-compete agreement	—	294

Total	$11,740	$23,373
Less—accumulated amortization	(1,304)	(8,718)

Intangible assets, net	$10,436	$14,655

        Intangible assets are being amortized over periods ranging from 24 to 60 months. Amortization expense for the years ended December 31, 2001 and 2002 was approximately $1.3 million and $7.4 million, respectively. Future amortization expense related to intangible assets is expected to be $8.6 million, $5.4 million, $598,000, $59,000, and $15,000 for the years ending December 30, 2003, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets as of December 31 consist of the following (in thousands):

	2001	2002
Prepaid expenses	$2,159	$500
Deposits	1,655	5,335
Deferred financing costs	15,647	13,281

Total	$19,461	$19,116

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million. In October 2001, Cogent entered into a new agreement for $409 million (the "Facility"). This credit facility replaced the existing $310 million credit facility. The Facility provides for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for Facility interest and fees. On January 31, 2002, the Facility was amended to modify certain covenants in connection with the Company's merger with Allied Riser. On April 17, 2002, the Facility was again amended to modify certain covenants in connection with the Company's acquisition of certain assets of PSINet. On November 6, 2002, the Facility was again amended to modify certain provisions and covenants that are reflected in the description below.

        Borrowings under the Facility are subject to Cogent's satisfaction of certain operational and financial covenants. Because Cogent did not generate net revenues of at least $15.5 million for the quarter ended December 31, 2002, it was in violation of the Facility's minimum net revenue covenant since December 31, 2002. Accordingly, the payment of outstanding borrowings under the Facility of approximately $250.3 million at December 31, 2002, can be accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation is recorded as a current liability on the accompanying consolidated balance sheet. Because of the default, Cisco Capital is no longer required to fund future borrowings. The Company is in negotiations with Cisco Capital. Current discussions include a possible purchase by the Company of the obligation or a renegotiation of the covenants and repayment terms. There can be no assurance that the negotiations with Cisco Capital will result in a settlement on terms acceptable to the Company and its current and potential future investors.

        The following describes the terms of the Facility without respect to the default.

        Borrowings may be prepaid at any time without penalty and are subject to mandatory prepayment based upon excess cash flow or upon the receipt of a specified amount from the sale of the Company's securities, each as defined. Principal payments begin in March 2005. Borrowings accrue interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. The margin is dependent upon the Company's leverage ratio, as defined, and may be reduced. Interest payments are deferred and begin in March 2006. The Facility includes a 1.0 percent per annum unused fee. The weighted-average interest rates on all borrowings for the years ended December 31, 2000, 2001 and 2002, were approximately 11.2 percent, 8.5 percent and 6.8 percent, respectively. The Company recorded interest expense for the years ended December 31, 2000, 2001 and 2002, of approximately $2.4 million, $10.9 million and $16.0 million respectively. Borrowings are secured by a pledge of all of Cogent's assets and common stock. The Facility includes restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the Facility.

        As of December 31, 2002, the availability under the Facility included $79.3 million for additional equipment loans, $50.5 million to fund additional interest and fees related to the Facility and an additional $25.0 million of working capital to become available in $5.0 million monthly increments from May 2003 until September 2003. The aggregate balance of working capital loans is limited to 35 percent of outstanding equipment loans. Borrowings under the Facility for the purchase of products and working capital are available until December 31, 2004. Borrowings under the Facility for the funding of interest and fees are available until December 31, 2005. The Facility matures on December 31, 2008. Cogent borrowed an additional $7.8 million of equipment loans in 2003.

        At December 31, 2002, there were $190.1 million of equipment loans, $39.0 million of working capital loans and $21.2 million of interest and fee loans outstanding.

        Scheduled maturities of borrowings under the Facility are as follows (in thousands):

For the year ending December 31
2003	$—
2004	—
2005	15,232
2006	83,435
2007	83,435
Thereafter	68,203

$250,305

Allied Riser Convertible Subordinated Notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $107 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, the Allied Riser noteholders surrendered to Allied Riser their notes, including accrued and unpaid interest thereon, in exchange for an aggregate cash payment by Allied Riser in the amount of approximately $5.0 million and 3,426,293 shares of the Company's Series D Preferred Stock and 3,426,293 shares of Series E Preferred Stock. Under the agreement the Series D and Series E shares have been valued at the Series C per share valuation of approximately $1.25 per share. Pursuant to the settlement agreement, the Allied Riser noteholders dismissed their litigation with prejudice and delivered to the Company, Allied Riser and certain former directors of Allied Riser a general release in exchange for an aggregate cash payment by the Company of approximately $4.9 million and a general release from the Company, Allied Riser and certain former Allied Riser directors.

        As of December 31, 2002, the Company has accrued the amount payable under the settlement agreement, net of the recovery under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The transaction under the exchange agreement will result in a 2003 financial statement gain of approximately $25 million.

        Maturities of the Notes are as follows, after consideration of the exchange (in thousands):

For the twelve months ending December 31,
2003	$4,998
2004	—
2005	—
2006	—
2007	10,191

$15,189

8.     Income taxes:

        The net deferred tax asset is comprised of the following (in thousands):

	December 31
	2001	2002
Net operating loss carry-forwards	$28,827	$179,151
Depreciation	(1,102)	(6,097)
Start-up expenditures	1,062	3,912
Accrued liabilities	973	4,833
Deferred compensation	1,325	2,677
Other	—	40
Valuation allowance	(31,085)	(184,516)

Net deferred tax asset	$—	$—

        Due to the uncertainty surrounding the realization of its net deferred tax asset, the Company has recorded a valuation allowance for the full amount of its net deferred tax asset. Should the Company achieve profitability, its deferred tax assets may be available to offset future income tax liabilities. The federal and state net operating loss carry-forwards of approximately $442 million expire in 2019 to 2022. For federal and state tax purposes, the Company's net operating loss carry-forwards could be subject to certain limitations on annual utilization if certain changes in ownership were to occur as defined by federal and state tax laws. The federal and state net operating loss carry-forwards of Allied Riser Communications Corporation as of February 4, 2002 of approximately $257 million are subject to certain limitations on annual utilization due to the change in ownership as a result of the merger as defined by federal and state tax laws.

        The following is a reconciliation of the Federal statutory income tax rate to the effective rate reported in the financial statements.

	2000	2001	2002
Federal income tax (benefit) at statutory rates	(34.0)%	(34.0)%	(34.0)%
State income tax (benefit) at statutory rates, net of Federal benefit	(6.6)	(6.6)	(6.6)
Increase in valuation allowance	40.6	40.6	40.6

Effective income tax rate	—%	—%	—%

9.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with several providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending December 31,
2003	$8,418
2004	7,868
2005	5,588
2006	5,516
2007	5,516
Thereafter	76,429

Total minimum lease obligations	109,335
Less—amounts representing interest	(50,550)

Present value of minimum lease obligations	58,785
Current maturities	(3,505)

Capital lease obligations, net of current maturities	$55,280

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted product orders but not yet accepted the related fiber route or lateral construction. The future commitment under these arrangements was approximately $31.1 million at December 31, 2002.

Industry Conditions—Fiber Providers

        One of the Company's suppliers of metropolitan fiber optic facilities, MFN, filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted the Company's operations by decreasing its ability to add new metropolitan fiber rings from MFN and the Company's ability to add new buildings to existing MFN rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to the Company's operations.

        On April 22, 2002, Williams filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Southern District of New York. Williams Communications LLC, a wholly owned subsidiary of Williams Communications Group, has provided the Company with its national backbone fiber rings. Williams Communications LLC did not file a bankruptcy petition. On October 16, 2002, Williams announced that it has emerged from bankruptcy as WilTel Communications Group, Inc.

        MFN's and Williams' financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to develop the ability to construct its own fiber optic connections to the buildings the Company serves.

Equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In June 2000, the agreement was amended to increase the Company's previous commitment to purchase $150.1 million over four years to $212.2 million over five years. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of December 31, 2002, the Company has purchased and ordered approximately $190.1 million towards this commitment and has met the minimum annual purchase commitment obligations.

Litigation

Vendor litigation settlement

        In December 2002 the Company reached an agreement with one of its vendors to settle the dispute brought by that vendor against Allied Riser. Under this settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million during 2003. In exchange, the vendor dismissed the litigation and accepted the cash payment as payment in full of amounts due to the vendor under the contracts that were the subject of the litigation. In 2003, the Company has paid $1.2 million of the $1.6 million settlement as per the payment schedule. The remaining $0.4 million will be paid in equal monthly installments from April to July 2003. The settlement amount was less than the amounts recorded by Allied Riser resulting in a gain of approximately $5.7 million recorded in December 2002.

Vendor Claims and Disputes

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. Allied Riser terminated the lease in March 2002 and the dispute is over whether it had the right to do so. The landlord has alleged that a default under the lease has occurred. Allied Riser Operations Corporation has informed the landlord that the lease was terminated as provided by its terms. On July 15, 2002, the landlord filed suit alleging that Allied Riser did not have the right to terminate the lease and claiming damages. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The Company has not recognized a liability for these disputed amounts and intends to vigorously defend its position related to these charges.

Note Holders Claims and Settlement Agreement

        On December 12, 2001, Allied Riser announced that certain holders of its 7.50% convertible subordinated notes due 2007 filed notices as a group with the Securities and Exchange Commission on Schedule 13D including copies of documents indicating that such group had filed suit in Delaware Chancery Court on December 6, 2001 against Allied Riser and its board of directors (the "Noteholder Litigation"). The suit alleged, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with the Company. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on Allied Riser. On January 28, 2002, the Court held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002, the Court issued a Memorandum Opinion denying that motion. On July 23, 2002, the plaintiffs filed a motion for partial summary judgment in which they alleged that the merger was a "change of control" as defined by the indenture governing the Allied Riser notes. On November 7, 2002, the Court issued a ruling denying that motion. Instead, the Court determined that there had not been a "change of control," as defined in the indenture.

        On March 27, 2002, certain holders of the Allied Riser notes filed an involuntary bankruptcy petition under Chapter 7 of the United Stated Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Three of the four petitioners are plaintiffs in the Delaware Chancery Court case described above. Petitioners contend that the acquisition of Allied Riser was a change of control that entitled them to declare the notes were accelerated and are now due and payable. The petition did not name the Company as a party. However pursuant to the terms of the supplemental indenture related to the notes, the Company is a co-obligor of the notes. On June 11, 2002, the Bankruptcy Court Judge ruled in Allied Riser's favor stating that the involuntary bankruptcy petition would be dismissed. On August 8, 2002, the judge issued a written order dismissing the petition.

        Allied Riser has timely made all interest and principal payments on the notes to date.

        In order to end the distraction to management and diversion of resources caused by the actions of certain of the holders of the Allied Riser notes, including specifically the Noteholder Litigation, the Company determined in November of 2002 to attempt to reach a settlement with the noteholders who are party to the Noteholder Litigation. The Company entered into discussions with these noteholders which resulted in the Company, Allied Riser and the noteholders entering into a non-binding letter agreement relating to the settlement of the Noteholder Litigation and the mutual release of the claims by the noteholders, the Company, Allied Riser and certain former directors of Allied Riser. Pursuant to the terms of the letter agreement, the Company and Allied Riser, in consideration of the settlement of the Noteholder Litigation, agreed to exchange shares of additional preferred stock and cash with the noteholders in return for their Allied Riser notes (See Note 7).

Other Litigation

        The Company is subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on the Company.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. The Company acquired building access agreements and operating leases for facilities in connection with the Allied Riser merger. Future minimum annual commitments under these arrangements are as follows (in thousands):

2003	$14,502
2004	15,054
2005	13,537
2006	11,803
2007	9,934
Thereafter	44,268

$109,098

        Rent expense was $0.7 million in 2000, $3.3 million in 2001 and $3.6 million in 2002.

Maintenance, connectivity, and transit agreements

        In order to provide service, the Company has commitments with service providers to connect to the Internet. The Company pays Williams a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments from various providers under contracts that range from month-to-month charges to 36-month terms.

        Future minimum obligations as of December 31, 2002, related to these arrangements are as follows (in thousands):

Year ending December 31
2003	$7,804
2004	3,933
2005	3,577
2006	3,649
2007	3,721
Thereafter	53,309

$75,993

10.   Stockholders' equity:

        At December 31, 2002, the Company has authorized 21,100,000 shares of $0.001 par value common stock, 26,000,000 shares of Series A Convertible Preferred Stock ("Series A"), and 20,000,000 shares of Series B Convertible Preferred Stock ("Series B") and 52,137,463 shares of Series C Participating Convertible Preferred Stock ("Series C").

        In February 2000, the Company authorized and issued 26,000,000 shares of Series A preferred stock for net proceeds of $25.9 million. The Series A contains voting rights at one vote per share equal to the number of shares of common stock into which the Series A shares can be converted. The Series A is senior to the common stock and includes a stated liquidation preference of the original purchase price of $1.00 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series A is convertible, at any time, at the option of the holder into shares of common stock at the rate of one share of common stock for each ten shares of Series A, subject to adjustment, and automatically converts under certain conditions, as noted below.

        In July 2000, the Company issued 19,809,783 shares of Series B preferred stock for net proceeds of approximately $90.0 million. The Series B contains voting rights at one vote per share equal to the number of shares of common stock into which the Series B shares can be converted. The Series B is senior to the common stock and includes a stated liquidation preference of the original purchase price of $4.55 per share plus interest at the three-month LIBOR rate plus a stated percentage. Each share of Series B is convertible, at any time, at the option of the holder into shares of common stock at the rate of 1.2979 shares of common stock for each ten shares of Series B, subject to adjustment, and automatically converts under certain conditions, as noted below. In August 2002, a holder of 439,560 shares of Series B preferred stock originally purchased for approximately $2.0 million, elected to convert their 439,560 Series B shares into 57,050 shares of common stock.

        The participation terms of the Series A and Series B provide that under a liquidation and after the liquidation preferences of the Series A and Series B noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A is $3.00 per share and the Series B is $9.10 per share, at which time all Series A and Series B preferred shares are considered redeemed and are canceled.

        In October 2001, the Company issued 49,773,402 shares of Series C preferred stock for net proceeds of approximately $61.3 million. The Series C contains voting rights at one vote per share equal to the number of shares into which the Series C can be converted. Upon liquidation, as defined, holders of Series C preferred stock are entitled to receive certain preferences to holders of common stock. In the event of a liquidation, before holders of common stock receive any distribution, holders of Series C preferred stock will receive a stated liquidation preference of an amount equal to the greater of (i) $2.0091 or (ii) $1.2467 per share plus interest at the three-month LIBOR rate plus a stated percentage.

        The participation terms of the Series C provide that under a liquidation and after the liquidation preferences of the Series A, Series B and Series C noted above have been satisfied, all remaining assets of the Company are distributed ratably to all holders of preferred stock, as if converted to common stock, and to all holders of common stock. These distributions are made until the aggregate distribution to the Series A and Series B is as noted above and the aggregate distribution to the Series C is $3.7401 per share, at which time all preferred shares are considered redeemed and are canceled.

        Holders of Series C preferred stock shall be entitled to receive, as declared, cash dividends at a rate of 8% of the original Series C preferred stock purchase price per annum. Any partial payment will be made ratably among the holders of Series C preferred stock. Except for acquisitions of common stock pursuant to agreements which permit the Company to repurchase such shares at cost upon termination of services to the Company or acquisitions of common stock in exercise of the Company's right of first refusal to repurchase such shares, the Company may not declare any dividends or make any other distribution on any other stock, called junior stock (Series A, Series B and common stock), until all dividends on the Series C preferred stock have been paid. If dividends are paid on any junior stock, the Company shall pay an additional dividend on all outstanding shares of Series C preferred stock in an amount per share equal (on an as-if-converted to common stock basis) to the amount paid or set aside for each share of junior stock. Series C preferred stock may be converted to common stock at any time. Each share of Series C is convertible into shares of common stock at the rate of one share of common stock for each ten shares of Series C, subject to adjustment.

        In February 2003, the Company amended its articles of incorporation and authorized the increase in its preferred stock ("Additional Preferred Stock"). The Additional Preferred Stock includes, 3,426,293 shares of Series D Convertible Preferred Stock ("Series D"), 3,426,293 shares of Series E Convertible Preferred Stock ("Series E"), and 1,250,000 of authorized but unissued and undesignated preferred stock. The Additional Preferred stock was approved in connection with the settlement of certain litigation with the holders of subordinated convertible notes of Allied Riser. (See Note 7). The Series D Preferred Stock is pari-passu in all economic respects, including liquidation preference, rights to dividends, conversion, adjustments and dilution protection, to the Series C Preferred Stock. Series E Preferred Stock is pari-passu in all economic respects to the Series C Preferred Stock except with respect to liquidation preference in which case the Series E Preferred Stock is pari-passu with the Series A Preferred Stock and the Series B Preferred Stock.

        All shares of preferred stock will automatically be converted into common stock upon the election of 66.66% of the shareholders holding outstanding shares of preferred stock or immediately upon the closing of a firmly underwritten public offering in which the aggregate pre-money valuation is at least $500,000,000 and in which the gross cash proceeds are at least $50,000,000.

        In the event of a stock split or reverse stock split, the applicable conversion prices will be proportionately decreased or increased. If the Company declares a common stock dividend or distribution, the conversion prices shall be adjusted by multiplying them by the quotient equal to the total number of shares of common stock issued and outstanding immediately prior to the issuance divided by the total number of shares of common stock issued and outstanding immediately prior to the issuance plus the number of shares of common stock issuable in payment of the dividend or distribution. If the Company declares a dividend payable in securities of the corporation other than common stock, the common stock is changed to a different type of stock, or if there is a capital reorganization, holders of preferred stock shall be entitled, upon conversion of their preferred stock, to receive an amount of securities or property equivalent to what they would have received if they had converted their preferred stock to common stock on the date of the dividend, reclassification, re-capitalization, or capital reorganization.

        If the Company issues or sells additional shares of common stock for a price which is less than the applicable conversion prices of the various series of preferred stock, then the conversion prices shall be reduced to prices calculated as prescribed by the Company's certificate of incorporation.

Beneficial Conversion

        The October 2001 issuance of Series C preferred stock resulted in an adjustment of the conversion rate of the Series B preferred stock from 1.0 shares of common stock per ten shares of Series B preferred to 1.2979 shares of common stock per ten shares of Series B preferred. This equates to an additional 590,198 shares of common stock. This transaction resulted in a non-cash beneficial conversion charge of approximately $24.2 million that was recorded in the Company's fourth quarter 2001 financial statements as a reduction to retained earnings and earnings available to common shareholders and an increase to additional paid-in capital.

Stock Split

        All common share amounts, including the number of authorized, issued and outstanding shares, the conversion ratio of the Company's preferred stock, the exercise price and number of shares subject to stock options and warrants, and loss per share have been adjusted to reflect the 10 for 1 reverse stock split effected January 31, 2002.

Warrants

        In June 2001, the Company borrowed $29.0 million of working capital loans under the March 2001 credit agreement. Warrants to purchase the Company's common stock were issued in connection with these working capital loans. The warrant exercise price was based upon the most recent significant equity transaction, as defined. This borrowing resulted in granting Cisco Capital warrants for 86,625 shares of the Company's common stock. In connection with the October 2001 credit facility, the Company issued Cisco Capital warrants for an additional 623,591 shares of its common stock. All warrants are exercisable for eight years from the grant date at exercise prices ranging from $12.47 to $30.44 per share, with the weighted-average exercise price of $18.10. These warrants have been valued at approximately $8.3 million using the Black-Scholes method of valuation and are recorded as deferred financing costs and stock purchase warrants in the accompanying consolidated balance sheets using the following assumptions—average risk free rates of 4.5 to 5.8 percent, estimated fair values of the Company's common stock of $11.25 to $40.95, expected lives of 8 years and expected volatility of 90%. The deferred financing costs are being amortized to interest expense over the term of the Facility.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately 144,725 shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $475 per share These warrants have been valued at approximately $0.8 million using the Black-Scholes method of valuation and are recorded as stock purchase warrants in the accompanying December 31, 2002 consolidated balance sheet using the following assumptions—average risk free rates of 4.7 percent, estimated fair values of the Company's common stock of $5.32, expected lives of 8 years and expected volatility of 207.3%.

11.   Stock option plan:

        In 1999, the Company adopted its Equity Incentive Plan (the "Plan") for granting of options to employees, directors, and consultants under which 1,490,000 shares are reserved for issuance. Options granted under the Plan may be designated as incentive or nonqualified at the discretion of the Plan administrator. Stock options granted under the Plan generally vest over a four-year period and have a term of ten years. Stock options exercised, granted, and canceled during the period from inception (August 9, 1999) to December 31, 2002, were as follows:

	Number of options	Weighted-average exercise price
Outstanding at December 31, 1999	46,950	$0.10
Granted	634,503	$10.03
Exercised	(40,698)	$2.22
Cancellations	(32,619)	$7.78

Outstanding at December 31, 2000	608,136	$9.90
Granted	822,072	$4.04
Exercised	(9,116)	$2.25
Cancellations	(263,173)	$12.10

Outstanding at December 31, 2001	1,157,919	$5.30

Granted	153,885	$1.93
Exercised	(7,296)	$0.13
Cancellations	(271,222)	$6.94

Outstanding at December 31, 2002	1,033,286	$4.41

        Options exercisable as of December 31, 2000, were 36,946 with a weighted-average exercise price of $7.50. The weighted-average remaining contractual life of the outstanding options at December 31, 2000, was approximately 9.5 years. Options exercisable as of December 31, 2001, were 223,523 with a weighted-average exercise price of $7.24. Options exercisable as of December 31, 2002, were 506,833 with a weighted-average exercise price of $4.78. The weighted-average remaining contractual life of the outstanding options at December 31, 2002, was approximately 8.67 years.

OUTSTANDING AND EXERCISABLE BY PRICE RANGE
As of December 31, 2002

Range of Exercise Prices	Number Outstanding 12/31/2002	Weighted Average Remaining Contractual Life (years)	Weighted-Average Exercise Price	Number Exercisable As of 12/31/2002	Weighted-Average Exercise Price
$0.10 - $1.67	52,720	9.57	$1.00	1,400	$0.10
$2.00	638,146	8.92	$2.00	346,935	$2.00
$2.35 - $3.68	113,412	8.60	$2.51	28,539	$2.50
$10.00	98,700	7.53	$10.00	58,099	$10.00
$15.00	130,308	7.97	$15.00	71,860	$15.00

$0.10 - $15.00	1,033,286	8.67	$4.41	506,833	$4.78

Deferred Compensation Charge

        The Company recorded a deferred compensation charge of approximately $14.3 million in the fourth quarter of 2001 related to options granted at exercise prices below the estimated fair market value of the Company's common stock on the date of grant. The deferred compensation charge is being amortized over the vesting period of the related options which is generally four years. Compensation expense was approximately $3.3 million for the years ended December 31, 2001 and 2002. The total compensation charge is reduced when employees terminate prior to vesting.

12.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid $333,000 in 2000, $453,000 in 2001 and $410,000 in 2002 in rent to this entity.

        In January 2000, the Company collected a $25,000 note receivable from its stockholder related to the stockholder's 1999 purchase of common shares.

13.   Quarterly financial information (unaudited):

	Three months ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except share and per share amounts)
Net service revenue	$—	$90	$657	$2,271
Operating loss	(12,975)	(14,527)	(14,935)	(18,657)
Net loss	(12,794)	(15,188)	(17,448)	(21,483)
Net loss applicable to common stock	(12,794)	(15,188)	(17,448)	(45,651)
Net loss per common share	(9.12)	(10.81)	(12.39)	(32.20)
Weighted-average number of shares outstanding	1,402,798	1,404,587	1,408,614	1,417,522
	Three months ended
	March 31, 2002	June 30, 2002	September 30, 2002	December 31, 2002
	(in thousands, except share and per share amounts)
Net service revenue	$3,542	$18,578	$15,960	$13,833
Operating loss	(16,684)	(15,523)	(16,875)	(13,191)
Net loss	(17,959)	(24,562)	(25,409)	(23,913)
Net loss applicable to common stock	(17,959)	(24,562)	(25,409)	(23,913)
Net loss per common share	(6.81)	(7.18)	(7.34)	(6.86)
Weighted-average number of shares outstanding	2,637,951	3,419,582	3,463,995	3,483,838

        The net loss applicable to common stock for the fourth quarter of 2001 includes a non-cash beneficial conversion charge of $24.2 million. The net loss applicable to common stock for the first and fourth quarters of 2002 includes extraordinary gains of approximately $4.5 million and $3.9 million, respectively, related to the merger with Allied Riser.

14.   Subsequent events:

Settlement and Exchange Agreements—Allied Riser Note Holders

        In January 2003, the Company entered into settlement and exchange agreements with the holders of approximately $107 million of par value of Allied Riser's convertible subordinated notes as discussed in Note 7.

Asset Purchase Agreement—Fiber Network Solutions Inc.

        In January 2003, the Company entered into an asset purchase agreement ("APA") with Fiber Network Solutions, Inc. ("FNSI"). Under the APA the Company purchased certain assets of FNSI in exchange for the issuance of options for 120,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain capital lease and note obligations and accounts payable.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS, EXCEPT SHARE DATA)

	December 31, 2002	June 30, 2003	Pro Forma — June 30, 2003(A)
		(Unaudited)	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$39,314	$6,255	$26,280
Short term investments ($851, $776, and $776 restricted, respectively)	3,515	776	776
Accounts receivable, net of allowance for doubtful accounts of $2,023, $2,824 and $2,824, respectively	5,516	5,101	5,101
Prepaid expenses and other current assets	2,781	3,700	3,700

Total current assets	51,126	15,832	35,857
Property and equipment:
Property and equipment	365,831	389,797	389,797
Accumulated depreciation and amortization	(43,051)	(63,283)	(63,283)

Total property and equipment, net	322,780	326,514	326,514
Intangible assets:
Intangible assets	23,373	26,780	26,780
Accumulated amortization	(8,718)	(13,452)	(13,452)

Total intangible assets, net	14,655	13,328	13,328
Other assets ($4,431, $2,398 and $2,398 restricted, respectively)	19,116	16,153	4,036

Total assets	$407,677	$371,827	$379,735

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$7,830	$7,648	$7,648
Accrued liabilities	18,542	13,226	8,486
Cisco credit facility, in default (Note 1)	250,305	262,812	—
Current maturities, capital lease obligations	3,505	3,779	3,779

Total current liabilities	280,182	287,465	19,913
Convertible subordinated notes, net of discount of $78,140, $6,480 and $6,480 (Note 7)	38,840	3,711	3,711
Cisco note payable — pro forma (Note 1)	—	—	17,842
Capital lease obligations, net of current	55,280	57,298	57,298
Other long-term liabilities	749	902	902

Total liabilities	375,051	349,376	99,666

Commitments and contingencies
Stockholders' equity:
Convertible preferred stock, Series A, $0.001 par value; 26,000,000 shares authorized, issued, and outstanding; liquidation preference of $30,664; none pro-forma	25,892	25,892	—
Convertible preferred stock, Series B, $0.001 par value; 20,000,000 shares authorized; 19,370,223 and 19,362,531 shares issued and outstanding in 2002 and 2003, respectively; liquidation preference of $101,003; none pro forma	88,009	87,974	—
Convertible preferred stock, Series C, $0.001 par value; 52,173,463 shares authorized; 49,773,402 shares issued and outstanding; liquidation preference of $100,000; none pro-forma	61,345	61,345	—
Convertible preferred stock, Series D, $0.001 par value; 3,426,293 shares authorized, issued and outstanding in 2003; liquidation preference of $6,884; none pro-forma	—	4,272	—
Convertible preferred stock, Series E, $0.001 par value; 3,426,293 shares authorized, issued and outstanding in 2003; liquidation preference of $4,311; none pro-forma	—	4,272	—
Convertible preferred stock, Series F, $0.001 par value; 11,000 shares authorized, issued and outstanding — pro forma; liquidation preference of $11,000	—	—	11,000
Convertible preferred stock, Series G, $0.001 par value; 41,030 shares authorized, issued and outstanding — pro forma; liquidation preference of $123,000	—	—	40,675
Common stock, $0.001 par value; 21,100,000 shares authorized; 3,483,838 shares issued and outstanding in 2002 and 2003; 395,000,000 shares authorized; 14,259,563 shares issued and outstanding pro-forma	4	4	15
Additional paid-in capital	49,199	48,746	232,490
Deferred compensation	(6,024)	(3,937)	(3,937)
Stock purchase warrants	9,012	9,012	764
Accumulated other comprehensive (loss) income	(44)	520	520
Accumulated deficit	(194,767)	(215,649)	(1,458)

Total stockholders' equity	32,626	22,451	280,069

Total liabilities and stockholders' equity	$407,677	$371,827	$379,735

(A)
As discussed in footnote 1, in July 2003, the Company restructured its debt with Cisco Capital, converted its existing preferred stock into common stock and issued new preferred stock for cash. The pro-forma June 30, 2003 balance sheet reflects what the June 30, 2003 balance sheet would have been had the Company's restructuring occurred as of June 30, 2003.

The accompanying notes are an integral part of these condensed consolidated balance sheets.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE THREE MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Three Months Ended June 30, 2002	Three Months Ended June 30, 2003
	(Unaudited)	(Unaudited)
Net service revenue	$18,578	$15,519
Operating expenses:
Network operations (including $64 and $51 of amortization of deferred compensation, respectively)	16,007	12,282
Selling, general, and administrative (including $878 and $678 of amortization of deferred compensation, respectively)	9,728	7,978
Depreciation and amortization	8,366	11,827

Total operating expenses	34,101	32,087

Operating loss	(15,523)	(16,568)
Interest income and other	653	315
Interest expense	(9,692)	(6,543)

Net loss applicable to common stock	$(24,562)	$(22,796)

Basic and diluted net loss per common share	$(7.18)	$(6.54)

Weighted-average common shares — basic and diluted	3,419,582	3,483,838

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2003
(IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(Unaudited)	(Unaudited)
Net service revenue	$22,120	$29,751
Operating expenses:
Network operations (including $124 and $108 of amortization of deferred compensation, respectively)	22,915	23,021
Selling, general, and administrative (including $1,515 and $1,440 of amortization of deferred compensation, respectively)	16,368	15,142
Depreciation and amortization	15,043	23,038

Total operating expenses	54,326	61,201

Operating loss	(32,206)	(31,450)
Gain — Allied Riser note exchange (Note 7)	—	24,802
Interest income and other	1,910	710
Interest expense	(16,752)	(14,944)

Loss before extraordinary item	$(47,048)	$(20,882)

Extraordinary gain — Allied Riser merger	4,528	—

Net loss applicable to common stock	$(42,520)	$(20,882)

Net loss per common share:
Loss before extraordinary item	$(15.52)	$(5.99)
Extraordinary gain	1.49	—

Basic and diluted net loss per common share	$(14.02)	$(5.99)

Weighted-average common shares — basic and diluted	3,031,955	3,483,838

The accompanying notes are an integral part of these condensed consolidated statements.

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2002 AND JUNE 30, 2003
(IN THOUSANDS)

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net loss	$(42,520)	$(20,882)
Adjustments to reconcile net loss to net cash used in operating activities	—
Extraordinary gain—Allied Riser merger	(4,528)	—
Gain—Allied Riser note exchange	—	(24,802)
Depreciation and amortization	15,043	23,038
Amortization of debt costs	1,402	1,164
Amortization of debt discount — convertible notes	2,981	1,432
Amortization of deferred compensation	1,639	1,548
Changes in assets and liabilities:
Accounts receivable	(2,728)	678
Prepaid expenses and other current assets	3,067	(699)
Other assets	(2,864)	1,827
Accounts payable, accrued and other liabilities	11,474	(2,067)

Net cash used in operating activities	(17,034)	(18,763)

Cash flows from investing activities:
Purchases of property and equipment	(35,024)	(18,297)
(Purchases) sales of short term investments	(1,062)	2,739
Purchase of PSINet assets	(9,450)	(700)
Purchase of STOC minority interests	(3,617)	—
Acquired cash and cash equivalents — Allied Riser merger	70,431	—

Net cash provided by (used in) investing activities	21,278	(16,258)

Cash flows from financing activities:
Borrowings under Cisco credit facility	18,849	8,005
Exchange agreement payment — Allied Riser notes	—	(4,998)
Repayment of capital lease obligations	(1,099)	(1,609)

Net cash provided by financing activities	17,750	1,398

Effect of exchange rate changes on cash	168	564
Net increase (decrease) in cash and cash equivalents	22,162	(33,059)
Cash and cash equivalents, beginning of period	49,017	39,314

Cash and cash equivalents, end of period	$71,179	$6,255

Supplemental disclosures of cash flow information:
Cash paid for interest	$8,702	$2,390
Cash paid for income taxes	—	—
Non-cash financing activities —
Capital lease obligations incurred	29,724	9,294
Borrowing under credit facility for payment of loan costs and interest	6,786	4,502
Allied Riser Merger
Fair value of assets acquired	$74,535
Less: valuation of common stock, options & warrants issued	(10,967)
Less: extraordinary gain	(4,528)

Fair value of liabilities assumed	$59,040

PSINet acquisition
Fair value of assets acquired	$16,602
Less: cash paid	(9,450)

Fair value of liabilities assumed	$7,152

The accompanying notes are an integral part of these condensed consolidated statements

COGENT COMMUNICATIONS GROUP, INC., AND SUBSIDIARIES
NOTES TO INTERIM CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2002, and 2003
(unaudited)

1.     Description of business, restructuring and summary of significant accounting policies:

        Cogent Communications, Inc. ("Cogent") was formed on August 9, 1999, as a Delaware corporation and is located in Washington, DC. Cogent is a facilities-based Internet Services Provider ("ISP"), providing Internet access to businesses in over 30 major metropolitan areas in the United States and in Toronto, Canada. In 2001, Cogent formed Cogent Communications Group, Inc., (the "Company"), a Delaware corporation. Effective on March 14, 2001, Cogent's stockholders exchanged all of their outstanding common and preferred shares for an equal number of shares of the Company, and Cogent became a wholly owned subsidiary of the Company. The common and preferred shares of the Company include rights and privileges identical to the common and preferred shares of Cogent. This was a tax-free exchange that was accounted for by the Company at Cogent's historical cost. All of Cogent's options for shares of common stock were also converted to options of the Company.

        The Company's high-speed Internet access service is delivered to the Company's customers over a nationwide fiber-optic network. The Company's network is dedicated solely to Internet Protocol data traffic. The Company's network includes 30-year indefeasible rights of use ("IRUs") to a nationwide fiber-optic intercity network of approximately 12,500 route miles (25,000 fiber miles) of dark fiber from Wiltel Communications Group, Inc. ("Wiltel"). These IRUs are configured in two rings that connect many of the major metropolitan markets in the United States. In order to extend the Company's national backbone into local markets, the Company has entered into leased fiber agreements for intra-city dark fiber from approximately 20 providers. These agreements are primarily under 15-25 year IRUs. Since the Company's April 2002 acquisition of certain assets of PSINet, Inc. ("PSINet"), the Company began operating a more traditional Internet service provider business, with lower speed connections provided by leased circuits obtained from telecommunications carriers (primarily local telephone companies). The Company utilizes leased circuits (primarily T-1 lines) to reach these customers.

Asset Purchase Agreement- Fiber Network Services, Inc.

        On February 28, 2003, the Company purchased certain assets of Fiber Network Solutions, Inc. ("FNSI") in exchange for the issuance of options for 120,000 shares of the Company's common stock and the Company's agreement to assume certain liabilities. The acquired assets include FNSI's customer contracts and accounts receivable. Assumed liabilities include certain of FNSI's accounts payable, facilities leases, customer contractual commitments, capital lease obligations and note obligations.

Asset Purchase Agreement—PSINet, Inc.

        In April 2002, the Company acquired certain of PSINet's assets and certain liabilities related to its operations in the United States for $9.5 million in cash. The acquired assets include certain of PSINet's accounts receivable and intangible assets, including customer contracts, settlement-free peering rights and the PSINet trade name. Assumed liabilities include certain leased circuit commitments, facilities leases, customer contractual commitments and co-location arrangements.

Merger Agreement—Allied Riser Communications Corporation

        On February 4, 2002, the Company acquired Allied Riser Communications Corporation ("Allied Riser"). Allied Riser provided broadband data, voice and video communication services to small- and medium-sized businesses located in selected buildings in North America, including Canada. Upon the closing of the merger on February 4, 2002, Cogent issued approximately 2.0 million shares, or at that time 13.4% of its common stock, on a fully diluted basis, to the existing Allied Riser stockholders and became a public company listed on the American Stock Exchange. The acquisition of Allied Riser provided the Company with in-building networks, pre-negotiated building access rights with building owners and real estate investment trusts across the United States and in Toronto, Canada and the operations of Shared Technologies of Canada ("STOC"). STOC provides voice and data services in Toronto, Canada.

Basis of presentation

        The accompanying unaudited condensed consolidated financial statements have been prepared by the Company pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited condensed consolidated financial statements reflect all normal recurring adjustments that the Company considers necessary for the fair presentation of the results of operations and cash flows for the interim periods covered, and of the financial position of the Company at the date of the interim consolidated balance sheet. Certain information and footnote disclosures normally included in the annual consolidated financial statements prepared in accordance with accounting principles generally accepted in the United States have been condensed or omitted pursuant to such rules and regulations. The operating results for interim periods are not necessarily indicative of the operating results for the entire year. While the Company believes that the disclosures made are adequate to not make the information misleading, these interim condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and notes in the Company's Annual Report on Form 10-K.

        The accompanying unaudited consolidated financial statements include all wholly owned subsidiaries. All inter-company accounts and activity have been eliminated. STOC is owned by the Company's wholly owned subsidiary, ARC Canada. In March 2002, the shareholders representing the minority interest of STOC notified the Company that they had elected to exercise their rights to put their shares to the Company as provided under their shareholders agreements. The Company paid approximately $3.6 million in April 2002 to purchase these minority interests.

Debt Restructuring and Sale of Preferred Stock

        Prior to July 31, 2003, the Company was party to a $409 million credit facility with Cisco Systems Capital Corporation ("Cisco Capital"). The credit facility with Cisco Capital required compliance with certain financial and operational covenants. The Company violated the minimum net revenues debt covenant for the fourth quarter of 2002 and certain subsequent financial covenant covenants. Accordingly, since December 31, 2002, the Company has been in default and Cisco Capital was able to accelerate the loan payments and make the outstanding balance immediately due and payable.

        On June 12, 2003, the Board of Directors approved a transaction with Cisco Systems, Inc. ("Cisco") and Cisco Capital that would restructure the Company's indebtedness to Cisco Capital and approved an offer to sell a new series of preferred stock to certain of the Company's existing stockholders. The sale of the new series of preferred stock was required to obtain the cash needed to complete the restructuring. This transaction is considered a troubled debt restructuring under Statement of Financial Accounting Standards ("SFAS") No.15, "Accounting by Debtors and Creditors of Troubled Debt Restructurings". On June 26, 2003, the Company's stockholders approved these transactions.

        The Company entered into an agreement (the "Exchange Agreement") with Cisco and Cisco Capital pursuant to which, among other things, Cisco and Cisco Capital agreed to cancel the principal amount of indebtedness plus accrued interest and return warrants exercisable for the purchase of 0.8 million shares of Common Stock (the "Cisco Warrants") in exchange for a cash payment by the

Company of $20 million, the issuance of 11,000 shares of the Company's series F participating convertible preferred stock, and the issuance of an amended and restated promissory note (the "Amended and Restated Cisco Note") for the aggregate principal amount of $17.0 million. The Exchange Agreement provides that the entire debt to Cisco Capital is reinstated if Cisco Capital is forced to disgorge the payment received under the Exchange Agreement. At June 30, 2003 the Company was indebted to Cisco Capital for a total of $267.5 million ($262.8 million of principal and $4.7 million of accrued interest). At the closing of the Exchange Agreement on July 31, 2003, the Company was indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        The Company also entered into an agreement (the "Purchase Agreement") with certain of the Company's existing preferred stockholders (the "Investors"), pursuant to which the Company agreed to issue and sell to the Investors in several sub-series, 41,030 shares of the Company's series G participating convertible preferred stock for $41 million in cash.

        On July 31, 2003, the Company, Cisco Capital, Cisco and the Investors closed the Exchange Agreement and the Purchase Agreement. The closing of these transactions resulted in the following:

        Under the Purchase Agreement:

  •
  The Company issued 41,030 shares of series G preferred stock in several sub-series for gross proceeds of $41 million;

  •
  The Company's outstanding Series A, B, C, D and E participating convertible preferred stock ("Existing Preferred Stock") was converted into approximately 10.8 million shares of common stock.

        Under the Exchange Agreement:

  •
  The Company paid Cisco Capital $20.0 million in cash and issued to Cisco Capital 11,000 shares of series F participating convertible preferred stock;

  •
  The Company issued to Cisco Capital a $17.0 million promissory note payable under the terms described below;

  •
  The default under the credit facility was eliminated;

  •
  The amount outstanding under the credit facility including accrued interest was cancelled;

  •
  The service provider agreement with Cisco was amended;

  •
  The Cisco Warrants were cancelled.

June 30, 2003—Pro Forma Balance Sheet—Unaudited

        The accompanying June 30, 2003 pro forma unaudited consolidated balance sheet ("Pro Forma Balance Sheet") was prepared to give effect to the consummation of the transactions contemplated by the Exchange Agreement and the Purchase Agreement described above as if the transactions had occurred on June 30, 2003. The Pro Forma Balance Sheet has been prepared to reflect, for accounting purposes, the exchange of cash and series F preferred stock and the Amended and Restated Cisco Note for the amount outstanding under the credit facility and outstanding Cisco Warrants and the issuance of the series G preferred stock to the Investors for cash and the conversion to common stock of the Existing Preferred Stock.

        The Pro Forma Balance Sheet was based upon the historical financial statements of the Company and should be read in conjunction with the historical consolidated financial statements of the Company as of December 31, 2002 and 2001, and for the years ended December 31, 2002, 2001 and 2000. The

Pro Forma Balance Sheet assumes that the transactions contemplated by the Exchange Agreement and Purchase Agreement were consummated on June 30, 2003.

        The following pro forma transactions were reflected in preparation of the Pro Forma Balance Sheet.

  •
  The cash payment of $20.0 million to Cisco Capital under the Exchange Agreement and the net proceeds of $40.7 million from the sale of preferred stock to the Investors under the Purchase Agreement.

  •
  The elimination of unamortized debt costs associated with the credit facility of $12.1 million as of June 30, 2003.

  •
  The elimination of accrued interest of $4.7 million under the credit facility as of June 30, 2003 as per the Exchange Agreement.

  •
  The elimination of $262.8 million outstanding under the Facility as of June 30, 2003 as per the Exchange Agreement.

  •
  The issuance of the Amended and Restated Cisco Note with a face amount of $17.0 million. Under SFAS No. 15, the new note is recorded at its principal amount plus the estimated future interest payments that begin in the 31st month and accrue at ninety day LIBOR plus 4.5%.

  •
  The conversion and retirement of the Company's existing preferred stock into common stock under the Third Amended and Restated Certificate of Incorporation of the Company pursuant to the Purchase Agreement. The Company's existing preferred stock converts into a total of 10.8 million shares of $0.001 par value common stock. This results in an elimination of the book values of the Series A, Series B, Series C, Series D and Series E preferred stock and a corresponding increase to common stock of $11,000 and an increase to additional paid in capital of $183.7 million.

  •
  The issuance of 11,000 shares of Series F Preferred Stock to Cisco Capital under the Exchange Agreement with an estimated fair value of $1,000 per share.

  •
  The issuance of 41,030 shares of Series G Preferred Stock to the Investors for net proceeds of $40.7 million.

  •
  The return of warrants issued to Cisco Capital under the Exchange Agreement carried at $8.2 million on the Company's June 30, 2003 balance sheet.

  •
  The gain resulting from the retirement of $267.5 million ($262.8 million of principal and $4.7 million of accrued interest) outstanding under the credit facility under the Exchange Agreement was determined as follows (in thousands):

Amount as of June 30, 2003
Cash paid	$20,000
Issuance of Series F Preferred Stock	11,000
Amended and Restated Cisco Note, principal plus future interest	17,842
Estimated transaction costs	650

Total Consideration	$49,492

Amount outstanding under Facility	(262,812)
Interest accrued under the Facility	(4,740)
Book value of retired warrants	(8,248)
Book value of unamortized Facility loan costs	12,117

Gain from Exchange Agreement	(214,191)

    The actual gain will be determined based upon the balances at closing and will be recorded in the Company's statement of operations during the three months ending September 30, 2003.

    Under Section 108(a)(1)(B) of the Internal Revenue Code of 1986 gross income does not include any amount that would be includible in gross income by reason of the discharge of indebtedness to the extent that a non-bankrupt taxpayer is insolvent. Under Section 108(a)(1)(B) the Company believes that the gain for income tax purposes will not result in taxable income.

  •
  The Company is in the process of assessing whether there is a beneficial conversion feature associated with the series F and series G preferred stock. Any beneficial conversion charge would be reflected in the third quarter Form 10-Q. Regardless of the Company's conclusion regarding the beneficial conversion, there would not be any impact to the Pro-Forma Balance Sheet since the non-cash beneficial conversion charge, if any, would be reflected as a decrease and a corresponding increase to additional paid-in-capital.

Business risk

        The Company operates in the rapidly evolving Internet services industry, which is subject to intense competition and rapid technological change, among other factors. The successful execution of the Company's business plan is dependent upon the Company's ability to increase the number of customers purchasing services in the buildings connected to and being served by its network ("lit buildings"), its ability to increase its market share, the Company's ability to integrate acquired businesses and purchased assets into its operations and realize planned synergies, the availability of and access to intra-city dark fiber and multi-tenant office buildings, the availability and performance of the Company's network equipment, the extent to which acquired businesses and assets are able to meet the Company's expectations and projections, the Company's ability to retain and attract key employees, and the Company's ability to manage its growth, among other factors. Although management believes that the Company will successfully mitigate these risks, management cannot give assurances that it will be able to do so or that the Company will ever operate profitably.

International operations

        The Company began recognizing revenue from operations in Canada through its wholly owned subsidiary, ARC Canada effective with the closing of the Allied Riser merger on February 4, 2002. All revenue is reported in United States dollars. Revenue for ARC Canada for the period from February 4,

2002 to June 30, 2002 and the six months ended June 30, 2003 was approximately $2.1 million and $2.6 million, respectively. ARC Canada's total consolidated assets were approximately $7.5 million at December 31, 2002 and $9.9 million at June 30, 2003.

Financial instruments

        The Company is party to letters of credit totaling $3.1 million as of June 30, 2003. Securing these letters of credit are certificates of deposit and a treasury bill totaling $3.1 million that are included in short-term investments and other assets. No claims have been made against these financial instruments. Management does not expect any losses from the resolution of these financial instruments and is of the opinion that the fair value is zero since performance is not likely to be required.

        At December 31, 2002 and June 30, 2003, the carrying amount of cash and cash equivalents, short-term investments, accounts receivable, accounts payable, and accrued expenses approximated fair value because of the short maturity of these instruments. The Allied Riser convertible subordinated notes remaining after the note exchange discussed in Note 7, have a face value of $10.2 million. These notes with a $10.2 million face value were recorded at their fair value of approximately $2.9 million at the merger date when they were trading at $280 per $1,000. The discount is accreted to interest expense through the maturity date. The fair value of these notes at June 30, 2003, was approximately $0.5 million.

Revenue recognition

        Net revenues from telecommunication services are recognized when the services are performed, evidence of an arrangement exists, the fee is fixed and determinable and collection is probable. Service discounts and incentives related to telecommunication services are recorded as a reduction of revenue when granted or ratably over a contract period. Fees billed in connection with customer installations and other upfront charges are deferred and recognized ratably over the estimated customer life.

        The Company establishes a valuation allowance for collection of doubtful accounts and other sales credit adjustments. Valuation allowances for sales credits are established through a charge to revenue, while valuation allowances for doubtful accounts are established through a charge to selling, general and administrative expenses. The Company assesses the adequacy of these reserves monthly evaluating general factors, such as the length of time individual receivables are past due, historical collection experience, the economic and competitive environment, and changes in the credit worthiness of its customers. The Company believes that its established valuation allowances were adequate as of December 31, 2002 and June 30, 2003. If circumstances relating to specific customers change or economic conditions worsen such that the Company's past collection experience and assessment of the economic environment are no longer relevant, the Company's estimate of the recoverability of its trade receivables could be further reduced.

        The Company invoices certain customers for amounts contractually due for unfulfilled minimum contractual obligations and recognizes a corresponding sales allowance equal to this revenue resulting in the recognition of zero net revenue. The Company recognizes net revenue as these billings are collected in cash. The Company vigorously seeks payment for these amounts.

Comprehensive loss

        Statement of Financial Accounting Standard ("SFAS") No. 130, "Reporting of Comprehensive Income" requires "comprehensive income" and the components of "other comprehensive income" to be reported in the financial statements and/or notes thereto (amounts in thousands).

	Three months ended June 30, 2002	Three months ended June 30, 2003	Six months ended June 30, 2002	Six months ended June 30, 2003
Net loss	$(24,562)	$(22,796)	$(42,520)	$(20,882)
Currency translation	170	344	168	564

Comprehensive loss	$(24,392)	$(22,452)	$(42,352)	$(20,318)

Long-lived assets

        The Company's long-lived assets include property and equipment and identifiable intangible assets to be held and used. These long-lived assets are currently reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount should be addressed pursuant to Statement of Financial Standards "(SFAS") No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." Pursuant to SFAS No. 144, impairment is determined by comparing the carrying value of these long-lived assets to management's probability weighted estimate of the future undiscounted cash flows expected to result from the use of the assets and their eventual disposition. The cash flow projections used to make this assessment are consistent with the cash flow projections that management uses internally to assist in making key decisions. In the event an impairment exists, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset, which is generally determined by using quoted market prices or valuation techniques such as the discounted present value of expected future cash flows, appraisals, or other pricing models. Management believes that no such impairment existed in accordance with SFAS No. 144 as of December 31, 2002 and June 30, 2003. In the event that there are changes in the planned use of the Company's long-term assets or the Company's expected future undiscounted cash flows are reduced significantly, the Company's assessment of its ability to recover the carrying value of these assets under SFAS No. 144 would change.

        Because the Company's best estimate of undiscounted cash flows generated from these assets exceeds their carrying value for each of the periods presented, no impairment pursuant to SFAS No. 144 exists. However, because of the significant difficulties confronting the telecommunications industry, the Company believes that currently the fair values of its long-lived assets including its network assets and IRU's are significantly below the amounts the Company originally paid for them.

Stock-based compensation

        The Company accounts for its stock option plan in accordance with the provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. As such, compensation expense related to fixed employee stock options is recorded only if on the date of grant the fair value of the underlying stock exceeds the exercise price.

        The following table illustrates the effect on net income and loss per share if the Company had applied the fair value recognition provisions of SFAS No. 123, "Accounting for Stock-Based Compensation" as required by Statement of Financial Accounting Standards ("SFAS") No. 148

"Accounting for Stock-Based Compensation-Transition and Disclosure" (in thousands except share and per share amounts):

	Three months ended June 30, 2002	Three months ended June 30, 2003	Six months ended June 30, 2002	Six months ended June 30, 2003
Net loss as reported	$(24,562)	$(22,796)	$(42,520)	$(20,882)
Add: stock based employee compensation expense included in reported net loss, net of related tax effects	942	729	1,639	1,548
Deduct: stock based employee compensation expense determined under the fair value based method, net of related tax effects	(1,221)	(984)	(2,480)	(1,971)

Pro forma net loss	(24,841)	(23,051)	$(43,361)	(21,305)

Net loss per share as reported — basic & diluted	$(7.18)	$(6.54)	$(14.02)	$(5.99)
Pro forma net loss per share — basic & diluted	$(7.26)	$(6.62)	$(14.30)	$(6.12)

        The weighted-average per share grant date fair value of options granted was $2.21 and $0.62 for the three months ended June 30, 2002 and June 30, 2003, respectively. The fair value of these options was estimated at the date of grant with the following weighted-average assumptions the three months ended June 30, 2002—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 160 percent and for the three months ended June 30, 2003—an average risk-free rate of 3.5 percent, a dividend yield of 0 percent, an expected life of 5.0 years and an expected volatility of 246 percent.

Basic and diluted net loss per common share

        Net income (loss) per share is presented in accordance with the provisions of SFAS No. 128 "Earnings per Share". SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted-average number of common shares outstanding for the period, adjusted, using the if-converted method, for the effect of common stock equivalents arising from the assumed conversion of participating convertible securities, if dilutive. Diluted net loss per common share is based on the weighted-average number of shares of common stock outstanding during each period, adjusted for the effect of common stock equivalents arising from the assumed exercise of stock options, warrants, the conversion of preferred stock and conversion of participating convertible securities, if dilutive. Common stock equivalents have been excluded from the net loss per share calculation when their effect would be anti-dilutive.

        For the three and six months ended June 30, 2002, the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1.2 million shares of common stock at weighted-average exercise prices of $4.80 per share, 95.6 million shares of preferred stock, which were convertible into 10.1 million shares of common stock, warrants for 0.9 million shares of common stock and 0.2 million shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes. For the three and six months ended June 30, 2003 the following securities were not included in the computation of earnings per share as they are anti-dilutive: options to purchase 1.1 million shares of common stock at a weighted-average exercise price of $3.68 per share, 102.0 million shares of preferred stock, which were convertible into

10.8 million shares of common stock, warrants for 0.8 million shares of common stock and 0.1 million weighted average shares of common stock issuable on the conversion of the Allied Riser convertible subordinated notes.

Use of estimates

        The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recent accounting pronouncements

        In April 2003, the FASB issued SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities". SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under SFAS No. 133. The new guidance amends SFAS No. 133 for decisions made: (a) as part of the Derivatives Implementation Group process that effectively required amendments to SFAS No. 133, (b) in connection with other Board projects dealing with financial instruments, and (c) regarding implementation issues raised in relation to the application of the definition of derivative. The amendments set forth in SFAS No. 149 improve financial reporting by requiring that contracts with comparable characteristics be accounted for similarly. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of the provisions of SFAS No. 149 is not expected to have an impact on the Company's results of operations or financial position.

        In May 2003, the FASB issued SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity". SFAS No. 150 requires certain financial instruments that embody obligations of the issuer and have characteristics of both liabilities and equity to be classified as liabilities. The provisions of SFAS No. 150 are effective for financial instruments entered into or modified after May 31, 2003 and to all other instruments that exist as of the beginning of the first interim financial reporting period beginning after June 15, 2003. The Company does not have any financial instruments that meet the provisions of SFAS No. 150, therefore, adopting the provisions of SFAS No. 150 is not expected to have an impact on the Company's results of operations or financial position.

2.     Acquisitions:

        The acquisition of the assets of PSINet and FNSI and the merger with Allied Riser were recorded in the accompanying financial statements under the purchase method of accounting. The FNSI purchase price allocation is preliminary and further refinements may be made. The PSINet purchase price was increased by $700,000 in the three months ended June 30, 2003 due to the payment and expected legal fees associated with the PSINet estate discussed in Note 8. The operating results related to the acquired assets of PSINet and FNSI and the merger with Allied Riser have been included in the consolidated statements of operations from the dates of acquisition. The Allied Riser merger closed on February 4, 2002. The PSINet acquisition closed on April 2, 2002. The FNSI acquisition closed on February 28, 2003.

        If the Allied Riser, PSINet and FNSI acquisitions had taken place at the beginning of 2002 and 2003, the unaudited pro forma combined results of the Company for the six months ended June 30, 2002 and 2003 would have been as follows (amounts in thousands, except per share amounts).

	Six Months Ended June 30, 2002	Six Months Ended June 30, 2003
Revenue	$40,050	$30,669
Net loss before extraordinary items	(53,588)	(21,389)
Net loss	(49,060)	(21,389)
Net loss per share before extraordinary items — basic and diluted	$(15.58)	$(6.14)
Net (loss) income per share — basic and diluted	$(14.26)	$(6.14)

        In management's opinion, these unaudited pro forma amounts are not necessarily indicative of what the actual results of the combined operations might have been if the Allied Riser, PSINet and FNSI acquisitions had been effective at the beginning of 2002 and 2003.

3.     Property and equipment:

        Property and equipment consisted of the following (in thousands):

	December 31, 2002	June 30, 2003
Owned assets:
Network equipment	$173,126	$183,221
Software	6,998	6,973
Office and other equipment	2,600	4,109
Leasehold improvements	35,016	44,645
System infrastructure	29,996	31,881
Construction in progress	5,866	3,200

	253,602	274,029
Less — Accumulated depreciation and amortization	(36,114)	(53,525)

	217,488	220,504
Assets under capital leases:
IRUs	112,229	115,768
Less — Accumulated depreciation and amortization	(6,937)	(9,758)

	105,292	106,010

Property and equipment, net	$322,780	$326,514

        Depreciation and amortization expense related to property and equipment was $6.3 million and $9.3 million for the three months ended June 30, 2002 and June 30, 2003, respectively and was $11.9 million and $18.3 million for the six months ended June 30, 2002 and June 30, 2003, respectively.

Capitalized interest, labor and related costs

        For the three months ended June 30, 2002 and June 30, 2003, the Company capitalized interest of $0.2 million and $0.1 million, respectively and for the six months ended June 30, 2002 and June 30, 2003, the Company capitalized interest of $0.4 million and $0.1 million, respectively.

        For the three months ended June 30, 2002 and June 30, 2003, the Company capitalized salaries and related benefits of $1.3 million and $0.8 million, respectively and for the six months ended June 30, 2002 and June 30, 2003, the Company capitalized salaries and related benefits of $2.7 million and $1.7 million, respectively.

4.     Accrued liabilities:

        Accrued liabilities consist of the following (in thousands):

	December 31, 2002	June 30, 2003
General operating expenditures	$8,315	$5,304
Payroll and benefits	543	525
Litigation settlement accruals	5,168	200
Taxes	1,937	1,370
Interest	1,329	5,005
Deferred revenue	1,250	822

Total	$18,542	$13,226

5.     Intangible assets:

        Intangible assets consist of the following (in thousands):

	December 31, 2002	June 30, 2003
Customer contracts	$5,575	$8,145
Peering rights	15,740	16,440
Trade name	1,764	1,764
Non compete agreements	294	431

Total	23,373	26,780
Less — accumulated amortization	(8,718)	(13,452)

Intangible assets, net	$14,655	$13,328

        Amortization expense for intangible assets was for the three months ended June 30, 2002 and June 30, 2003 was approximately $2.1 million and $2.5 million, respectively. Amortization expense for intangible assets for the six months ended June 30, 2002 and June 30, 2003 was approximately $3.1 million and $4.8 million, respectively.

        Future amortization expense related to intangible assets is expected to be $9.7 million, $3.5 million, $0.1 million and $0.1 million for the twelve-month periods ending June 30, 2004, 2005, 2006 and 2007, respectively.

6.     Other assets:

        Other assets consist of the following (in thousands):

	December 31, 2002	June 30, 2003
Prepaid expenses	$500	$439
Deposits	5,335	3,597
Deferred financing costs	13,281	12,117

Total	$19,116	$16,153

        Deferred financing costs include costs related to the Company's credit facility with Cisco Capital. In connection with the restructuring of the Company's debt with Cisco Capital, these costs will be written-off in the third quarter of 2003 as discussed in Note 1.

7.     Long-term debt:

        In March 2000, Cogent entered into a $280 million credit facility with Cisco Capital. In March 2001, the credit facility was increased to $310 million and in October 2001 the agreement was increased to $409 million. The credit facility provided for the financing of purchases of up to $270 million of Cisco network equipment, software and related services, the funding up to $64 million of working capital, and funding up to $75 million for interest and fees related to the credit facility. Borrowings under the credit facility were subject to Cogent's satisfaction of certain operational and financial covenants. Because Cogent did not generate net revenues of at least $15.5 million for the quarter ended December 31, 2002, it has been in violation of the credit facility's minimum net revenue covenant since December 31, 2002. Accordingly, the payment of outstanding borrowings under the credit facility of approximately $262.8 million at June 30, 2003, may have been accelerated by Cisco Capital and made immediately due and payable. As a result, this obligation is recorded as a current liability on the accompanying condensed consolidated balance sheets. At June 30, 2003 the Company was indebted to Cisco Capital for a total of $267.5 million ($262.8 million of principal and $4.7 million of accrued interest). At the closing of the Exchange Agreement on July 31, 2003, the Company was indebted to Cisco Capital for a total of $269.1 million ($262.8 million of principal and $6.3 million of accrued interest).

        Principal payments were scheduled to begin in March 2005. Borrowings accrued interest at the three-month LIBOR rate, established at the beginning of each calendar quarter, plus a stated margin. Interest payments were deferred and scheduled to begin in March 2006. The weighted-average interest rates on all borrowings for the six months ended June 30, 2002 and June 30, 2003 were approximately 6.6 percent and 6.4 percent, respectively. The Company recorded interest expense related to the credit facility for the six months ended June 30, 2002 and June 30, 2003 of approximately $8.0 million and $10.3 million, respectively. Borrowings were secured by a pledge of all of Cogent's assets and common stock. The credit facility included restrictions on Cogent's ability to transfer assets to the Company, except for certain operating liabilities. The Company has guaranteed Cogent's obligations under the credit facility. The credit facility was scheduled to mature on December 31, 2008. At June 30, 2003, there were $198.1 million of equipment loans, $39.0 million of working capital loans and $25.7 million of interest and fee loans outstanding.

Restructuring and Amended and Restated Credit Agreement

        In connection with the Exchange Agreement as further described in Note 1, the Company entered into the Amended and Restated Credit Agreement with Cisco Capital which became effective on July 31, 2003. Under the Amended and Restated Credit Agreement the Company's indebtedness to Cisco was reduced to a $17.0 million note and Cisco Capital's obligation to make additional loans to the Company was terminated. Additionally the Amended and Restated Credit Agreement eliminated the Company's financial performance covenants. Cisco Capital retained its senior security interest in substantially all of the Company's assets, however, the Company may subordinate Cisco Capital's security interest in the Company's accounts receivable.

        The restructured debt is evidenced by an amended and restated note (the "New Note") for $17.0 million payable to Cisco Capital. The New Note was issued under the amended and restated credit agreement that is to be repaid in three installments. No interest is accrued or payable, nor does interest accrue on the New Note for the first 30 months, unless the Company defaults under the terms of the Amended and Restated Credit Agreement. Principal and interest is paid as follows: a $7.0 million principal payment is due after 30 months, a $5.0 million principal payment plus interest accrued is due in 42 months, and a final principal payment of $5.0 million plus interest accrued is due in 54 months. When the New Note accrues interest, interest accrues at the 90-day LIBOR rate plus 4.5%.

        The New Note is subject to mandatory prepayment in full, without prepayment penalty, upon the occurrence of the closing of any change in control of the Company, the completion of any equity financing or receipt of loan proceeds above $30 million, the achievement by the Company of four consecutive quarters of positive operating cash flow of at least $5.0 million, or the merger of the Company resulting in a combined entity with an equity value greater than $100 million, each of these events as defined in the agreement. The debt is subject to partial mandatory prepayment in an amount equal to the lesser of $2.0 million or the amount raised if the Company raises less than $30.0 million in a future equity financing.

        Future maturities of principal and future interest under the New Note are as follows (in thousands):

For the year ending June 30,
2004	$—
2005	—
2006	7,187
2007	5,468
2008	5,187
Thereafter	—

$17,842

Allied Riser convertible subordinated notes

        On June 28, 2000, Allied Riser completed the issuance and sale in a private placement of an aggregate of $150.0 million in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). At the closing of the merger between Allied Riser and the Company, approximately $117.0 million of the Notes were outstanding. The Notes were convertible at the option of the holders into shares of Allied Riser's common stock at an initial conversion price of approximately 65.06 shares of Allied Riser common stock per $1,000 principal amount. The conversion ratio is adjusted upon the occurrence of certain events. The conversion rate was adjusted to approximately 2.09 shares of the Company's common stock per $1,000 principal amount in connection with the merger. Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest.

        In January 2003, the Company, Allied Riser and the holders of approximately $107 million in face value of the Allied Riser notes entered into an exchange agreement and a settlement agreement. Pursuant to the exchange agreement, these note holders surrendered their notes, including accrued and unpaid interest thereon, in exchange for a cash payment of approximately $5.0 million and 3.4 million shares of series D preferred stock and 3.4 million shares of series E preferred stock. This preferred stock, at issuance, was convertible into approximately 4.2% of the Company's fully diluted common stock. Pursuant to the settlement agreement, these note holders dismissed their litigation with prejudice in exchange for a cash payment of approximately $4.9 million. These transactions closed in March 2003 when the agreed amounts were paid and the Company issued the series D and series E preferred shares. The settlement and exchange transactions together eliminated the $107 million principal payment obligation due in June 2007, interest accrued since the December 15, 2002 interest payment, all future interest payment obligations on these notes and settled the note holder litigation discussed in Note 8.

        As of December 31, 2002, the Company had accrued the amount payable under the settlement agreement, net of a recovery of $1.5 million under its insurance policy. This resulted in a net expense of $3.5 million recorded in 2002. The $4.9 million payment required under the settlement agreement was paid in March 2003. The Company received the $1.5 million insurance recovery in April 2003. The exchange agreement resulted in a gain of approximately $24.8 million recorded during the three months ended March 31, 2003. The gain resulted from the difference between the $36.5 million net book value of the notes ($106.7 face value less the related discount of $70.2 million) and $2.0 million of accrued interest and the consideration which included $5.0 million in cash and the $8.5 million estimated fair market value for the series D and series E preferred stock less approximately $0.2 million of transaction costs.

        The terms of the remaining $10.2 million of subordinated convertible notes were not impacted by these transactions and they continue to be due on June 15, 2007. These notes were recorded at their fair value of approximately $2.9 million at the merger date. The discount is accreted to interest expense through the maturity date.

8.     Commitments and contingencies:

Capital leases—Fiber lease agreements

        The Company has entered into lease agreements with approximately 20 providers for intra-city and inter-city dark fiber primarily under 15-25 year IRUs. These IRUs connect the Company's national backbone fiber with the multi-tenant office buildings and the customers served by the Company. Once the Company has accepted the related fiber route, leases of intra-city and inter-city fiber-optic rings that meet the criteria for treatment as capital leases are recorded as a capital lease obligation and IRU asset. The future minimum commitments under these agreements are as follows (in thousands):

For the year ending June 30,
2004	$8,254
2005	7,131
2006	5,757
2007	5,756
2008	5,756
Thereafter	77,963

Total minimum lease obligations	110,617
Less — amounts representing interest	(49,540)

Present value of minimum lease obligations	61,077
Current maturities	3,779

Capital lease obligations, net of current maturities	$57,298

Fiber Leases and Construction Commitments

        Certain of the Company's agreements for the construction of building laterals and for the leasing of metro fiber rings and lateral fiber include minimum specified commitments. The Company has also submitted certain product orders but has not yet accepted the related fiber route or lateral construction. The future commitment under these arrangements was approximately $29.5 million at June 30, 2003.

Industry Conditions—Fiber Providers

        One of the Company's suppliers of metropolitan fiber optic facilities, Abovenet, Inc. (formerly, Metromedia Fiber Networks, Inc.), filed for bankruptcy in May 2002 under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court. This has impacted the Company's operations by decreasing its ability to add new metropolitan fiber rings from Abovenet, Inc. and the Company's ability to add new buildings to existing Abovenet, Inc. rings. However, as the Company has several other providers of metropolitan fiber optic facilities the impact has not been material to the Company's operations. Abovenet, Inc.'s financial difficulties are characteristic of the telecommunications industry today. The Company's solution for metropolitan networks is to have a large number of providers and to construct its own fiber optic connections to the buildings the Company serves.

Cisco equipment purchase commitment

        In March 2000, the Company entered into a five-year agreement to purchase from Cisco, minimum annual amounts of equipment, professional services, and software. In October 2001, the commitment was increased to purchase a minimum of $270 million through December 2004. As of June 30, 2003, the Company had purchased approximately $198.1 million towards this commitment and had met all of the minimum annual purchase commitment obligations. As part of the Company's restructuring of its credit facility with Cisco Capital this product and services agreement with Cisco Systems was amended. The amended agreement has no minimum purchase commitment but does have a requirement that the Company purchase Cisco equipment for its network equipment needs. No financing is provided and the Company is required to pay Cisco in advance for any purchases.

Litigation

Vendor litigation settlement

        In December 2002 the Company reached an agreement with one of its vendors to settling the dispute against Allied Riser. Under the settlement, Allied Riser agreed to make cash payments to the vendor of approximately $1.6 million. In exchange, the vendor dismissed the litigation and accepted the cash payment as payment in full of amounts due to the vendor. As of June 30, 2003, the Company had paid $1.5 million of the $1.6 million settlement in accordance with the payment schedule. The remaining $0.1 million was paid in July 2003.

Vendor Claims and Disputes

        One of the Company's subsidiaries, Allied Riser Operations Corporation, is involved in a dispute with its former landlord in Dallas, Texas. On July 15, 2002, the landlord filed suit in the 193rd District Court of the State of Texas alleging that Allied Riser's March 2002 termination of its lease with the landlord resulted in a default under the lease. The Company believes, and Allied Riser Operations Corporation has responded, that the termination was consistent with the terms of the lease. Although the suit did not specify damages, the Company estimates, based upon the remaining payments under the lease and assuming no mitigation of damages by the landlord, that the amount in controversy may total approximately $2.5 million. The Company has not recognized a liability for this dispute and intends to vigorously defend its position.

        The Company generally accrues for the amounts invoiced by its providers of telecommunications services. Liabilities for telecommunications costs are generally reduced when the vendor acknowledges the reduction in its invoice and the credit is granted. In 2002, one vendor invoiced the Company for approximately $1.7 million in excess of what the Company believes is contractually due to the vendor. The Company intends to vigorously defend its position related to these charges.

PSINet Liquidating, LLC

        On March 19, 2003, PSINet Liquidating LLC filed a motion in the United States Bankruptcy Court for the Southern District of New York seeking an order instructing the Company to return certain equipment and to cease using certain equipment. The motion relates to the Company's purchase through the bankruptcy process certain assets from the estate of PSINet, Inc. The PSINet estate is alleging that the Company failed to make available for pick-up and failed to return all of the equipment that it was obligated to return under the terms of the asset purchase agreement and that the Company is in some cases making use of that equipment in violation of the agreement. On May 7, 2003 the Company and PSINet agreed on a mechanism for identifying equipment that still must be returned and determining the compensation for any unreturned equipment. The bankruptcy court has approved the agreement. In June 2003, the Company funded a $600,000 escrow account related to this matter to resolve the potential remaining obligations for unreturned equipment. The Company and the PSINet estate are in the process of identifying and returning equipment that still must be returned, and determining what, if any, amount will need to be released from the escrow account to the PSINet estate.

Note Holder's Claims and Settlement Agreement

        On December 6, 2001, certain holders of Allied Riser's 7.50% Convertible Subordinated Notes due 2007 filed suit in Delaware Chancery Court against Allied Riser and its board of directors. The suit alleged, among other things, breaches of fiduciary duties and default by Allied Riser under the indenture related to the notes, and requested injunctive relief to prohibit Allied Riser's merger with Cogent. In March 2003, and a further described in Note 7, the Company and Allied Riser reached an agreement with plaintiffs to settle the litigation and to exchange shares of the Company's preferred stock and cash with the note holders in return for their Allied Riser notes. The Delaware Chancery Court case was dismissed on March 7, 2003.

Other Litigation

        The Company is subject to claims and lawsuits arising in the ordinary course of business. Management believes that the outcome of any such proceedings to which we are a party will not have a material adverse effect on the Company.

Operating leases and license agreements

        The Company leases office space, network equipment sites, and facilities under operating leases. The Company also enters into building access agreements with the landlords of its targeted multi- tenant office buildings. Future minimum annual commitments under these arrangements are as follows (in thousands):

For the year ending June 30,
2004	$15,181
2005	16,886
2006	13,984
2007	12,508
2008	10,725
Thereafter	35,813

$105,097

        Rent expense, net of sublease income, for the three months ended June 30, 2002 and June 30, 2003 was approximately $0.9 million and $0.6 million, respectively and for the six months ended June 30, 2002 and June 30, 2003 was approximately $1.7 million and $1.1 million, respectively.

Maintenance, connectivity, and transit agreements

        The Company pays Wiltel a monthly fee per route mile over a minimum of 20 years for the maintenance of its two national backbone fibers. In certain cases, the Company connects its customers and the buildings it serves to its national fiber-optic backbone using intra-city and inter-city fiber under operating lease commitments.

        Future minimum obligations as of June 30, 2003, related to these arrangements are as follows (in thousands):

Year ending June 30,
2004	$5,082
2005	3,507
2006	3,577
2007	3,649
2008	3,721
Thereafter	46,192

$65,728

9.     Stockholders' equity:

        In June 2003, the Company's board of directors and shareholders approved the Company's fourth amended and restated certificate of incorporation. The amended and restated charter increased the number of authorized shares of the Company's common stock from 21,100,000 shares to 395,000,000 shares, eliminated the reference to the Company's Series A, B, C, D, and E preferred stock ("Existing Preferred Stock") and authorized 120,000 shares of authorized but unissued and undesignated preferred stock.

        On July 31, 2003 and in connection with the Company's restructuring and the Purchase Agreement all of the Company's Existing Preferred Stock was converted into approximately 10.8 million shares of common stock. At the same time the Company issued 11,000 shares of series F preferred stock to Cisco Capital under the Exchange Agreement and issued 41,030 shares of series G preferred stock for gross proceeds of $41.0 million to the Investors under the Purchase Agreement.

        In June 2003, the Compensation Committee (the "Committee") of the board of directors adopted and the stockholders approved, the Company's 2003 Incentive Award Plan (the "Award Plan"). The Company believes that adoption of the Award Plan is needed to permit the Company to continue to incentivize its employees, consultants, and directors by granting restricted stock awards as part of their overall compensation. The Award Plan reserved 54,001 shares of series H preferred stock for issuance under the Award Plan. While the series H preferred stock has not been issued it is anticipated that most of it will be issued to employees of the Company under a restricted stock plan approved by the Company's board of directors and shareholders.

        Each share of the series G preferred stock, series F preferred stock and series H preferred stock (collectively, the "New Preferred") may be converted into shares of common stock at the election of its holder at any time. The series F preferred stock is convertible into 68.2 million shares of common stock. The series G preferred stock is convertible into 254.9 million shares of common stock. The series H preferred stock is convertible into 41.5 million shares of common stock. The New Preferred will be automatically converted into common stock, at the then applicable conversion rate in the event of an underwritten public offering of shares of the Company at a total offering of not less than $50 million at a post-money valuation of the Company of $500 million (a "Qualifying IPO"). The conversion prices are subject to adjustment, as defined.

        The New Preferred stock votes together with the common stock and not as a separate class. Each share of the New Preferred has a number of votes equal to the number of shares of common stock then issuable upon conversion of such shares. The consent of holders of a majority of the outstanding series F preferred stock is required to declare or pay any dividend on the common or the preferred stock of the Company, and the consent of the holders of 80% of the series G preferred stock is required prior to an underwritten public offering of the Company's stock unless the aggregate pre-money valuation of the Company at the time of the offering is at least $500 million, and the gross cash proceeds of the offering are $50 million.

        In the event of any dissolution, liquidation, or winding up of the Company, at least $29.1 million will be paid in cash to the holders of the series F preferred stock, at least $123.0 million will be paid in cash to the holders of the series G preferred stock and at least $9.1 million will be paid in cash to the holders of the series H preferred stock before any payment is made to the holders of the Company's common stock.

Warrants and options

        Warrants to purchase 0.8 million shares of the Company's common stock were issued in to Cisco Capital connection with working capital loans under the Company's credit facility. The warrant exercise price was based upon the most recent significant equity transaction, as defined. On July 31, 2003 these warrants were cancelled as part of the restructuring of the Company's debt to Cisco Capital.

        In connection with the February 2002 merger with Allied Riser, the Company assumed warrants issued by Allied Riser that convert into approximately .01 million shares of the Company's common stock. All warrants are exercisable at exercise prices ranging from $0 to $475 per share.

        In connection with the February 2003 purchase of certain assets of Fiber Network Solutions, Inc., options for 120,000 shares of common stock at $0.45 per share were issued to certain FNSI vendors.

10.   Related party:

        The Company's headquarters is located in an office building owned by an entity controlled by the Company's Chief Executive Officer. The Company paid rent to this entity of $0.1 million for the three months ended June 30, 2002 and $0.1 million for the three months ended June 30, 2003. The Company paid rent to this entity of $0.1 million for the six months ended June 30, 2002 and $0.1 million for the six months ended June 30, 2003. In August 2003, the lease was amended to expire in August 2004.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Director and Stockholder of
Allied Riser Communications Corporation:

        We have audited the accompanying consolidated balance sheets of Allied Riser Communications Corporation (a Delaware corporation) and subsidiaries (the "Company") (Note 1) as of December 31, 2001 and 2000, and the related consolidated statements of income (loss), shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Allied Riser Communications Corporation and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States.

                      ARTHUR ANDERSEN LLP

Dallas, Texas,
February 22, 2002 (except with respect
to the matters discussed in Notes 15 and 16,
as to which the dates are March 27, 2002
and April 30, 2002, respectively)

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS—DECEMBER 31, 2001 AND 2000
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$35,361	$29,455
Short-term investments	42,711	212,107
Accounts receivable, net of reserve of $1,452 and $196 in 2001 and 2000, respectively	859	3,912
Prepaid expenses and other current assets	1,765	5,606
Total current assets	80,696	251,080
PROPERTY AND EQUIPMENT, net	25,916	182,442
REAL ESTATE ACCESS RIGHTS, net of accumulated amortization of $491 and $16,003 in 2001 and 2000, respectively	8,286	133,003
GOODWILL AND OTHER INTANGIBLE ASSETS, net of accumulated amortization of $0 and $2,592 in 2001 and 2000, respectively	—	12,118
OTHER ASSETS, net	8,069	11,060
Total assets	$122,967	$589,703
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$3,613	$17,904
Accrued liabilities	12,946	21,037
Current maturities of capital lease obligations	1,193	32,229
Current maturities of debt	614	713
Total current liabilities	18,366	71,883
CAPITAL LEASE OBLIGATIONS, net of current maturities	1,506	41,290
LONG-TERM LIABILITIES:
Long-term debt, net of current maturities	564	—
Convertible notes (7.5% interest payable in stock or cash)	116,980	150,000
Total liabilities	137,416	263,173
COMMITMENTS AND CONTINGENCIES (Note 8)
STOCKHOLDERS' EQUITY:
Common stock, $.0001 par value, 1,000,000,000 shares authorized, 61,994,000 and 58,561,000 outstanding as of December 31, 2001 and 2000, respectively (net of 1,899,000 and 675,000 treasury shares, respectively)	6	6
Additional paid-in capital	508,963	460,137
Warrants, authorizing the issuance of 4,246,000 and 7,377,000 shares as of December 31, 2001 and 2000, respectively	71,127	127,846
Deferred compensation	(274)	(13,501)
Accumulated other comprehensive income (loss)	(893)	(547)
Accumulated deficit	(593,378)	(247,411)
Total stockholders' (deficit) equity	(14,449)	326,530
Total liabilities and stockholders' equity	$122,967	$589,703

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

	2001	2000	1999
REVENUE:
Network services	$19,998	$10,969	$1,422
Value added services	5,754	3,363	448
Total revenue	25,752	14,332	1,870
OPERATING EXPENSES:
Network operations (including $513, $576, and $1,071 amortization of deferred compensation, respectively)	62,194	43,965	8,625
Cost of value added services	4,126	2,356	128
Selling expenses (including $1,486, $2,432, and $1,021 amortization of deferred compensation, respectively)	19,264	46,967	10,317
General and administrative expenses (including $2,073, $6,410, and $12,589 amortization of deferred compensation, respectively)	47,895	67,173	38,570
Depreciation and amortization	39,527	36,155	5,007
Asset write-down (Note 3)	262,336	—	—
Gain on settlement of capital lease obligations (Note 8)	(47,752)	—	—
Total operating expenses	387,590	196,616	62,647
OPERATING LOSS	(361,838)	(182,284)	(60,777)
OTHER INCOME (EXPENSE):
Interest expense	(13,935)	(9,348)	(1,275)
Interest and other income	7,518	18,224	4,564
Total other income (expense)	(6,417)	8,876	3,289
LOSS BEFORE INCOME TAXES	(368,255)	(173,408)	(57,488)
INCOME TAX BENEFIT	7,578	—	—
NET LOSS BEFORE EXTRAORDINARY ITEM	(360,677)	(173,408)	(57,488)
EXTRAORDINARY GAIN FROM EXTINGUISHMENT OF DEBT, net of $7,578 provision for income taxes	14,710	—	—
NET LOSS	(345,967)	(173,408)	(57,488)
ACCRUED DIVIDENDS ON PREFERRED STOCK	—	—	(6,452)
NET LOSS APPLICABLE TO COMMON STOCK	$(345,967)	$(173,408)	$(63,940)
NET LOSS PER COMMON SHARE (basis and diluted):
Loss before extraordinary item	$(6.04)	$(3.18)	$(2.15)
Extraordinary gain, net	0.25	—	—
NET LOSS PER COMMON SHARE (basis and diluted)	$(5.79)	$(3.18)	$(2.15)
WEIGHTED AVERAGE NUMBER OF SHARES OUTSTANDING (basic and diluted)	59,704,000	54,472,000	29,736,000

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY (DEFICIT)
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	Common Stock			Warrants
								Accumulated Other Comprehensive Income (Loss)	Total Shareholders' Equity (Deficit)
	Number of Shares	Amount	Additional Paid-In Capital	Number of Shares	Amount	Deferred Compensation	Accumulated Deficit			Comprehensive Income (Loss)
BALANCE, December 31, 1998	25,716,000	$3	$375	—	$—	$—	$(16,515)	$—	$(16,137)	$—
Net loss	—	—	—	—	—	—	(57,488)	—	(57,488)	(57,488)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	—	—	—
Comprehensive income (loss)										$(57,488)
Issuance of common stock, net of stock repurchases and issuance costs	24,353,000	2	284,768	—	—	—	—	—	284,770
Conversion of preferred stock	6,500,000	1	123,904	—	—	—	—	—	123,905
Issuance of warrants	—	—	—	6,336,000	109,135	—	—	—	109,135
Accrued cumulative dividends on preferred stock	—	—	(6,452)	—	—	—	—	—	(6,452)
Deferred compensation	—	—	32,335	—	—	(32,335)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	14,681	—	—	14,681
BALANCE, December 31, 1999	56,569,000	6	434,930	6,336,000	109,135	(17,654)	(74,003)	—	452,414
Net loss	—	—	—	—	—	—	(173,408)	—	(173,408)	$(173,408)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(547)	(547)	(547)
Comprehensive income (loss)										$(173,955)
Issuance of common stock, net of stock repurchases and issuance costs	1,280,000	—	5,278	—	—	—	—	—	5,278
Issuance of warrants, net	—	—	—	1,753,000	33,375	—	—	—	33,375
Exercise of warrants	712,000	—	14,664	(712,000)	(14,664)	—	—	—	—
Deferred compensation	—	—	5,265	—	—	(5,265)	—	—	—
Amortization of deferred compensation	—	—	—	—	—	9,418	—	—	9,418
BALANCE, December 31, 2000	58,561,000	6	460,137	7,377,000	127,846	(13,501)	(247,411)	(547)	326,530
Net loss	—	—	—	—	—	—	(345,967)	—	(345,967)	$(345,967)
Other comprehensive income — foreign currency translation adjustment	—	—	—	—	—	—	—	(346)	(346)	(346)
Comprehensive income (loss)										$(346,313)
Issuance of common stock, net of stock repurchases and issuance costs	424,000	—	1,168	—	—	—	—	—	1,168
Forfeiture of warrants, net	—	—	—	(122,000)	94	—	—	—	94
Exercise of warrants	3,009,000	—	56,813	(3,009,000)	(56,813)	—	—	—	—
Deferred compensation	—	—	(9,155)	—	—	9,155	—	—	—
Amortization of deferred compensation	—	—	—	—	—	4,072	—	—	4,072
BALANCE, December 31, 2001	61,994,000	$6	$508,963	4,246,000	$71,127	$(274)	$(593,378)	$(893)	$(14,449)

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2001, 2000, AND 1999
(IN THOUSANDS, EXCEPT SHARE AMOUNTS)

	2001	2000	1999
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(345,967)	$(173,408)	$(57,488)
Adjustments to reconcile net loss to net cash used in operating activities —
Depreciation and amortization	43,599	45,573	19,688
Extraordinary gain from extinguishment of debt, net	(14,710)	—	—
Deferred income taxes	(7,578)	—	—
Write-down of assets	262,336	—	—
Gain on settlement of capital lease obligations	(47,752)	—	—
Loss on sale of assets	2,166	—	—
Other noncash expenses	1,799	—	—
Changes in assets and liabilities, net of the effect of acquisitions —
Decrease (increase) in accounts receivable, net	60	(2,260)	(239)
Decrease (increase) in prepaid expenses	3,175	515	(5,316)
Decrease (increase) in other assets	1,715	(4,673)	1,299
(Decrease) increase in accounts payable, accrued liabilities, and deferred revenue	(16,278)	15,718	11,799
Net cash used in operating activities	(117,435)	(118,535)	(30,257)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(7,254)	(79,815)	(28,790)
Proceeds from sale of short-term investments	169,396	—	—
Proceeds from sale of assets	301	—	—
Purchases of short-term investments, net	—	(50,094)	(162,013)
Acquisition of businesses, net of cash acquired	(164)	(14,745)	—
Net cash provided by (used in) investing activities	162,279	(144,654)	(190,803)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from convertible notes, net of offering cost	—	145,003	—
Payments on capital lease obligations	(28,803)	(6,023)	(2,167)
Payments of debt	(1,281)	(391)	—
Proceeds from issuance of common stock and sale of subsidiary stock, net of issuance costs	547	1,728	284,770
Payments on principal for convertible notes	(9,301)	—	—
Proceeds from issuance of preferred stock	—	—	51,000
Credit facility origination fee	—	—	(1,350)
Net cash (used in) provided by financing activities	(38,838)	140,317	332,253
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(100)	(237)	—
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	5,906	(123,109)	111,193
CASH AND CASH EQUIVALENTS, beginning of period	29,455	152,564	41,371
CASH AND CASH EQUIVALENTS, end of period	$35,361	$29,455	$152,564
SUPPLEMENTAL CASH FLOW DISCLOSURES:
Cash paid for interest	$14,125	$6,836	$569
Noncash investing and financing activities	—	—	—
Equipment acquired under capital leases	$2,198	$67,501	$7,754
Accrued interest and dividends on convertible notes and preferred stock	$256	$500	$6,452
Warrants issued	$94	$33,375	$109,135
Deferred compensation	$(9,155)	$5,265	$32,335
Conversion of preferred stock	$—	$—	$123,904
Common stock issued for business acquisition (129,000 shares)	$—	$4,011	$—
Treasury shares issued for bonus payments (425,000 shares)	$1,138	$—	$—

The accompanying notes are an integral part of these consolidated financial statements.

ALLIED RISER COMMUNICATIONS CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.     Organization and Nature of Operations:

        Allied Riser Communications Corporation (the "Company") is a facilities-based provider of broadband data, video, and voice communications services to small-and medium-sized businesses. The Company also provides professional services including web design, consulting, and hosting.

        These financial statements have been prepared using the historical basis of accounting and are based on the provisioning of in-building wholesale services by the Company and do not reflect any adjustments related to the merger of the Company with Cogent Communications Group, Inc. ("Cogent"), as discussed below.

        On July 24, 2001, the Company announced a number of initiatives to reduce its operating costs and refocus its business plan. These initiatives included the suspension of retail sales of broadband data applications and services in most markets in the United States, the transition of its retail customers to other service providers, the closure of its sales offices, and further reductions in the Company's workforce.

        On August 28, 2001, Cogent and the Company entered into a definitive agreement, which was subsequently amended on October 13, 2001, for the merger of the Company with Cogent. Cogent, headquartered in Washington, DC, is a privately held high-speed Internet service provider providing end-to-end Optical Ethernet connectivity to the Internet for businesses. Under the agreement, each share of the Company's common stock would be exchanged for Cogent common stock. The merger was conditioned upon, among other things, approval by the Company's stockholders, the approval for listing or quotation of the shares of Cogent common stock issued in the merger on a national securities exchange or the Nasdaq National Market, and the receipt of material consents.

        On September 21, 2001, the Company suspended its retail services in most of its markets in the United States and began pursuing the provision of in-building wholesale services of its broadband data network.

        On January 31, 2002, the Company's shareholders approved the merger with Cogent. On February 4, 2002, the merger with Cogent was consummated. As a result of this transaction, the Company became a wholly owned subsidiary of Cogent, and the Company's common stock was removed from listing on the NASDAQ Stock Market's National Market System. Pursuant to the terms of the merger agreement, Allied Riser shareholders received approximately .032 shares of Cogent common stock for each share of the Company's common stock held (the "Conversion Rate"). Cogent's common stock trades on the American Stock Exchange under the symbol COI. In addition to the exchange of the Company's common stock for common stock of Cogent, all warrants, stock options, and restricted stock of the Company outstanding as of the consummation of the merger were converted to warrants, stock options, and restricted stock of Cogent based on the Conversion Rate. Cogent also became a co-obligor of the Company's 7.5% convertible subordinated notes due in 2007 (Note 7) as a result of the merger.

        Additionally, during the third and fourth quarters of 2001, the Company sold four of the five data and communication service providers acquired by it in 2000 (Note 11).

2.     Summary of Significant Accounting Policies:

Consolidation

        The accompanying financial statements include all wholly owned subsidiaries and an approximately 68% owned subsidiary, Shared Technologies of Canada ("STOC"). STOC is owned by the Company's wholly owned subsidiary, ARC Canada. All intercompany accounts and activity have been eliminated. Minority interest in STOC, is not presented in the accompanying financial statements because the minority interest is in a deficit position and the Company continues to record 100% of the losses of STOC. All results are reported in United States dollars.

        Pursuant to a shareholders agreement dated July 26, 2000, between the Company and the minority shareholders in STOC, effective October 31, 2001, such minority shareholders have the right to cause the Company to purchase their shares of STOC at a per share price determined by a formula described in the shareholders agreement. During January 2002, the minority shareholders of STOC exercised their right to require the Company to acquire the minority interest of STOC. The total consideration due to such selling shareholders is approximately $3,500,000.

Cash and Cash Equivalents

        Cash and cash equivalents consist of cash and marketable securities with original maturities of three months or less.

Short-Term Investments

        Short-term investments consist primarily of U.S. government and corporate fixed income securities with original maturities at date of purchase beyond three months and less than 12 months. Such short-term investments are carried at their accreted value as the Company intends to hold these securities to maturity. Also included in short-term investments are corporate fixed income securities with original maturities beyond 12 months for which management will exercise its redemption provision within the next 12 months. Unrealized gains and losses on these securities are not significant. As of December 31, 2001 and 2000, investments are carried at their original cost, which approximates fair market value.

Realization of Long-Lived Assets

        The Company periodically evaluates its long-lived assets, including property and equipment, real estate access rights, and goodwill and other intangible assets, to determine whether events or changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recorded. Recoverability of assets is measured by comparing the carrying amount of an asset to the undiscounted future cash flows estimated to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair market value of the assets. During the second quarter of 2001, the Company recorded a write-down of $262,336,000 to reduce the carrying amount of long-lived assets to fair market value (Note 3). No such impairment was recorded during the years ended December 31, 2000 and 1999.

Property and Equipment

        Property and equipment are stated at cost and depreciated when placed in service using the straight-line method (Note 4). Interest is capitalized during the construction period of system infrastructure based on the rates applicable to borrowings outstanding during the period. Equipment held under capital lease obligations is amortized over the shorter of the lease term or estimated useful life of the asset. Repair and maintenance costs are expensed as incurred.

Real Estate Access Rights

        The Company has entered into agreements to issue warrants to its real estate partners in conjunction with acquiring real estate access rights. The warrants and the rights associated with the warrants may be adjusted if certain telecommunication license agreements are not executed in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the final measurement date for the warrants is the date on which the telecommunication license agreements are signed and the real estate partners effectively complete their performance element of the agreement. At the measurement date, the Company measures the fair market value of the warrants based on an acceptable pricing model. This asset is amortized over the term of the related telecommunication license agreement which is generally ten years (Note 3).

Goodwill and Other Intangible Assets

        The excess of the purchase price of the acquired businesses over the fair market value of the identifiable net assets of acquired businesses has been recorded as identifiable intangible assets, including customer lists and assembled workforce, with the remainder recorded as goodwill. Until the second quarter of 2001, the Company amortized goodwill and intangible assets over a three-year period. During the second quarter of 2001, the Company recorded a write-down of long- lived assets, including goodwill and other intangible assets, to reduce such assets to their fair market value (Note 3).

Self-insurance Reserves

        The Company is 100% or partially self-insured for certain employee medical claims. The Company has accrued for costs related to medical claims. At the time of an incident, the Company records a reserve for the incident's estimated outcome, which may be adjusted, as additional information becomes available. Total accrued claims liabilities represent all such reserves and the Company's estimate for incidents which may have been incurred but not reported as of the balance sheet date. Management believes that any additional cost incurred over amounts accrued will not have a material adverse effect on the Company's financial position or results of operations.

Treasury Stock

        Pursuant to a stockholders' agreement, the Company periodically repurchased shares of the Company's common stock. Shares repurchased are accounted for under the cost method.

Revenue Recognition

        Network services revenue includes broadband data, video, voice communication and installation services. Broadband data and video are subscription-based services generally provided to customers under month-to-month contracts. Voice communications and installation services are usage-based services. Installation service fees are non-recurring, non-refundable fees for access to the Company's network. Service revenues are recognized in the month in which the services are provided, except for installation service fees which are deferred and recognized over the estimated customer life. Upon termination of services, any remaining deferred service fees are recognized. Deferred service fees were approximately $135,000 and $1,166,000 at December 31, 2001 and 2000, respectively, and are included in accrued liabilities in the accompanying financial statements.

        Value added service revenue includes web design and consulting, professional services, and web hosting. Such services are recognized upon completion of services.

        During 2000, the Company adopted Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements." SAB No. 101 provides additional guidance on revenue recognition as well as criteria for when revenue is generally recognized and earned. The adoption of SAB No. 101 did not have a material effect on the Company's results of operation for the year ended December 31, 2001 and 2000.

Network Operations

        Network operations include payments to providers of transmission capacity, costs associated with customer care, customer installations, equipment maintenance, payments to real estate owners, property taxes, and content licensing costs. All expenses related to network services are recognized as incurred.

Cost of Value Added Services

        Cost of value added services includes direct costs and internal labor associated with web design and consulting, professional services, and web hosting. All expenses related to value added services are recognized as incurred.

Selling Expense

        Selling expense includes employee salaries, commissions, taxes, benefits, advertising, marketing, and promotional expenses and costs associated with leasing and operating sales demonstration centers.

Income Taxes

        Deferred income tax assets and liabilities are recorded for the differences between the tax and financial reporting basis of the assets and liabilities and are based on the enacted income tax rates which are expected to be in effect in the period in which the difference is expected to be settled or realized. A change in tax laws would result in adjustments to the deferred tax assets and liabilities. Management periodically evaluates whether it is more likely than not that some or all of the deferred tax assets will be realized. Adjustments are made to the related assets carrying values based on this periodic evaluation of realizability (Note 12).

Comprehensive Income (Loss)

        Comprehensive income (loss) is defined as the change in equity (net assets) of a business enterprise during a period as a result of transactions from other events and circumstances from non-owner sources. It consists of net income and other gains and losses affecting stockholders' equity that, under accounting principles generally accepted in the United States, are excluded from net income, such as unrealized gains and losses on investments available for sale, foreign currency translation gains and losses and minimum pension liability. Currency translation is the only item of other comprehensive income impacting the Company.

Net Income (Loss) Per Share

        Net income (loss) per share is presented in accordance with the provisions of Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share." SFAS No. 128 requires a presentation of basic EPS and diluted EPS. Basic EPS excludes dilution for common stock equivalents and is computed by dividing income or loss available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock and resulted in the issuance of common stock.

        Restricted stock issued to employees is subject to repurchase by the Company until vested, and such unvested shares are not included in the weighted average number of common shares outstanding for the period. Shares of restricted stock outstanding were 88,000, 818,000, and 2,315,000 and as of December 31, 2001, 2000, and 1999, respectively.

        Options to purchase approximately 2,969,000, 8,738,000, and 1,504,000 shares of common stock, were outstanding as of December 31, 2001, 2000, and 1999, respectively. Warrants to purchase 4,246,000, 7,377,000, and 6,336,000 shares of common stock were outstanding as of December 31, 2001,

2000, and 1999, respectively. In addition, certain equity instruments are contingently issuable and would be potentially dilutive securities upon issuance (Note 9).

        Diluted EPS are not presented as all potentially dilutive securities would be antidilutive due to the net loss incurred for the years ended December 31, 2001, 2000, and 1999.

Segments

        The Company's chief operating decision maker evaluates performance based upon underlying information of the Company as a whole. There are no additional reporting segments.

International Operations

        The Company recognized a total of $5,232,000, $1,992,000, and $0 of revenue from operations in Canada through its wholly owned subsidiary, ARC Canada, for the years ended December 31, 2001, 2000, and 1999, respectively. Long-lived assets of ARC Canada were $4,802,000 and $18,676,000 as of December 31, 2001 and 2000, respectively.

Use of Estimates in Financial Statements

        The preparation of financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period. Management may be required to make significant estimates of, among other things, the fair value of long-lived assets, allowance for doubtful accounts, and amounts recorded for acquisition contingencies. Actual results may differ from those estimates.

Reclassifications

        Certain 2000 and 1999 balances have been reclassified to conform to the current year presentation.

Foreign Currency Translation

        For the Company's Canadian subsidiary, the local currency is the functional currency. All assets and liabilities are translated at exchange rates in effect at the end of the period, and income and expense items are translated at the average exchange rates for the period. Translation adjustments are reported as a separate component of stockholders' equity.

New Accounting Pronouncements

        In July 2001, the FASB issued SFAS No. 141, "Business Combinations," and SFAS No. 142, "Goodwill and Other Intangible Assets." SFAS No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001. SFAS No. 142 changes the accounting for goodwill from an amortization method to an impairment approach. The Company believes the adoption of SFAS Nos. 141 and 142 will not have a material effect on its financial position or results of operations.

        In August 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires entities to record the fair value of a liability for an asset retirement obligation in the period in which it is incurred. This standard is effective for fiscal years beginning after June 15, 2002. In October 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." This statement supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of" and related literature and establishes a single accounting model, based on the framework established in SFAS No. 121, for the impairment and disposal of long-lived assets. This standard is effective for financial statements issued for fiscal years beginning after December 15, 2001. The Company believes the adoption of SFAS Nos. 143 and 144 will not have a material effect on its financial position and results of operations.

3.     Asset Write-Down:

        During the second quarter of 2001, numerous adverse changes in the Company's industry and the economic environment as a whole, including significant declines in valuation of competitive telecommunications providers, continued weakness in the demand for information technology and telecommunications services, and business failures of several prominent companies in markets similar to the Company's caused the Company to conclude that its prospects for future cash flows had weakened and operating risks had increased. Additionally, during the second quarter of 2001, the Company made certain changes in its operations. Both these external and internal changes triggered a review of long-lived assets, including building and network-related assets, real estate access rights, property and equipment, and goodwill and other intangible assets. This review indicated that undiscounted cash flows expected to be generated by such assets were not sufficient to recover the historical book value of long-lived assets and that such assets should be reduced to fair value. The Company calculated the present value of estimated cash flows to determine management's estimate of fair market value for the building and system infrastructure and real estate access rights. To determine the value of other assets, including system equipment, furniture, fixtures, software, and equipment, the Company used the lower of the historical cost or management's estimate of fair market value. Based on the Company's evaluation of the present value of expected cash flows of its subsidiaries acquired in 2000, the Company concluded that related long-lived assets and goodwill should be written down. The total amount of write down by category is as follows:

Amount of Asset Write-Down
Property and equipment —
System infrastructure	$58,108,000
Other assets	78,051,000
Total property and equipment	136,159,000
Real estate access rights	116,449,000
Goodwill	9,728,000
Total	$262,336,000

        During 2001 and in connection with cost-cutting measures, the Company discontinued the use of certain software, thus reducing its useful life, which resulted in the recognition of $9,522,000 in accelerated depreciation expense. The Company will continue to evaluate its long-lived assets, including property and equipment and real estate access rights, to determine whether changes in circumstances have occurred that indicate the remaining asset balances may not be recoverable and an impairment loss should be recognized.

4.     Property and Equipment, net:

        Property and equipment as of December 31 consist of the following:

	Average Estimated Useful Lives (Years)	2001	2000
Office equipment and information systems	4	$27,982,000	$38,526,000
Furniture and fixtures	7	2,011,000	4,292,000
Leasehold improvements	5	4,009,000	3,419,000
System infrastructure	10	7,695,000	30,573,000
System equipment	5	6,813,000	43,468,000
Construction-in-progress		1,777,000	82,783,000
		50,287,000	203,061,000
Less — Accumulated depreciation and amortization		(24,371,000)	(20,619,000)
Property and equipment, net		$25,916,000	$182,442,000

        Capitalized interest for the years ended December 31, 2001, 2000, and 1999, was approximately $1,143,000, $1,150,000, and $0, respectively.

5.     Other Assets, net:

        Other assets primarily include deferred debt issuance costs and long-term deposits as required by lease agreements. Deferred debt issuance was recorded upon issuance of $150,000,000 convertible notes and is being amortized over the life of the related agreement. Unamortized deferred debt issuance costs as of December 31, 2001 and 2000, were approximately $3,072,000 and $4,639,000, respectively, net of accumulated amortization of $837,000 and $358,000, respectively. Deposits required by lease agreements were approximately $4,166,000 and $5,202,000 as of December 31, 2001 and 2000, respectively, and are refundable upon expiration of the related agreements.

6.     Accrued Liabilities:

        Accrued liabilities as of December 31 consist of the following:

	2001	2000
Property and equipment additions	$258,000	$334,000
General operating expenses	12,297,000	15,707,000
Due to former stockholders of an acquired company	—	1,168,000
Deferred revenue	135,000	1,166,000
Interest	256,000	2,662,000
Accrued liabilities	$12,946,000	$21,037,000

7.     Debt:

        In March 1999, the Company entered into a credit facility under which the Company could borrow up to $45,000,000 subject to certain conditions. The Company paid an origination fee of $1,350,000, which was fully amortized to interest expense during 2000 and 1999. During June 2000, the Company terminated this facility. No amounts had been drawn under this facility at the date of termination.

        On June 28, 2000, the Company completed the issuance and sale in a private placement of an aggregate of $150,000,000 in principal amount of its 7.50% convertible subordinated notes due June 15, 2007 (the "Notes"). The Company incurred expenses of approximately $4,997,000, of which approximately $4,500,000 represented underwriting fees and approximately $497,000 represented other expenses related to the offering. The net offering proceeds to the Company after total expenses were approximately $145,003,000. The Notes may be converted at the option of the holders into shares of the Company's common stock at an initial conversion price of $15.37 per share, which may be adjusted based on certain antidilution provisions in the indenture related to the Notes (the "Indenture"). Interest is payable semiannually on June 15 and December 15, and is payable, at the election of the Company, in either cash or registered shares of the Company's common stock. The Notes are redeemable at the Company's option at any time on or after the third business day after June 15, 2004, at specified redemption prices plus accrued interest. During 2000, a shelf registration statement on Form S-3 (Commission File No. 333-50026) was filed with the Securities and Exchange Commission registering the Notes for resale, registering the shares of common stock issuable upon conversion of the Notes, and registering shares of common stock as payment-in kind interest on the Notes.

        On May 11, 2001, the Company commenced a tender offer to purchase any and all of the Notes for a purchase price of $280 in cash per $1,000 of principal amount of Notes, plus accrued but unpaid interest on the Notes up to but excluding the date on which the Company deposited the funds with the depositary to purchase the accepted Notes. On June 12, 2001, the Company announced the completion of the tender offer, accepting for purchase $26,400,000 of the aggregate principal amount of the Notes, representing approximately 17.6% of the $150,000,000 aggregate principal amount of the Notes outstanding prior to the tender offer. The Company paid $8,360,000 in cash, including $968,000 for accrued but unpaid interest, to complete the tender offer. An extraordinary gain of $11,718,000, net of $6,037,000 in income taxes, was recognized as a result of the early extinguishment of a portion of the aggregate principal amount of the Notes. The extraordinary gain also includes $486,000 of expenses incurred with the offer and a $767,000 write-off of associated debt issuance costs.

        The Company announced on December 12, 2001, that it had initiated the repurchase of certain of its Notes at a discount rate from the face value of the notes in limited open market or negotiated transactions. The Company accepted for purchase $6,620,000 aggregate in principal amount of the Notes. The Company paid $2,076,000 in cash, including $167,000 for accrued but unpaid interest, to complete the repurchase. An extraordinary gain of $2,992,000, net of $1,541,000 in income taxes, was recognized. The extraordinary gain also includes a $178,000 write-off of associated debt issuance costs.

        Total interest expense incurred during 2001 and 2000 related to the Notes was approximately $9,505,000 and $5,719,000, respectively.

        The Indenture includes a provision requiring the repurchase of the Notes at the option of the holders upon a change in control as defined in the Indenture. Management does not believe that the merger (Notes 1 and 15) is deemed a change in control as defined in the Indenture.

8.     Commitments and Contingencies:

        Outlined below are commitments and contingencies for the Company's operating leases, capital leases, connectivity contracts, legal proceedings, acquisition commitments, and employee retention plan. From time to time, the Company may decide to use cash for early retirement of such commitments and contingencies. As a result of the Company's suspension of retail operations, the Company is continuing its efforts to terminate contractual obligations that are not required in connection with the Company's ongoing business. As a result, certain contractual obligations without future benefit may be terminated which may result in contractual commitments being paid in periods prior to those outlined below, which may accelerate the recognition of these expenses.

Operating Leases

        The Company has entered into various operating lease agreements, with expirations through 2008, for leased space and equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's operating leases are as follows:

2002	$10,656,000
2003	11,089,000
2004	9,348,000
2005	5,375,000
2006	2,576,000
Thereafter	1,570,000
Total minimum lease obligations	$40,614,000

        During 2001, the Company paid $1,175,000 to settle certain operating leases prior to their expiration, which terminated $9,223,000 in future obligations. Total operating lease expenses for the years ended December 31, 2001, 2000, and 1999, was approximately $8,061,000 (including $1,175,000 of termination fees), $9,321,000, and $1,946,000, respectively.

Capital Leases

        The Company has entered into various capital leases for equipment. Future minimum lease obligations as of December 31, 2001, related to the Company's capital leases are as follows:

2002	$1,014,000
2003	1,011,000
2004	875,000
2005	88,000
Total minimum lease obligations	2,988,000
Less — Amounts representing interest	(289,000)
Present value of minimum lease obligations	2,699,000
Current maturities	(1,193,000)
Capital lease obligations, net of current maturities	$1,506,000

        On October 9, 2001, the Company and its wholly owned subsidiary, Allied Riser Operations Corporation, entered into a settlement and mutual release agreement in connection with certain of its capital lease agreements. Pursuant to the terms of the settlement and mutual release agreement, in exchange for the payment of $12,500,000 by the Company to the lessor, the lessor released the Company and its subsidiaries from any and all obligations to the lessor and its affiliates under the capital lease agreement and amounts payable under various maintenance agreements with respect to equipment leased by the Company or its subsidiaries from the lessor. The Company recognized a gain of $47,752,000 as a result of this settlement. The title to the equipment subject to the capital lease agreements was transferred to the Company pursuant to the settlement, and the lessor has agreed to release all liens on and security interests in such equipment.

Connectivity Contracts

        In order to provide its services, the Company must connect each in-building network to a central facility in each metropolitan area, usually over broadband lines that are leased from other carriers. At this metropolitan hub, the Company aggregates and disseminates network traffic for Internet connectivity. The Company has secured contracts that range from monthly to five years for local transport and up to three years for national intercity transport. The Company incurs fixed monthly charges for local connectivity. For national connectivity, the Company incurs fixed monthly charges plus incremental charges for customer usage above a certain volume. In addition, in the event the Company fails to meet its minimum volume commitments for national connectivity, it may be obligated to pay underutilization charges.

        Future minimum obligations as of December 31, 2001, related to the Company's connectivity contracts are as follows:

2002	$2,856,000
2003	1,476,000
2004	517,000
2005	452,000
2006	16,000
Total minimum lease obligations	$5,317,000

        During 2001, the Company paid $1,486,000 to settle certain connectivity contracts prior to their expiration, which terminated $4,506,000 in future obligations. Subsequent to December 31, 2001, the Company paid $350,000 to settle additional connectivity contracts prior to their expiration, which terminated $429,000 in future obligations included in the above table.

Legal Proceedings

        On July 26, 2001, in a case titled Hewlett-Packard Company v. Allied Riser Operations Corporation a/k/a Allied Riser Communications, Inc., Hewlett-Packard Company filed a complaint against the Company's subsidiary, Allied Riser Operations Corporation, in the 95th Judicial District Court, Dallas County, Texas seeking damages of $18,775,000, attorneys' fees, interest and punitive damages relating to various types of equipment allegedly ordered from Hewlett-Packard Company by Allied Riser Operations Corporation. The Company believes this claim is without merit and has filed its answer generally denying Hewlett-Packard's claims. The Company intends to vigorously contest this lawsuit, and no financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On January 16, 2002, the Company received a letter from Hewlett-Packard Company alleging that certain unspecified contracts are in arrears, and demanding payment in the amount of $10,000,000. The letter does not discuss the basis for the claims or whether the funds sought are different from or in addition to the funds sought in the July 26, 2001, lawsuit. The Company, through its legal counsel, has made an inquiry of Hewlett-Packard's counsel to determine the basis for the claims in the letter. Management believes this claim is without merit and intends to vigorously contest this claim. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation.

        On December 6, 2001, certain holders of the Notes filed notices as a group with the SEC on Schedule 13D including copies of documents indicating that such group had filed a suit against the Company and its board of directors alleging, among other things, breaches of fiduciary duties and requesting injunctive relief to prohibit the Company's merger with Cogent, and alleging default by the Company under the indenture related to the Notes. The plaintiffs amended their complaint on January 11, 2002 and subsequently served it on the Company. On January 28, 2002 the Delaware Chancery Court (the "Court") held a hearing on a motion by the plaintiffs to preliminarily enjoin the merger. On January 31, 2002 the Court issued a Memorandum Opinion denying that motion. The Company continues to believe that these claims are without merit, and intends to continue to vigorously contest this lawsuit. No financial provision has been included in the December 31, 2001, financial statements in connection with this litigation (Note 15).

        On February 21, 2002, the Division of Enforcement of the SEC requested that Cogent voluntarily provide it certain documents related to the fairness opinion delivered to the Company's board of directors by the Company's financial advisor, Houlihan Lokey Howard & Zukin on August 28, 2001, and Cogent's Series C preferred stock financing. Cogent and the Company have complied with the request. The SEC has not informed Cogent or the Company as to the reason for its request. However, management believes that the SEC inquiry was caused by the submission of a letter to the SEC by counsel to plaintiffs in the Court case described above questioning the disclosure in the registration statement and prospectus filed in conjunction with the merger of the Company into a subsidiary of Cogent (Note 1).

Acquisition Commitments

        During 2000, the Company completed five acquisitions (Note 11). In connection with these acquisitions, additional amounts were potentially payable to the former owners and employees of the acquired companies and were contingent upon the achievement of certain performance levels. During 2001 and in connection with the disposition of four of the acquired companies (Note 11), the Company paid $780,000 in cash and released from restriction 346,000 shares of common stock as a result of the termination of certain of the employment agreements that provided for such additional contingent payments. Warrants underlying 250,000 shares of common stock, issued during 2000 in connection with acquisitions, were forfeited as a result of the termination of certain employment agreements (Note 9). Additionally, 1,179,000 shares of restricted stock were forfeited by terminated employees which resulted in the reversal of related deferred compensation (Note 10). As of December 31, 2001, the Company had settled all performance-based acquisition commitments.

Employee Retention Plan

        During the third quarter of 2001, the board of directors established an employee retention plan and as part of such plan directed that a pool of up to approximately $5,200,000 be set aside for bonus, severance, and retention payments for remaining employees. All such amounts were expensed during 2001. As of December 31, 2001, the Company had accrued $2,449,000, included in accrued liabilities, for payments to be made after December 31, 2001.

9.     Equity:

Common Stock

        Pursuant to an investment agreement dated November 23, 1998, and in connection with a preferred investment (see below), the Company issued to a group of investors approximately 13,270,000 shares of common stock for $.0015 per share and approximately 7,291,000 shares of common stock for $.0015 per share to a second group of investors in December 1998.

        During 1998, accrued interest totaling $980,000 was contributed by an investor and a real estate owner. As both are related parties of the Company, the contribution was accounted for as a capital transaction and included in the accompanying consolidated statements of stockholders' equity.

        In April 1999, the Company issued 125,000 shares of common stock for consulting services previously received.

        In August 1999, the Company issued 6,059,000 shares of common stock to a group of financial sponsors and to real estate partners in connections with a preferred stock investment (see Preferred Stock).

        On October 29, 1999, the Company raised gross proceeds of approximately $305,470,000 in its initial public offering. The Company sold 16,970,550 shares of common stock at a price of $18 per share.

        During the years ended December 31, 2001 and 2000, the Company repurchased 1,649,000 and 579,000 shares of unvested restricted common stock, and warrants underlying 3,009,000 and 712,000 shares of stock were exercised (see Warrants). During the year ended December 31, 2001, the Company issued 425,000 shares of common stock from treasury in lieu of cash bonus payments for services rendered in 2000. During the year ended December 31, 2001, the Company issued 32,000 shares of common stock in connection with obligations related to prior acquisitions. During the years ended December 31, 2001 and 2000, 409,000 and 236,000 shares of common stock, respectively, were issued in connection with the Company's employee stock purchase plan. Stock options underlying 1,207,000 and 16,000 shares of common stock of the Company were exercised by employees during the year ended December 31, 2001 and 2000, respectively.

Preferred Stock

        In November and December 1998, the Company issued to groups of investors, 41 and 25 shares of Series A convertible redeemable preferred stock, for $41,000,000 and $25,000,000 in cash, respectively.

        In August 1999, the Company issued 17 shares of Series B preferred stock to a group of financial sponsors and 34 shares of Series B preferred stock to real estate partners and their affiliates for approximately $51,000,000 in cash.

        The holders of the preferred stock were entitled to certain rights including: redemption, conversion, dividends, and liquidation preference, as defined in the investment agreement. As a result of the redemption provision, the preferred stock was classified outside of stockholders' equity (deficit).

        Simultaneous with the Company's initial public offering and pursuant to contractual agreements with the preferred stockholders, all of the outstanding shares of preferred stock were converted into 6,500,000 shares of common stock. Upon the conversion, accrued dividends of $6,904,000 on the preferred stock were waived and recorded as a contribution to capital.

Warrants

        The Company has issued to real estate partners and their affiliates warrants to acquire shares of common stock in exchange for the right, pursuant to telecommunications license agreements, to install its broadband data network in these real estate entities' buildings. The warrants are exercisable upon the occurrence of certain events, as defined in the warrant acquisition agreements.

        The number of warrants the Company is obligated to issue may be adjusted if certain telecommunication license agreements are not executed and delivered in accordance with the parameters outlined in the warrant acquisition agreements. Accordingly, the date for determining the final value of the warrants is the date on which the telecommunication license agreements are signed and delivered, as defined, and the real estate partners effectively complete their performance element of the warrant acquisition agreement. At the measurement date, the Company measured the fair market value of the warrants based on an acceptable pricing model. The warrants also are subject to forfeiture as a result of subsequent events of default by the real estate partners as outlined in the warrant acquisition agreement.

        During the years ended December 31, 2001 and 2000, the Company entered into warrant agreements for the issuance of 40,000 and 1,085,000 shares of common stock, net of adjustments for certain telecommunication license agreements that were not executed and delivered in accordance with parameters outlined in the warrant acquisition agreements, respectively. Warrants underlying 3,009,000 and 712,000 shares of common stock, valued at $56,813,000 and $14,664,000, were exercised during the years ended December 31, 2001 and 2000, respectively.

        During the years ended December 31, 2001 and 2000, the Company issued warrants underlying 85,000 and 150,000 shares of common stock, respectively, in exchange for services which resulted in an expense of $88,000 and 2,396,000, respectively.

        During the year ended December 31, 2000, the Company issued warrants underlying up to 250,000 shares of common stock in connection with acquisitions. The exercise of these warrants was contingent upon future events and were forfeited during 2001 as a result of the termination of certain employment agreements (Note 8).

        As of December 31, 2001, the Company has entered into warrant acquisition agreements for the issuance of 7,967,000 shares of common stock. As of December 31, 2001, warrants underlying 3,721,000 shares of common stock had been exercised.

10.   Stock Compensation:

Restricted Stock Awards

        During 1998 and early 1999, the Company issued approximately 5,753,000 shares of common stock to management, current and former employees and non-employee stockholders for $.0015 per share. With respect to the stockholders who are employees of the Company, subscription agreements provide that the shares shall be restricted, non-transferable, and subject to repurchase by the Company until vested. Upon issuance of the shares to the employees in 1998, certain shares were vested based on employees' prior service with the Company. Unvested shares vest over four years in equal monthly installments commencing upon their issuance. Pursuant to contractual arrangements, vesting of shares may accelerate upon the occurrence of a qualifying business combination or a combination of a qualifying business combination and termination of employment without cause. The accelerated vesting provisions differ based upon the employee's position with the Company. There are no accelerated vesting provisions related to performance criteria. Upon the resignation or termination of an employee for any reason, all unvested shares will be subject to repurchase by the Company at the price paid by the employee.

        The following table presents the activity related to restricted stock for the years presented:

	Granted	Vested	Repurchased	Outstanding and Unvested
1999	1,143,000	1,122,000	153,000	2,315,000
2000	—	942,000	555,000	818,000
2001	—	179,000	551,000	88,000

        On February 4, 2002, all outstanding restricted stock was released from restriction and converted to common stock of Cogent as a result of the merger with Cogent (Note 1).

Equity Based Compensation Plans

        Effective June 1, 1999, the Company adopted the 1999 Amended and Restated Stock Option and Equity Incentive Plan (the "1999 Plan") under which 5,000,000 shares of common stock are authorized for issuance. Effective June 15, 2000, the Company adopted the Allied Riser Communications Corporation 2000 Stock Option and Equity Incentive Plan (the "2000 Plan") under which 8,500,000 shares of common stock are authorized for issuance (the 1999 Plan and the 2000 Plan, together the "Plans"). The shares authorized under the Plans, subject to adjustments, are available for award to employees, officers, directors, or consultants. Pursuant to the Plans, the Company's board of directors may grant stock options, stock appreciation rights, restricted shares, deferred shares and certain tax offset payments. The terms of any particular grant, including any performance-based requirements, vesting terms and other restrictions are determined by the Board or by the Compensation Committee of the Board. The exercise price of nonstatutory options may be above, at or below fair market value of the common stock on the grant date. The exercise price of incentive stock options must not be less than the fair market value on the grant date. The right to purchase shares under the stock options agreements typically vest over a four-year period. The exercise period of options may be set by the Board or the Committee but may not exceed ten years for incentive stock options. As of December 31, 2001, there were 9,255,000 shares available for future grants. No options were granted outside of the Plans.

        The Company accounts for stock options and other employee awards under the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Had compensation costs for the Plans been determined based on the fair market value of the options as of the grant dates, consistent with the method prescribed in SFAS No. 123, "Accounting for Stock-Based Compensation," the Company's net loss applicable to common stock and net loss per common share would have resulted in the pro forma amounts indicated below (dollars in thousands, exception per share data):

	2001	2000	1999
Net loss:
As reported	$(345,967)	$(173,408)	$(63,940)
Pro forma	(353,198)	(195,244)	(66,167)
Net loss per common share:
As reported	$(5.79)	$(3.18)	$(2.15)
Pro forma	(5.92)	(3.58)	(2.23)

        No diluted earnings per share are presented as the Company has generated net losses and all potentially dilutive securities would be antidilutive.

        The weighted average fair market value of options granted during each of the years ended December 31, 2001, 2000, and 1999, were $2.14, $6.81, and $13.25, respectively. The fair market value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions:

	2001	2000	1999
Expected dividend yield	—	—	—
Expected stock price volatility	193%	106%	107%
Average risk-free interest rate	4.80%	6.02%	5.30%
Expected life of options (years)	6	6	6

        The following table summarizes stock option activity for the year ended December 31, 2001 and 2000:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 1999	1,504,417	$9.0532
Granted —
Option price equal to fair market value	6,146,769	$9.3198
Option price greater than fair market value	1,151,414	5.4631
Option price less than fair market value	1,388,000	1.6250
Total granted	8,686,183	7.5745
Exercised	(45,805)	0.3336
Canceled	(1,407,258)	13.1782
Balance at December 31, 2000	8,737,537	$6.9645
Granted —
Option price equal to fair market value	204,566	$0.8851
Option price greater than fair market value	377,884	2.8142
Option price less than fair market value	—	—
Total granted	582,450	2.1367
Exercised	(1,207,519)	0.0117
Canceled	(5,143,014)	9.2918
Balance at December 31, 2001	2,969,454	$5.0824

        As of December 31, 2001 and 2000, 878,208 and 735,601 of options outstanding, respectively, were exercisable. On February 4, 2002, all outstanding options became vested and exercisable as a result of the merger with Cogent (Note 1).

        The following table summarizes information about the Company's outstanding and exercisable stock options at December 31, 2001:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Outstanding as of December 31, 2001	Weighted- Average Remaining Contractual Life (Years)	Weighted- Average Exercise Price	Exercisable as of December 31, 2001	Weighted- Average Exercise Price
$0.0000 — 4.9688	2,596,059	8.88	$3.5142	735,599	$3.4727
$4.9688 — 9.9375	78,300	8.69	7.4925	25,701	7.5049
$9.9375 — 14.9063	9,500	8.42	12.5000	3,760	12.5000
$14.9063 — 19.8750	271,728	8.45	17.8326	106,935	17.8344
$19.8750 — 24.8438	1,767	8.15	23.2806	772	23.2808
$24.8438 — 29.8125	7,600	8.13	27.3421	3,474	27.3481
$29.8125 — 34.7813	2,000	8.33	34.7500	874	34.7500
$34.7813 — 39.7500	2,500	8.25	39.7500	1,093	39.7500
	2,969,454	8.83	$5.0824	878,208	$5.5662

2000 Employee Stock Purchase Plan

        Beginning July 2000, the Company established an employee stock purchase plan, the Allied Riser Communications Corporation 2000 Employee Stock Purchase Plan (the "ESPP"), the terms of which allow qualified employees (as defined) to participate in the purchase of designated shares of the Company's common stock at a price equal to the lower of 85% of the closing price on the first or last day of the offering period. Offering periods begin on the first day of each fiscal quarter and end on the last day of each fiscal quarter. Under the ESPP, the Company issued 409,000 and 236,000 shares of common stock during 2001 and 2000 at an average price per share of $1.30 and $2.60, respectively. Effective October 2001, the Company suspended the ESPP.

Compensation Charge

        The Company completed an initial public offering ("IPO") of its common stock on October 29, 1999. The estimated fair market value of the Company's common stock (as implied by the IPO price) exceeded management's determination of fair market value of each stock option grant and restricted stock grant made prior to the IPO. As of December 31, 2000, $3,650,000 of stock compensation recorded upon completion of the IPO was being deferred and amortized over the remaining estimated employee service period. The total compensation charge is reduced if and when employees terminate prior to vesting.

        During the years ending December 31, 2001, 2000, and 1999, certain employees were terminated, resulting in a reduction of $7,041,000, $7,982,000, and $0, respectively, of the deferred compensation recorded upon completion of the IPO. Net amortization expense (reversal of previously recognized amortization expense) related to this deferred compensation was $(3,665,000), $6,022,000, and $14,681,000, for the years ended December 31, 2001, 2000, and 1999, respectively. As of December 31, 2001, the balance of unamortized deferred compensation recorded upon completion of the IPO was $274,000 and is being deferred and amortized over the remaining estimated employee service period.

        In connection with acquisitions of businesses during 2000, the Company entered into various employment agreements with former owners and employees of the acquired companies pursuant to which the Company issued restricted shares of common stock to such persons. As of December 31, 2000, $6,082,000 was being deferred and amortized over the remaining estimated employee service period. During the year ended December 31, 2001, the deferred compensation recorded upon consummation of the acquisitions was reduced by $1,834,000 to reflect the termination of certain of the employment agreements and the stock price as of December 31, 2001. During the year ended December 31, 2001, amortization expense related to this deferred compensation was $4,248,000.

        During 2000, the Company issued approximately 1,388,000 nonstatutory stock options with an exercise price less than fair market value on the date of grant in connection with the employment of senior management. As of December 31, 2000, $3,769,000 was being deferred and amortized over the remaining vesting period. During the year ended December 31, 2001, deferred compensation recorded upon the issuance of the stock options was reduced by $280,000 to reflect the termination of certain employees, and amortization expense related to this deferred compensation was $3,489,000. As of December 31, 2001, all of the related stock options had been exercised.

11.   Acquisitions and Dispositions:

        During the second and third quarters of 2000, the Company acquired all of the outstanding stock of four high-speed data communication and professional services companies and 68% of the outstanding stock of Shared Technologies of Canada (the "acquired companies"). The purchase of each acquired company was accounted for under the purchase method of accounting for business combinations. Accordingly, the accompanying consolidated statements of operations do not include the results of operations related to the acquired companies prior to each of their respective acquisition dates.

        The Company purchased the acquired companies for an initial aggregate purchase price of $16,021,000 in cash, of which $1,168,000 was payable at December 31, 2000, and 129,000 shares of common stock of the Company valued at approximately $4,011,000. The purchase price may be adjusted if certain performance targets are achieved (Note 8). The aggregate fair market value of tangible assets acquired was $8,337,000 and liabilities assumed were $12,651,000. The total excess of the purchase price over the fair market value of the net tangible assets for the acquired companies has been allocated to real estate access rights (approximately $8,892,000) with the remainder allocated to goodwill and other intangible assets (approximately $13,652,000). The Company was amortizing goodwill and other intangible assets over a three-year period (Note 3). Real estate access rights are being amortized over the life of the related telecommunication license agreements. The five acquisitions accounted for $12,747,000 and $6,733,000 of the total revenues generated by the Company in 2001 and 2000, respectively.

        The following table presents the unaudited pro forma results of operations of the Company for the years ending December 31, 2000 and 1999, as if these acquisitions had been consummated at the beginning of each period presented. The unaudited pro forma results are prepared for comparative purposes only and do not necessarily reflect the results that would have occurred had the acquisitions occurred at the beginning of the periods presented or the results which may occur in the future:

	Year Ended December 31,
	2000	1999
	(Unaudited)
Revenues	$23,034,000	$13,018,000
Net loss before extraordinary items	(178,207,000)	(64,840,000)
Net loss applicable to common stock	(178,207,000)	(71,292,000)
Net loss per share, basic and diluted	(3.27)	(2.40)

        On August 7, 2001, the Company sold its subsidiary, Winterlink, Inc. On September 14, 2001, the Company sold substantially all of the assets and liabilities of its subsidiary, DirectCorporateLink.net, Inc. On October 3, 2001, the Company sold its subsidiary, Rockynet.com, Inc. and on October 4, 2001, the Company sold all of the membership interests of its subsidiary, Netrox, L.L.C. The Company recorded a $1,979,000 loss (included in general and administrative expenses) in connection with the disposition of these data and communication service providers acquired in 2000. The Company does not expect these transactions to have a material impact on the results of its ongoing operations.

12.   Income Taxes:

        The differences between the statutory federal income tax rates and the Company's effective income tax rate for the years ended December 31, are as follows:

	2001	2000	1999
Computed statutory tax expense	(34.0)%	(34.0)%	(34.0)%
Deferred compensation	0.4%	1.9%	8.7%
Other nondeductible expense	0.4%	0.4%	0.1%
Valuation allowance	33.2%	31.7%	25.2%

        Deferred taxes reflect the impact of temporary differences between the amount of assets and liabilities for financial reporting purposes and such amounts as incurred by tax laws and regulations.

        The following table discloses the components of the deferred tax amounts at December 31:

	2001	2000
Deferred tax assets-
Temporary difference for basis in and depreciation of property and equipment	$92,228,000	$1,682,000
Start-up costs	1,536,000	2,329,000
Real estate access rights	7,653,000	5,832,000
Net operating loss	84,317,000	63,240,000
Other	3,358,000	1,270,000
Total deferred tax assets	189,092,000	74,353,000
Deferred tax liability	—	—
Net deferred tax asset	189,092,000	74,353,000
Less — Valuation allowance	(189,092,000)	(74,353,000)
Net deferred tax amount	$—	$—

        The Company had approximately $248,000,000 of net operating loss carry forward for federal income tax purposes at December 31, 2001. The net operating loss carry forward will expire in the years 2018 through 2021, if not previously utilized. As a result of the merger with Cogent (Note 1), the utilization of net operating loss carry forward will be significantly limited under the Internal Revenue Code Section 382.

        Under existing income tax law, all operating expenses incurred prior to a company commencing its principal operations are capitalized and amortized over a five-year period for tax purposes. On November 23, 1998, the Company commenced its principal operations for tax purposes and no longer capitalizes operating expenses as start-up costs.

        A valuation allowance must be provided when it is more likely than not that some portion of the deferred tax asset will not be realized. Management has decided to record this allowance due to the uncertainty of future operating results. In subsequent periods, the Company may reduce the valuation allowance, provided that utilization of the deferred tax asset is more likely than not, as defined by SFAS No. 109, "Accounting for Income Taxes."

13.   Related Parties:

        The Company has entered into telecommunication license agreements with numerous real estate owners, managers, and certain minority interest owners of STOC ("minority interest owners") to acquire access to and the right to install and operate its broadband data network in their buildings. Most of these real estate owners, managers, and minority interest owners received warrants in connection with this access and nine of these entities purchased equity in the Company (Note 9). In accordance with the telecommunication license agreements, the Company pays fees which vary proportionally (above a fixed minimum) with gross revenues generated in the respective buildings to these owners. In addition, the Company leases office space from numerous real estate owners. Pursuant to these obligations, the Company paid $10,874,000, $4,216,000, and $1,047,000, for rent and fees during the years ended December 31, 2001, 2000, and 1999, respectively. The Company also provides broadband data, video, and voice communication services to certain real estate owners, managers, and minority interest owners.

        One of the Company's initial investors has interests in entities from which the Company periodically purchases fiber-optic cable and other materials and, prior to 2000, purchased insurance and legal services. For the years ended December 31, 2001, 2000, and 1999, the Company had purchases of approximately $767,000, $8,809,000, and $2,451,000, respectively, for fiber-optic cable and $192,000 in 1999 for insurance and legal services.

        One of the underwriters for the initial public offering described in Note 10 provides financial advisory and consulting services to the Company. Affiliates of this entity own common stock and warrants of the Company.

14.   Quarterly Financial Information (Unaudited):

	Three Months Ended
	March 31, 2001	June 30, 2001	September 30, 2001	December 31, 2001
	(in thousands, except per share data)
Total revenue	$7,929	$8,573	$7,725	$1,525
Asset write-down	—	(262,336)	—	—
Gain on settlement of capital lease obligations	—	—	—	47,752
Operating income (loss)	(42,689)	(307,104)	(37,323)	25,278
Net income (loss) before extraordinary item	(43,310)	(302,872)	(39,649)	25,154
Extraordinary gain from extinguishment of debt, net	—	11,718	—	2,992
Net income (loss)	$(43,310)	$(291,154)	$(39,649)	$28,146
Net income (loss) per common share —
Income (loss) before extraordinary item	$(0.75)	$(5.02)	$(0.66)	$0.42
Extraordinary gain, net	—	0.20	—	0.05
Net income (loss) per common share	$(0.75)	$(4.82)	$(0.66)	$0.47
Weighted average number of shares outstanding	58,121	60,372	59,978	60,329
	Three Months Ended
	March 31, 2000	June 30, 2000	September 30, 2000	December 31, 2000
	(in thousands, except per share data)
Total revenue	$1,358	$1,972	$4,403	$6,599
Operating loss	(41,194)	(46,933)	(49,347)	(44,809)
Net loss	(37,025)	(44,068)	(47,217)	(45,098)
Net loss applicable to common stock	$(37,025)	$(44,068)	$(47,217)	$(45,098)
Net loss per common share	$(.69)	$(.81)	$(.87)	$(.81)
Weighted average number of shares outstanding	53,318	54,272	54,565	55,644

15.   Subsequent Events:

        On March 25, 2002, certain of the holders of the Company's 7.50% convertible subordinated Notes asserted that the merger with Cogent (Note 1) constituted a change of control, and as a result, an event of default had occurred under the indenture. On March 27, 2002, based on such assertions, the Trustee under the indenture notified Cogent that the principal amount of the Notes and accrued interest is immediately due and payable. Management, after consultation with its legal advisors, does not believe that the merger qualifies as a change in control as defined in the indenture and is vigorously disputing the noteholders' assertion. However, in the event that the merger is deemed to be a change in control, the Company could be required by the noteholders to repurchase the $116,980,000 in aggregate principal amount of the Notes plus accrued interest. If the Company were required to repurchase the Notes, such event would have a material adverse impact on the financial position of the Company.

        On March 27, 2002, certain holders of the Company's Notes filed an involuntary bankruptcy petition under Chapter 7 of the United States Bankruptcy Code against Allied Riser in United States Bankruptcy Court for the Northern District of Texas, Dallas Division. Management, after consultation with its legal advisors, believes that the claim is without merit and intends to vigorously contest it.

16.   Additional Subsequent Event:

        The Company is involved in a dispute with its former landlord in Dallas, Texas. The Company terminated the lease in March 2002, and the dispute is over whether the Company had the right to do so. The landlord has alleged that a default under the lease has occurred. The Company has informed the landlord that the lease was terminated as provided by its terms.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

        The following table sets forth the various expenses, all of which will be borne by the Company, in connection with the sale and distribution of the securities being registered, other than the underwriting discounts and commissions. All amounts shown are estimates except for the Securities and Exchange Commission registration fee and the NASD filing fee.

SEC Registration Fee	$48
Accounting Fees and Expenses	5,000
Legal Fees and Expenses	50,000
Printing and Mailing Expenses	—
Miscellaneous	—

Total	$55,048

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        Section 145 of the General Corporation Law of the State of Delaware (the "DGCL") provides for, among other things:

        a.     permissive indemnification for expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to litigation other than stockholder derivative actions if certain conditions are met;

        b.     permissive indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are parties to stockholder derivative actions if certain conditions are met;

        c.     mandatory indemnification for expenses actually and reasonably incurred by designated persons, including directors and officers of a corporation, in the event such persons are successful on the merits or otherwise in litigation covered by a. and b. above; and

        d.     that the indemnification provided for by Section 145 shall not be deemed exclusive of any other rights which may be provided under any bylaw, agreement, stockholder or disinterested director vote, or otherwise.

        Cogent's Second Amended and Restated Certificate of Incorporation provides that the corporation shall, to the fullest extent permitted by Section 145 of the DGCL, indemnify and advance expenses to its directors and officers. In addition, Cogent shall indemnify any person who is or was serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any and all of the expenses, liabilities, or other matters covered by Section 145, for actions taken in such person's capacity as a director, officer, employee or agent, and then only to the extend such person is not indemnified for such actions by such other corporation, partnership, joint venture, trust or other enterprise. Cogent's bylaws may provide that, except with respect to proceedings to enforce indemnification rights, it shall indemnify any director, officer or person serving at Cogent's request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, in connection with a proceeding (or part thereof) initiated by such director, officer or person, only if such proceeding (or part thereof) was authorized by Cogent's board of directors.

        Cogent's board of directors may provide indemnification or advance expenses to its employees and agents or other persons only on such terms to only to the extend determined by the board of directors in its sole and absolute discretion.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

        Set forth in chronological order is information regarding all securities sold that were not registered under the Securities Act during the period from October 15, 2000 through October 15, 2003. Further included is the consideration, if any, received by Cogent for such securities. The issuances of the securities described below were made in reliance on one or more exemptions from registration under the Securities Act of 1933, including those provided by Sections 3(a)(9) and 4(2) of the Securities Act, and Regulations D and E and the Rules promulgated thereunder. The purchasers of these securities represented that they had adequate access to information about Cogent. No sale of securities involved the use of an underwriter and no commissions were paid in connection with the sales of any securities.

  1.
  On October 10, 2003, pursuant to a tender offer on Schedule TO made to certain of our employees, we issued 53,529 shares of the Series H Participating Convertible Preferred Stock to eligible employees that elected exchange all of the rights that they held to purchase our common stock (including, but not limited to, incentive stock options and/or non-qualified stock options) that were granted under our Amended and Restated 2000 Equity Incentive Plan.

  2.
  On July 31, 2003, we issued shares of our Series F Participating Convertible Preferred Stock to Cisco Systems Capital Corporation. In return, Cisco Capital reduced the amount of our indebtedness to them from approximately $263 million to $17 million and returned warrants to purchase approximately 700,000 shares of the our common stock.

  3.
  On July 31, 2003, we sold 41,000 shares of our Series G Participating Convertible Preferred Stock for an aggregate of $41 million to certain holders of our Series A, Series B and Series C Convertible Preferred Stock including our Chief Executive Officer, David Schaeffer who purchased 200 shares (the "Investors"). The purchase price for such shares was paid in cash at the time of the issuance of the delivery of the Series G Preferred Stock to the Investors.

  4.
  On March 6, 2003, we issued an aggregate 3,426,293 shares of our Series D Participating Convertible Preferred Stock and 3,426,293 shares of our Series E Participating Convertible Preferred Stock to the holders of approximately $106.8 million in face value of the notes of our subsidiary, Allied Riser notes. In exchange for this issuance of Series D and E Preferred Stock, an aggregate cash payment of approximately $9.9 million, and certain other agreements between the parties, these noteholders surrendered all of the notes that they held, including accrued and unpaid interest thereon, and dismissed with prejudice certain litigation that these noteholders had previously instituted against us.

  5.
  At various times during the period from October 15, 2000 through October 15, 2003, we granted to employees and directors options to purchase an aggregate of 1,107,015 shares of Common Stock with exercise prices ranging from $0.28 per share to $15.00 per share.

  6.
  On October 15, 2001, we issued 49,773,402 shares of Series C Convertible Preferred Stock for an aggregate purchase price of $62.0 million to certain holders of our Series A and Series B Convertible Preferred Stock and a certain new investors including our Chief Executive Officer, David Schaeffer who purchased 1,604,235 shares. The purchase price for such shares was paid in cash at the time of the issuance of the Series C preferred stock.

  7.
  On October 24, 2001, we entered into a Credit Facility with Cisco Systems Capital Corporation. The facility included the issuance of warrants to Cisco Capital to purchase five percent of our common stock, on a fully-diluted basis. The exercise price of the warrants to purchase 710,216 shares of our common stock was based upon the most recent significant equity transaction, as defined in the facility, and ranged from $12.47 to $30.44 per share.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
2.4	Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications Group, Inc., PSINet, Inc. et al. (previously filed as Exhibit 2.1 to our Current Report on Form 8-K, dated February 26, 2002, and incorporated herein by reference)
3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.2	Certificate of Designations relating to the Company's Series F Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.3	Certificate of Designations relating to the Company's Series G-1 though G-18 Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibits 3.3 through 3.20 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.4	Certificate of Designations relating to the Company's Series H Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.5	Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1	First Supplemental Indenture, among Allied Riser Communications Corporation, as issuer, Cogent Communications Group, Inc., as co-obligor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 2), Commission File No. 333-71684, filed February 4, 2002)
4.2	Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins LLP as to the legality of the securities°
10.1	Second Amended and Restated Stockholders Agreement of Cogent Communications Group, Inc., dated as of July 31, 2003, (previously filed as 10.1 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)
10.2	Third Amended and Restated Registration Rights Agreement of Cogent Communications Group, Inc., dated July 31, 2003 (previously filed as 10.2 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)

10.3	Exchange Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc., Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems, Inc. and Cisco Systems Capital Corporation, (previously filed as 10.3 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference) Participating Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc. and each of the several Investors signatory thereto (previously filed as 10.3 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)
10.4	Third Amended and Restated Credit Agreement, dated as of July 31, 2003, by and among Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems Capital Corporation, and the other Lenders party thereto (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227).
10.5	Settlement Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.7 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.6	Exchange Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.8 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.7	Closing Date Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.17 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.8	General Release, dated as of March 6, 2003, Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.18 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.9	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.10	Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.11	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.12	Form of Restricted Stock Agreement relating to Series H Participating Convertible Preferred Stock (previously filed as Exhibit 10.1 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed September 11, 2003, and incorporated herein by reference)
10.13	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.14	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)

10.15	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.12 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.16	2003 Incentive Award Plan of Cogent Communications Group, Inc. (previously filed as Exhibit 10.1 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed September 11, 2003, and incorporated herein by reference)
10.17	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries (previously filed as 21.1 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
23.1	N/A*
23.2	Consent of Ernst & Young LLP
23.3	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1°)

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.
°
To be filed by amendment.
*
In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.

ITEM 17. UNDERTAKINGS. THE UNDERSIGNED REGISTRANT HEREBY UNDERTAKES:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

  (i)
  To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

  (ii)
  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

  (iii)
  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the District of Columbia, on the 23rd day of October, 2003.

COGENT COMMUNICATIONS GROUP, INC.
By:	/s/ DAVID SCHAEFFER David Schaeffer, Chairman, President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below hereby appoints David Schaeffer and Robert Beury and each of them severally, acting alone and without the other, his or her true and lawful attorney-in-fact with authority to execute the name of each such person, and to file with the Securities and Exchange Commission, together with any exhibits thereto and other documents therewith, any and all amendments (including without limitation post-effective amendments) to this Registration Statement necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, which amendments may make such changes in this Registration Statement as the aforesaid attorney-in-fact deems appropriate.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ DAVID SCHAEFFER David Schaeffer	Director, Chairman, President and Chief Executive Officer	October 23, 2003
/s/ H. HELEN LEE H. Helen Lee	Chief Financial Officer and Director	October 23, 2003
/s/ THADDEUS G. WEED Thaddeus G. Weed	Vice President and Controller	October 23, 2003
/s/ EDWARD GLASSMEYER Edward Glassmeyer	Director	October 23, 2003
/s/ EREL MARGALIT Erel Margalit	Director	October 23, 2003
/s/ TIMOTHY WEINGARTEN Timothy Weingarten	Director	October 23, 2003
/s/ STEVEN BROOKS Steven Brooks	Director	October 23, 2003
/s/ MICHAEL CARUS Michael Carus	Director	October 23, 2003

Exhibit Index

Exhibit	Description
2.1	Agreement and Plan of Merger, dated as of August 28, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix A to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.2	Amendment No. 1 to the Agreement and Plan of Merger, dated as of October 13, 2001, by and among Cogent, Allied Riser and the merger subsidiary (previously filed as Appendix B to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
2.3	Asset Purchase Agreement, dated September 6, 2001, among Cogent Communications, Inc., NetRail, Inc., NetRail Collocation Co., and NetRail Leasing Co. (previously filed as Exhibit 2.3 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 1), Commission File No. 333-71684, filed November 21, 2001, and incorporated herein by reference)
2.4	Asset Purchase Agreement, dated February 26, 2002, by and among Cogent Communications Group, Inc., PSINet, Inc. et al. (previously filed as Exhibit 2.1 to our Current Report on Form 8-K, dated February 26, 2002, and incorporated herein by reference)
3.1	Fourth Amended and Restated Certificate of Incorporation (incorporated by reference to Exhibit 3.1 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.2	Certificate of Designations relating to the Company's Series F Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.3	Certificate of Designations relating to the Company's Series G-1 though G-18 Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibits 3.3 through 3.20 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.4	Certificate of Designations relating to the Company's Series H Participating Convertible Preferred Stock, par value $.001 per share (incorporated by reference to Exhibit 3.21 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227)
3.5	Amended Bylaws of Cogent Communications Group, Inc. (previously filed as Exhibit 3.2 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 4), Commission File No. 333-71684, filed January 4, 2002, and incorporated herein by reference)
4.1	First Supplemental Indenture, among Allied Riser Communications Corporation, as issuer, Cogent Communications Group, Inc., as co-obligor, and Wilmington Trust Company, as trustee. (previously filed as Exhibit 4.4 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 2), Commission File No. 333-71684, filed February 4, 2002)
4.2	Indenture, dated as of July 28, 2000 by and between Allied Riser Communications Corporation and Wilmington Trust Company, as trustee, relating to Allied Riser's 7.50% Convertible Subordinated Notes due 2007. (previously filed as Exhibit 4.5 to our Registration Statement on Form S-4, as amended by a Form POS AM (Post-Effective Amendment No. 1), Commission File No. 333-71684, filed January 25, 2002)
5.1	Opinion of Latham & Watkins LLP as to the legality of the securities°
10.1	Second Amended and Restated Stockholders Agreement of Cogent Communications Group, Inc., dated as of July 31, 2003, (previously filed as 10.1 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)
10.2	Third Amended and Restated Registration Rights Agreement of Cogent Communications Group, Inc., dated July 31, 2003 (previously filed as 10.2 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)

10.3	Exchange Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc., Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems, Inc. and Cisco Systems Capital Corporation, (previously filed as 10.3 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference) Participating Convertible Preferred Stock Purchase Agreement, dated as of June 26, 2003, by and among Cogent Communications Group, Inc. and each of the several Investors signatory thereto (previously filed as 10.3 to our Report on Form 8-K filed on August 7, 2003, and incorporated herein by reference)
10.4	Third Amended and Restated Credit Agreement, dated as of July 31, 2003, by and among Cogent Communications, Inc., Cogent Internet, Inc., Cisco Systems Capital Corporation, and the other Lenders party thereto (incorporated by reference to Exhibit 10.5 of the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, filed with the SEC on August 14, 2003, File No. 001-31227).
10.5	Settlement Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.7 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.6	Exchange Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.8 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.7	Closing Date Agreement, dated as of March 6, 2003, between Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.17 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.8	General Release, dated as of March 6, 2003, Cogent Communications Group, Inc., Allied Riser Communications Corporation and the several noteholders named therein (previously filed as 10.18 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
10.9	Fiber Optic Network Leased Fiber Agreement, dated February 7, 2000, by and between Cogent Communications, Inc. and Metromedia Fiber Network Services, Inc., as amended July 19, 2001 (previously filed as Exhibit 10.1 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.10	Dark Fiber IRU Agreement, dated April 14, 2000, between Williams Communications, Inc. and Cogent Communications, Inc., as amended June 27, 2000, December 11, 2000, January 26, 2001, and February 21, 2001 (previously filed as Exhibit 10.2 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)†
10.11	David Schaeffer Employment Agreement with Cogent Communications Group, Inc., dated February 7, 2000 (previously filed as Exhibit 10.6 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.12	Form of Restricted Stock Agreement relating to Series H Participating Convertible Preferred Stock (previously filed as Exhibit 10.1 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed September 11, 2003, and incorporated herein by reference)
10.13	Cogent Communications Group, Inc. Lease for Headquarters Space by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated September 1, 2000 (previously filed as Exhibit 10.10 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.14	Cogent Communications Group, Inc. Renewal of Lease for Headquarters Space, by and between 6715 Kenilworth Avenue Partnership and Cogent Communications Group, Inc., dated August 1, 2001 (previously filed as Exhibit 10.11 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)

10.15	The Amended and Restated Cogent Communications Group, Inc. 2000 Equity Plan (previously filed as Exhibit 10.12 to our Registration Statement on Form S-4, Commission File No. 333-71684, filed October 16, 2001, and incorporated herein by reference)
10.16	2003 Incentive Award Plan of Cogent Communications Group, Inc. (previously filed as Exhibit 10.1 to our Registration Statement on Form S-8, Commission File No. 333-108702, filed September 11, 2003, and incorporated herein by reference)
10.17	Dark Fiber Lease Agreement dated November 21, 2001, by and between Cogent Communications, Inc. and Qwest Communications Corporation (previously filed as Exhibit 10.13 to our Registration Statement on Form S-4, as amended by a Form S-4/A (Amendment No. 2), Commission File No. 333-71684, filed December 7, 2001, and incorporated herein by reference)†
21.1	Subsidiaries (previously filed as 21.1 to our Annual Report on Form 10-K filed on March 31, 2003, and incorporated herein by reference)
23.1	N/A*
23.2	Consent of Ernst & Young LLP
23.3	Consent of Latham & Watkins (included in opinion filed as Exhibit 5.1°)

†
Confidential treatment requested and obtained as to certain portions. Portions have been omitted pursuant to this request where indicated by an asterisk.
°
To be filed by amendment.
*
In reliance on Rule 437a under the Securities Act, we have not filed a consent of Arthur Andersen to the inclusion in this prospectus of their reports regarding the financial statements of Cogent Communications Group, Inc. and Allied Riser Communication Corporation.